Exhibit 20.1

FCStone Group, Inc.

APPRAISAL OF 100 PERCENT OF THE EQUITY

AS OF AUGUST 31, 2004

RSM McGladrey, Inc.

Business Valuation Services

400 Locust, Suite 640

Des Moines, Iowa

515-558-6600

December 8, 2004

Robert V. Johnson

Executive Vice President

FCStone Group, Inc.

2829 Westown Parkway

Suite 200

West Des Moines, Iowa 50266

RE:	Valuation of FCStone Group, Inc.

Dear Mr. Johnson:

Pursuant to your request, and in accordance with our engagement arrangements, enclosed is our appraisal of 100 percent of the equity of FCStone Group, Inc. (“the Company”) as of August 31, 2004. The purpose of this engagement was to establish our opinion of the fair market value of 100 percent of the equity in the Company in connection with assisting the Company in its determination of the number of shares of common stock to be issued as a result of the proposed restructuring from a cooperative to a regular business corporation.

RSM McGladrey was not requested to and did not assist in determining the manner in which ownership interests will be converted into shares of common stock or in which subscription rights will be issued. Furthermore, RSM McGladrey was not requested to and did not provide an opinion or make recommendations to the Board of Directors or any members of the Company with respect to whether to approve the proposed restructuring and/or exercise any subscription rights received. Further, RSM McGladrey did not express an opinion as to the fairness of any terms of the restructuring including, without limitation, the price per share of the common stock.

Nothing in the appraisal constitutes an opinion regarding the fair market value of any individual ownership interests in the Company. RSM McGladrey expresses no opinion, guarantees, or form of assurance of any kind, expressed or implied, on the potential investment performance of an investment in the Company. Readers of the appraisal should undertake a full due diligence review of the Company and make their own independent determinations of its future prospects, financial or otherwise, and the financial prudence, tax, legal, and all other ramifications of any contemplated transaction and should retain independent and qualified advisors.

Based upon the data, information, and analysis presented in the accompanying appraisal report, it is our opinion that the fair market value of 100 percent of the equity of FCStone Group, Inc., as of August 31, 2004, was $43,100,000.

The accompanying appraisal report describes the information considered, the process of analysis that was followed, and our value conclusion. The appraisal report also sets forth all of the special considerations, assumptions and limiting conditions pertinent to the appraisal and, as such, is an integral component in understanding the value conclusion. The appraisal report should not be distributed or circulated, quoted from or cited in any manner that is not consistent with this purpose.

We are pleased to provide you with the accompanying report regarding this matter and appreciate the opportunity to be of service to you. If you have any questions regarding this report, please contact us at (515) 281-9274.

Sincerely,

RSM McGladrey, Inc.

Yale Kramer, Director
Business Valuation Services Group

Scott Ivers, Director
Business Valuation Services Group

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Table of Contents

TABLE OF CONTENTS

EXECUTIVE SUMMARY	1

COMPANY HISTORY	3

ECONOMIC OVERVIEW AND OUTLOOK	17

INDUSTRY OVERVIEW AND OUTLOOK	20

FINANCIAL ANALYSIS	22

STRENGTHS AND WEAKNESSES	37

VALUATION ANALYSIS	38

VALUATION CONCLUSION	47

Appendix 1: Assumptions and Limiting Conditions	49

Appendix 2: Appraisers’ Certification	51

Appendix 3: Professional Qualifications of Appraisers	52

Appendix 4: Valuation Principles, Methods and Terms	56

Appendix 5: Sources of Information	70

Appendix 6: Economic Overview and Outlook	72

Appendix 7: Industry Overview and Outlook	83

Appendix 8: Discount and Capitalization Rates	87

Appendix 9: Guideline Companies	89

Appendix 10: Industry Mergers and Acquisitions	91

Appendix 11: Endnotes	93

EXHIBITS

Exhibit 1 Financial Statements

Exhibit 1-A – Income Statement
Exhibit 1-B – Balance Sheet
Exhibit 1-C – Pro Forma Income Statement by Business Line
Exhibit 1-D – Ratios

Exhibit 2 Sector Analysis

Exhibit 3 Asset Approach

Exhibit 4 Income Approach

Exhibit 4-A – Income Approach: Earnings Measures
Exhibit 4-B – Income Approach: Capitalization of Adjusted Net Income

Exhibit 5 Summary of Calculations

Page i

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Executive Summary

EXECUTIVE SUMMARY

VALUATION ASSIGNMENT

We have performed an appraisal of 100 percent of the equity of FCStone Group, Inc. (hereinafter referred to as “FCStone” or the “Company”) as of August 31, 2004. The purpose of this engagement was to establish our opinion of the fair market value of the subject company in connection with assisting the Company in its determination of the number of shares of common stock to be issued as a result of the proposed restructuring of the Company from a cooperative to a regular business corporation. The appraisal report should not be distributed or circulated, quoted from or cited in any manner that is not consistent with this purpose.

RSM McGladrey was not requested to and did not assist in determining the manner in which ownership interests will be converted into shares of common stock or in which subscription rights will be issued. Furthermore, RSM McGladrey was not requested to and did not provide an opinion or make recommendations to the Board of Directors or any members of the Company with respect to whether to approve the proposed restructuring and/or exercise any subscription rights received. Further, RSM McGladrey did not express an opinion as to the fairness of any terms of the restructuring including, without limitation, the price per share of the common stock.

Nothing in the appraisal constitutes an opinion regarding the fair market value of any individual ownership interests in the Company. RSM McGladrey expresses no opinion, guarantees, or form of assurance of any kind, expressed or implied, on the potential investment performance of an investment in the Company. Readers of the appraisal should undertake a full due diligence review of the Company and make their own independent determinations of its future prospects, financial or otherwise, and the financial prudence, tax, legal, and all other ramifications of any contemplated transaction and should retain independent and qualified advisors.

STANDARD OF VALUE

The standard of value to be determined is fair market value. Fair market value is defined as:

The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts. 1

Implicit in the definition is the consummation of a sale as of the valuation date and the passing of title from the seller to the buyer under conditions whereby: the buyer and seller are equally motivated and neither has a bargaining advantage over the other; both parties are well informed and advised, and are acting in what they consider to be their own best interest; a reasonable time is allowed for exposure in the open market; payment is made in cash or its equivalent; and the price represents a normal consideration for the interest sold.

The buyer under fair market value is considered to be a “financial” and not a “strategic” buyer; that is, a buyer who contributes operating capital, and management of equivalent competence to that of the current management. This excludes the buyer who, because of other business activities, brings some “value-added” benefits to the company that will enhance the subject being valued and/or the buyer’s other business activities, i.e., being acquired by other companies in the same or a similar industry. This also excludes buyers who are already a shareholder, creditor, or a related or controlled entity that might be willing to acquire the interest at an artificially high or low price due to considerations not typical of the motivation of the arms-length financial buyer.

SOURCES OF INFORMATION

The appraisal has been prepared with reliance on the sources of information detailed in Appendix 5 without independent verification. The information was obtained from Management, public records, and other sources considered to be informed and reliable.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Executive Summary

To gain an understanding of the operations of FCStone, we interviewed Company Management, toured Company facilities, and reviewed Company information. Specifically, we interviewed Paul G. Anderson, President and CEO, and Robert Johnson, Executive Vice President and CFO.

To understand the environment in which the Company operates, we researched the status of and trends in the grain brokerage industry. We also analyzed economic conditions as of the valuation date and anticipated economic trends in the near term to gauge their impact on the Company and the industry in general. Furthermore, we searched for data on public and private companies comparable to FCStone, including merger and acquisition data.

To understand the Company’s financial condition, we completed detailed analyses of the Company’s financial statements. We reviewed financial data on public and private companies in the industry and on the industry as a whole, and compared the Company’s operating results with these data.

SUMMARY OF RESULTS

Based on the data, information, and analysis presented in the report, it is our opinion that as of August 31, 2004, the fair market value of FCStone Group, Inc., was approximately $43,100,000.

In making the above determination, we considered the various appraisal methods within the market approach, the income approach, and the asset approach. After analyzing the specific facts and circumstances, we relied primarily upon the capitalization of earnings method within the income approach, giving some consideration to the asset approach, and utilizing market data as support for the income approach, as we were unable to employ a market method directly as a means of establishing value.

ASSUMPTIONS AND LIMITING CONDITIONS

The appraisal is subject to the Statement of Assumptions and Limiting Conditions set forth in Appendix 1. These assumptions and limiting conditions are an integral component in understanding the value conclusion.

APPRAISER CERTIFICATION AND QUALIFICATIONS

The appraisal has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice, the Principals of Professional Appraisal Practice and Code of Ethics, and the Business Valuation Standards of the American Society of Appraisers. The appraisers’ signed certification is provided in Appendix 2. A summary of the appraisers’ qualifications is included in Appendix 3.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

COMPANY HISTORY

An understanding of a company’s history is fundamental to developing reasonable expectations about a company’s prospects. The history of a corporate enterprise will show its past stability or instability; its growth or lack of growth, the diversity or lack of diversity of its operations, and other facts needed to form an opinion of the degree of risk involved in the business. The history studied should include the nature of the business, its products or services, its operating and investment assets, capital structure, plant facilities, and management. Events of the past that are unlikely to reoccur in the future should be discounted, since value has a close relation to future expectancy. Consideration of a company’s history, as required by Internal Revenue Service Revenue Ruling 59-60, the Uniform Standards of Professional Appraisal Practice and the Business Valuation Standards of the American Society of Appraisers, is therefore an important part of the business valuation process.

BUSINESS DESCRIPTION

FCStone Group, Inc. is engaged in the commodity business, with an emphasis on commodity risk management services. Originally organized in 1978 as Farmers Commodities Corporation, a subsidiary of Agri Industries, the Company became a stand-alone organization in 1986. After the July 2000 purchase of certain assets of Saul Stone and Company and River Brokerage, Inc., a clearing firm with operations at the Chicago Mercantile Exchange, the New York Board of Trade, and the New York Mercantile Exchange, the Company reorganized to a holding company format. The Company, which changed its name to FCStone Group, Inc. in January 2002, has a stated goal to provide its customers with the platforms, instruments, and information to initiate and execute strategies that enhance their operations by minimizing commodity risk and maximizing operational margins.

History

While the Company’s corporate roots date back to 1978 when it incorporated in the State of Iowa, its operational history dates back more than 80 years. In order to understand the Company’s current breadth of commodity risk management, we have highlighted key events in the Company’s evolution over the past eight decades.

1924—	Saul Stone & Company was formed by founder Saul Stone. Saul Stone & Company’s original operations were as a door-to-door egg wholesaler. Subsequent to formation, Saul Stone & Company gradually diversified into trading and hedging all types of commodities, including eggs, butter, meats, and grains.

1929—	The Farmers Grain Dealers Association of Iowa, a farmer owned cooperative, was formed. Farmers Grain Dealers Association of Iowa subsequently changed its name to American Grain and Related Industries—A Farmer Owned Cooperative (“AGRI Industries”).

1930—	During the 1930s, Saul Stone & Company became one of the first clearing members of the Chicago Mercantile Exchange.

1955—	The Farmers Grain Dealers Association of Iowa (AGRI Industries) purchased a seat on the Chicago Board of Trade.

1968—	The Farmers Grain Dealers Association of Iowa (AGRI Industries) began offering futures based hedging services to its members.

1970—	During the 1970s, Saul Stone & Company became one of the major innovators on the International Monetary Market, bringing financial futures to the forefront of the industry.

1978—	Farmers Commodities Corporation (“FCC”) began operations. It was formed by its parent company, AGRI Industries, to accommodate the need for grain hedging brokerage services for the local cooperative system.

1983—	FCC became a clearing member of the Kansas City Board of Trade.

1985—	FCC purchased its first seat on the Chicago Board of Trade.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

1986—	FCC became a stand-alone organization, owned by local cooperative members.

1987—	Saul Stone & Company expanded its clearing operations to include the Chicago Board of Trade, specializing in guaranteeing trader/members to the exchange as well as servicing Saul Stone & Company’s growing retail business.

1988—	FCC gained full clearing-member status at the Chicago Board of Trade. The Company also developed and implemented the Integrated Risk Management Program (“IMP”) and added back office operations in its Chicago office to facilitate its rapidly growing volume of trades.

The Company organized its energy division.

1990—	By 1990, Saul Stone & Company had expanded its clearing operations to include all major futures exchanges in New York. Having member status and full back office operations at these various exchanges afforded Saul Stone & Company’s wholesale, institutional, and retail customers full service clearing and execution.

1991—	Farmers Grain Dealers, Inc. (“FGDI”) was organized to facilitate and assist its members in cash grain merchandising.

1992—	FGDI expanded into the eastern cornbelt and initiated its specialty soybean and grain identity preservation program.

1996—	Farmers Commodities Transportation Company (“FCTC”) was organized and built $55 million worth of grain hopper railcars. This fleet of railcars was committed to the Union Pacific Railroad (“UP”) guaranteed rail pool, making it one of the largest participants in the UP’s program.

1998—	FGDI formed an alliance with Hurley & Associates, a farmer risk management company, to assist local elevators with producer marketing programs.

1999—	Pete Anderson was named President and CEO after Harold Richard passed away.

2000—	FCC invested in Lehi Mill, LLC, a value-added company, giving FCC a 25 percent ownership stake.

On July 1, FCC purchased Saul Stone & Company. Following this acquisition, the Company was reorganized as a new corporation called FCStone Group, Inc., which became the parent company of all affiliated organizations.

FGDI becomes a limited liability company with a minority interest acquired by subsidiaries of Mitsubishi Corporation.

2001—	FCStone completed an extensive strategic planning process that spanned 14 months and targeted organizations up the value chain that included the livestock industry, milling and processing, food industry, transportation, manufacturing, importing, and exporting. The Company’s stated strategic mission was to link its members’ origination base to the demand of the consumer.

2004—	FCStone Group opened a new commodity finance unit designed to function at the convergence of the banking, commodity, capital, and insurance markets. The unit is co-owned by FCStone and Sowood Commodity Partners Fund, LP.

CURRENT OPERATIONS

FCStone operates through a number of wholly-owned and majority-owned subsidiaries with offices and facilities in twelve states and in Canada. The Company’s principal business activities consist of four operating segments as follows:

Commodity and Risk Management Services

The Company works with a broad spectrum of domestic and international customers to help manage commodity-related risks. Initially, the Company targeted grain marketing for domestic elevators, but its service programs now handle a much broader client base, including: grain and livestock producers; ingredient users; handlers, processors

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

and manufacturers; companies involved in the energy complex; commodity end users; and others with commodity-related activities.

The Company’s primary business in this segment is to offer commodity risk management services to its customers using futures, options, and other derivative instruments. The Company’s principal operating subsidiary is FCStone, LLC, a wholly-owned Iowa limited liability company registered with the Commodity Futures Trading Commission (“CFTC”) as a Futures Commission Merchant (“FCM”). Customer accounts maintained in this segment are primarily used by customers for hedging as a part of their commodity merchandising and acquisition programs. FCStone, LLC also acts as a broker for physical grain, fertilizer, and energy commodities and offers related transportation services. Over-the-counter commodity swaps and trade options are brokered by FCStone, LLC with the Company’s wholly owned limited liability company, FCStone Trading, LLC, as counterparty. The Company offers a full range of consulting, brokerage, and transaction services through its staff of risk management consultants, supported by systems used to gather, disseminate, and utilize commodity market information and intelligence.

The Company provides clearing and execution services on each of the major U.S. futures exchanges to commercial, professional, institutional, and retail clients. The Company is a member of the National Futures Association (“NFA”) and is a member of the following exchanges:

•	Chicago Board of Trade,

•	The Clearing Corporation,

•	EUREX,

•	Chicago Mercantile Exchange,

•	NY Clearing Corporation,

•	New York Board of Trade, and its divisions: Coffee, Sugar and Cocoa Exchange, Inc., and the New York Cotton Exchange,

•	The New York Futures Exchange,

•	FINEX,

•	The New York Mercantile Exchange and its divisions; New York Mercantile Exchange and Commodity Exchange, Inc.,

•	The Minneapolis Grain Exchange, and

•	The Kansas City Board of Trade.

The Company serves its clients by providing access to the over-the-counter and physical markets, primarily through FCStone Trading, LLC. This subsidiary consolidates the buying and selling power of clients, enabling them to conduct physical transactions and off-exchange transactions where the LLC acts as principal, which are in turn offset by corresponding transactions with leading trading companies, financial institutions, and market makers. Although the Company acts as principal in these transactions, it does not take physical or derivative positions for the Company’s own account; rather, the Company places transactions back-to-back between its customers and the larger firms with which the Company maintains relationships. The Company obtains credit risk insurance or credit risk swap coverage with respect to its major derivative counterparties to protect against the possibility that a counter-party does not perform on its commitment. This protection lessens the risk associated with off-exchange commodity transactions.

A major component of the Company’s risk management services is consulting with customers to develop risk management programs by analyzing and assessing each customer’s individual business operations and specific needs. The most comprehensive level of service offered is provided under the Integrated Risk Management Program (“IRMP”). The IRMP is a fee-based program that is based on the philosophy of providing conservative risk management products to manage commodity and financial risk as well as adding profitability to customers’ bottom lines. There are approximately 500 accounts that are on the IRMP, domestically and internationally. IRMP is a program that quantifies the commodity and financial risks of the customer by determining relevant factors including historic revenue and expenses, physical outputs and usage, operating capacity and annual volumes. The Company

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

then takes that information and constructs a strategic marketing plan that covers the next 12 months of business. The Company consultants are then responsible for providing recommendations and helping to manage the strategies.

FCStone also provides transportation risk management services and other information used to manage the logistics of transporting commodities. The Company holds short-term contracts and manages long-term contracts for significant transportation assets, allowing it to reach broader markets and obtain optimum pricing for clients requiring commodities transportation services.

The Company has various subsidiaries that support its commodity and risk management business by offering related services, including: brokerage of customer funds into money market mutual funds; a specialized introducing broker program that allows customers to introduce futures accounts for farm producers; a real-time quote service offered in the Peoples Republic of China; and retail foreign exchange trading.

Clearing and Execution Services

The Stone Division of FCStone, LLC, offers low-cost clearing and direct execution services to professional, commercial, institutional, and retail customers including services under the service name Futures Direct®. The Futures Direct® program provides an efficient method of order entry to qualified clients by providing direct access to the trading floor.

Grain Merchandising

The Company acts as a dealer in, and manager of, physical grain and fertilizer through a majority interest in FGDI, LLC, a Delaware limited liability company. FGDI, LLC acts as a grain dealer in United States and international markets, primarily in Canada, Latin America, and the Far East, and also manages a pool of grain originated by a group of elevators in Texas. FGDI, LLC provides links between suppliers and purchasers of grain products through its network of contacts in the industry. Specifically, FGDI, LLC serves manufacturers, processors, and other users of grain products by assembling grain requirements and providing delivery thereof, both domestically and internationally. FGDI, LLC also has access to a large network of agricultural origination sources allowing it to assemble and deliver specialty crops in quantities demanded by large-scale processors and end-users. FGDI, LLC maintains physical control over the grains at each critical stage in the assembling and shipping process, allowing it to meet the quality control standards of its customers. FGDI, LLC’s activities are supported by various facilities, the most significant of which are a leased export terminal facility at the port of Mobile, Alabama, and a fleet of leased rail cars.

FGDI, LLC is a joint venture between the Company and subsidiaries of Mitsubishi Corporation. FCStone owns 70 percent of the joint venture and has the right to appoint four members of the management committee. Mitsubishi Corporation owns the remaining 30 percent interest in the venture and has the right to appoint one member of the management committee. FCStone is in charge of the day-to-day operations of FGDI, LLC and generally controls the venture. Mitsubishi Corporation is a significant customer for grain sold by FGDI, LLC and is contractually obligated to support use of FGDI, LLC’s Mobile, Alabama facility by providing a minimum volume of transactions.

Financial Services

FCStone offers financing and facilitation for customers to carry commodities through its wholly-owned subsidiary, FCStone Financial, Inc., and its majority ownership of FCStone Merchant Services, LLC. The primary activities of FCStone Financial, Inc. is entering into sale/repurchase agreements whereby it purchases grain evidenced by warehouse receipts subject to a simultaneous agreement to resell such grain back to the seller at a later date. FCStone Financial, Inc. also has railcars under lease that it subleases to the Company’s customers, but the margin from such activity is included in the Commodity and Risk Management Services segment.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

FCStone Merchant Services, LLC expects to do similar transactions in energy, grain, and other commodities, as well as transactions where it shares in commodity profits with customers in exchange for financial support, but it is newly formed and does not have any material operating history.

FACILITIES

The Company leases office space for its principal business operations. FCStone’s corporate headquarters is located in West Des Moines, Iowa, and its leased space is approximately 18,600 square feet. This lease is in place until December 31, 2009. The Company has other offices in Chicago and Bloomington, Illinois; New York, New York; Kansas City and St. Louis, Missouri; Omaha, Nebraska; Minneapolis, Minnesota; Roy, Utah; Atlanta, Georgia; Indianapolis, Indiana; Spirit Lake, Iowa; Bowling Green, Ohio; and Summit, New Jersey. FCStone also has established representative offices in Beijing and Dalian in the Peoples Republic of China. All of the Company’s offices and other principal business properties are leased.

FCStone has a major leased grain facility located at the port of Mobile, Alabama, and other leased grain facilities located in Indiana and Ontario, Canada. The Company owns another facility located in Columbus Grove, Ohio.

The Company’s Mobile facility consists of facilities for unloading of rail shipments, temporary storage, and loading of ocean-going vessels. The facility is leased from the State of Alabama for a term expiring December 1, 2012. An expansion of the storage available at Mobile was under construction at the valuation date, financed by an offering of $5.5 million in industrial development revenue bonds that are recognized as a capitalized lease for accounting purposes, supported by the lease and letters of credit which FGDI, LLC has guaranteed. The Company’s obligations at Mobile were supported by an agreement with FGDI, LLC’s minority owner (Mitsubishi Corporation) to purchase a minimum volume of grain through the facility.

REGULATORY MATTERS

FCStone and its various subsidiaries is regulated by several agencies and self-regulatory organizations in connection with various aspects of its business. Compliance with these regulations is material to the Company’s operations. The following describes the material licenses and registrations that the Company maintains.

•	FCStone, LLC is a registered Futures Commission Merchant with the CFTC and a member of the NFA, both of which have regulatory authority over the Company. FCStone, LLC is also a member of all major U.S. futures exchanges. The Chicago Mercantile Exchange is its Designated Self-Regulatory Organization for regulatory purposes and the Company considers the Chicago Mercantile Exchange to be its primary regulator for FCStone, LLC. The Chicago Mercantile Exchange performs an annual audit of FCStone, LLC’s activities.

•	FCStone Investments, Inc., is registered as a commodity pool operator with the NFA. FCStone Advisory, Inc. is registered with the NFA as a commodity trading advisor for market commentary.

•	FCStone Forex, LLC, is subject to limited regulations as a retail foreign exchange dealer because it is considered a material affiliated person of FCStone, LLC, a registered FCM.

•	FCC Futures, Inc., and Westown Commodities, LLC, are guaranteed introducing brokers registered with the NFA.

•	FCC Investments, Inc. is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers (“NASD”). FCC Investments must file annual FOCUS reports with the SEC and is subject to the various rules and regulations of the NASD.

•	FGDI, LLC is licensed as a grain dealer in North Dakota, South Dakota, Nebraska, Minnesota, Indiana, Michigan, Ohio, Kentucky, Georgia, Alabama, and Ontario, Canada. FGDI, LLC also has a Canadian Federal License for grain dealing. FGDI, LLC is registered as an exporter of grain with the United States Department of Agriculture.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

•	In addition, the Company is subject to the general legal and regulatory provisions applicable to trading services and commodities dealing.

COMPETITION

FCStone competes with a large number of firms in the area of exchange traded futures and options execution and in the area of over-the-counter transactions. The Company competes primarily on the basis of price and value of service. The Company’s competitors in the area of exchange-traded futures and options include international brokerage firms, national brokerage firms, regional brokerage firms (both cooperatives and non-cooperatives), as well as local introducing brokers, with competition driven by price and level and quality of service. Many of these competitors offer over-the-counter programs as well.

In addition, there are a number of financial firms and physical commodities firms that participate in the over-the-counter markets, both directly in competition with the Company and indirectly through firms such as FCStone. The Company competes in the over-the-counter market by making specialized over-the-counter transactions available to its customers in lot sizes smaller than those usually offered by major counterparties.

On the consulting side of the Company’s operations, Management is not aware of any firm that provides a service equivalent to that available from the Company. FCStone’s employees are in constant contact with their customers and make frequent recommendations that are designed for the purpose of educating the customer on how to best use the available tools and strategies to manage their risk and maximize their bottom line margins.

The grain merchandising business segment competes for both the purchase and sale of grain. Competition is intense and margins are low. The Company’s major competitors have substantially greater financial resources than FCStone, but Management believes that its relationships with cooperative customers gives the Company a broad origination capability.

The grain merchandising business segment competes for grain sales based on price, services, and the ability to provide the desired quantity and quality of grains. The Company’s grain merchandising operations compete with numerous grain merchandisers, including major grain merchandising companies such as Archer-Daniels-Midland; Cargill, Incorporated; CHS, Inc.; ConAgra; Bunge; and Louis Dreyfus, each of which handle grain volumes of more than one billion bushels annually.

In the financial services segment, FCStone competes with traditional lenders, including banks and asset based lenders. In addition, the Company also competes with specialized investment groups that seek to earn an investment return based on commodities transactions. FCStone competes on price and service and by managing commodity risks that traditional lenders may seek to avoid.

EMPLOYEES

As of the valuation date, FCStone employed 400 people. Of this total, Commodity and Risk Management Services had 180 employees; Clearing and Execution Services had 103 employees; Grain Merchandising had 85 employees; Financial Services had 2 employees, and Corporate had 30 employees. Management believes their relationship with its employees is good, and it has not suffered any work stoppages or labor disputes. None of the Company’s employees operate under a collective bargaining agreement. Many of its employees are subject to employment agreements. It is the current policy of the Company to obtain an employment agreement which contains non-competition provisions from each risk management consultant, but there are some with whom the Company does not have such agreements.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

BOARD OF DIRECTORS

The Company’s business and affairs are governed by its board of directors, which consists of ten directors. The board of directors has full authority to act on behalf of the Company. The board acts collectively through meetings, committees, and Senior Management members it appoints.

Under the Company’s current amended and restated bylaws, there are ten directors divided into three classes. Class I has eight directors, who are nominated by the holders of Class A and Class B common stock. Class II has one director, who is nominated by the twelve largest stockholders of the Company, such stockholders being determined on the basis of the combined par value of the common and preferred stock held. Class III has one director, who is nominated by the board of directors. Class I directors are nominated by stockholders on a regional basis. All Class I directors must be residents of the region from which they are nominated and be employees of stockholders from such region.

•	One Class I Director is a resident of and nominated by the Eastern Region, which includes Florida, Georgia, Alabama, South Carolina, North Carolina, Virginia, Tennessee, Kentucky, West Virginia, Maryland, Delaware, Pennsylvania, New York, Connecticut, Rhode Island, Massachusetts, Vermont, New Hampshire, Maine, Ohio, Indiana, Michigan and Ontario, Canada.

•	Three Class I Directors are residents of and nominated by the Central Region, which includes Louisiana, Mississippi, Arkansas, Missouri, Illinois, Iowa and Wisconsin.

•	Two Class I Directors are residents of and nominated by the Northwestern Region, which includes Minnesota, North Dakota, South Dakota, Nebraska, Colorado, Wyoming, Montana, Idaho, Nevada, California, Oregon, Washington, Alaska, and Hawaii. It also includes Manitoba, Saskatchewan, Alberta, and British Columbia, Canada.

•	Two Class I Directors are residents of and nominated by the Southwestern Region, which includes Kansas, Oklahoma, Texas, New Mexico, Arizona and Mexico.

The areas making up each region are set forth in the Company’s bylaws. At least three months prior to the annual meeting of stockholders, the board of directors appoints a nominating committee for each region that will be electing a board member at that election. The nominating committee for each region consists of three individuals who meet the qualifications to be a Class I director for such region and are employed by a stockholder. The nominating committee, after consideration of any person put forth by a stockholder of their region or any person that it otherwise deems qualified, provides the board at least two and not more than three director candidates for their region. These nominees are then placed on a written nominating ballot for the region it represents. The nominating ballot is delivered at least 10 days and no more than 60 days prior to the annual meeting of stockholders with an instruction for each stockholder to vote for one nominee and return the ballot to the Company by a specified date before the annual meeting. The person receiving the highest number of votes on the nominating ballot is nominated for election at the annual meeting. In the event of a tie, the Chairman of the Board will provide the tie-breaking vote.

The Class II Director nomination process is also unique. To nominate the Class II director, the Company solicits each of the Company’s large stockholders for nominations for election. Any person nominated by at least two large stockholders is placed on a written nominating ballot. The nominating ballot is delivered at least 10 days and no more than 60 days prior to the annual meeting of stockholders with an instruction for each large stockholder to vote for one nominee and return the ballot to the Company by a specified date before the annual meeting. The person receiving the highest number of votes on the nominating ballot is nominated for election at the annual meeting. In the event of a tie, the chairman of the board will provide the tie-breaking vote.

The Class III Director is nominated by the board of directors. There are no specific qualifications for the Class III nominee.

After the nomination process is completed and the individuals are placed on the ballot for the election at the annual meeting, the directors are elected by a majority vote of stockholders in the aggregate (one vote for each share of common stock) and not on the basis of region or ownership percentage. The Company solicits proxies to vote in favor of the nominations established in the above-described process.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

Class I, Class II and Class III Directors are further divided into three classes to serve three-year staggered terms. All directors hold office until their successors are elected and qualified. No decrease in the number of directors may have the effect of shortening a term of an incumbent director.

Compensation of Directors

The board of directors meets from time to time at such time and place as may be fixed by resolution adopted by a majority of the board of directors. Members of the board of directors receive a per diem payment of $300 for each activity on behalf of the Company, as well as direct reimbursement of travel expenses related to service on the board of directors.

Current members of the Company’s board of directors include:

Bruce Krehbiel, the Company’s current chairman, has served as a Class I Director since 1988. Mr. Krehbiel is the manager of the Kanza Cooperative in Luka, Kansas, where he has worked since 1986. Mr. Krehbiel has held director positions on the boards of the Midwest Chapter of the National Society of Accountants for Cooperatives, CenKan, LLC, and Agri-Business Benefit Group. Mr. Krehbiel’s current director term expires in 2005.

Jack Friedman, the Company’s vice chairman, has served as a Class I Director since 1996. Mr. Friedman is the manager of the Swiss Valley Ag Center in Monticello, Iowa and has been with that group for 28 years. For the past 12 years, Mr. Friedman has served as manager of Swiss Valley. Mr. Friedman has held directorships on the Industrial Telecommunications Association Board and the Land O’Lakes Feed Advisory Council. He currently serves on the board of the Iowa Institute of Cooperatives and the Dyersville Planning and Zoning Board. Mr. Friedman’s current director term expires in 2004.

Eric Parthemore, the Company’s Secretary and Treasurer, has served as a Class I Director since 1996. Mr. Parthemore has served as the president and chief executive officer of the Farmers Commission Company in Upper Sandusky, Ohio, since 1996. For the previous five years, he was the general manager of U.S. Commission Company. Mr. Parthemore is currently a member of the Ohio Agricultural Economic Development Council and was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio. Mr. Parthemore is a director on the Ohio Agra Business Association and serves as a trustee of the OABA Education Trust. Mr. Parthemore’s current director term expires in 2004.

Rolland Svoboda, who previously served as a director from January 1999 to January 2002, is currently serving a term as a Class I Director that commenced in January 2004. Mr. Svoboda is the general manager of Pro Cooperative in Gilmore City, Iowa, where he has worked since 1999. Prior to his current position, Mr. Svoboda served for five years as the general manager of Farmers Coop in Hemingford, Nebraska. Mr. Svoboda’s current director term expires in 2006.

Tom Leiting has served as a Class I Director since 1997. Mr. Leiting is the manager of the River Valley Cooperative in Clarence, Iowa, where he has been employed by that company or one of its parent companies for the past 17 years. Prior to his position with River Valley, Mr. Leiting was employed by Swiss Valley Farms Services for eight years. Mr. Leiting is currently a member of the Associated Benefits Corporation board of directors. He is an advisory committee member for Land O’Lakes. Mr. Leiting’s current director term expires in 2005.

Ron Hunter has served as a Class I director since 2002. Mr. Hunter is the general manager of Ag Valley Cooperative in Edison, Nebraska, and has been with Ag Valley since 1997. Prior to his service with Ag Valley, Mr. Hunter worked for Crestland Cooperative from 1990 to 1997. Mr. Hunter is currently a director on the board of the NIK Nonstock Marketing Cooperative. He has also previously held a directorship with the Nebraska Coop Managers Association. Mr. Hunter’s current director term expires in 2004.

Doug Derscheid, a Class I Director since 2003, is the manager of the Central Farmers Cooperative in O’Neill, Nebraska, where he has been employed for the past 12 years. Prior to his work with Central Farmers, Mr. Derscheid was the general manager of Farmers Cooperative Elevator in Plymouth, Nebraska for seven years. Mr. Derscheid is currently Chairman of the Board of Cooperative Mutual Insurance Company and is the treasurer for the O’Neill

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

Airport Authority. Mr. Derscheid is also a board member of the Nebraska Propane Gas Association and a Trustee for the Nebraska Managers Association. Mr. Derscheid’s current director term expires in 2005.

Kenneth Hahn has been a Class I Director since 2002. Mr. Hahn is the general manager of Planters Cooperative in Lone Wolf, Oklahoma, a company he has been with for a total of 30 years; 22 years as manager and 8 years as assistant manager. Mr. Hahn has held director positions with the Coop Retirement Board, Oklahoma Coop Ginners Board, and the Oklahoma Grain and Feed Association. Mr. Hahn’s current director term expires in 2006.

Brent Bunte has been a Class II Director since 2000. Mr. Bunte is the manager of the New Cooperative in Fort Dodge, Iowa, a Class B member of FCStone, and has been with New Cooperative for 20 years. Mr. Bunte has held directorships with First American Bank and Associated Benefits Corporation. Mr. Bunte’s current director term expires in 2005.

Dave Reinders, who has served as a Class III Director since 2001, is the general manager of Sunray Co-op in Sunray, Texas, a position he has held since January 2004. Prior to his service at Sunray Co-op, Mr. Reinders was general manager of United Farmers Coop in George, Iowa, for ten years. Mr. Reinders was formerly a director of the Iowa Institute of Coops, the Iowa Agri Business Association and Land O Lakes. Mr. Reinders’ current director term expires in 2006.

SENIOR MANAGEMENT

In addition to the Company’s board of directors, FCStone and its affiliates employs a staff of executives to manage the day-to-day business of the Company, including the following senior executives:

Paul G. Anderson has been employed by the Company since 1988 and has served as President and CEO since 1999. Prior to becoming president, Mr. Anderson was the Company’s vice president of operations. Mr. Anderson is the past president of the Kansas Cooperative Council and past founding chairman of the Arthur Capper Cooperative Center at Kansas State University. Mr. Anderson sits on the board of directors of Associated Benefits Corporation and is a member of the National Council of Farmer Cooperatives, the National Feed and Grain Association, and several other state associations.

Stephan Gutierrez has been employed as executive vice president and chief operating officer of the Company since 2002. He also serves as president of the Company’s subsidiary, FCStone Trading, LLC. Prior to his positions with FCStone, Mr. Gutierrez worked at Cargill as a trader and trading manager. Mr. Gutierrez has 29 years of experience in trading, risk, and asset management with respect to multiple commodities.

Robert V. Johnson has been employed as the chief financial officer of the Company since 1987. Prior to his position with the Company, Mr. Johnson was the corporate controller for Heritage Communications, Inc. a publicly traded cable television company. Mr. Johnson is a member of Financial Executives International, the Iowa Society of CPAs, and the American Institute of CPAs.

Jeff Soman has been employed as executive vice president of FCStone, LLC since 2000. Mr. Soman has over 25 years of experience managing the clearing, internal risk management, and brokerage facilities of several major brokerage firms. During the last 15 years, he has worked in this capacity for FCStone, LLC or one of its predecessor companies.

Steven Speck has served as the president and CEO of FGDI, LLC since 2001. Prior to 2001 he served as the vice president-specialty crops of the Company for 9 years.

Executive Compensation

The goal of the Company’s executive compensation policy has been to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance, and the creation of member/stockholder value, while at the same time motivating and retaining key employees. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

Employment Agreements

The Company has the following employment agreements with its senior managers:

•	Pete Anderson, the Company’s CEO, has signed an employment agreement that runs for unlimited successive annual terms. Each annual term ends on the date of the Company’s annual meeting. Either party may either terminate the agreement or convert it into an employment at will arrangement by notifying the other party of such intention within 10 days after the date of the annual meeting. During an annual term, the agreement may be terminated by the Company for cause, by the CEO for good reason, or upon the death of the CEO. There is no provision of the agreement that provides for severance payments to the CEO upon termination of the agreement.

•	All of the Company’s other senior executive officers have signed agreements that provide that their employment is at will. These agreements may be terminated at any time and the Company is not obligated to make severance payments to the officer. The agreements contain a non-competition provision that runs for periods ranging from one year to eighteen months after termination.

OWNERSHIP

The Company operates as a nonexempt cooperative under Sections 1381 through 1388 of the Internal Revenue Code. The Company has an equity plan whereby each member’s individual contribution to equity is determined by reference to its individual volume of futures business with FCStone, LLC or grain merchandising business with FGDI, LLC.

This is achieved by the distribution of non-cash current patronage in the form of preferred stock. Current patronage is paid as 40 percent in cash, with the balance allocated:

•	First to offset amounts unpaid on subscriptions of Class A common stock (Class B common stock is paid in full as a condition of membership);

•	Second, in the form of distribution of Series I preferred stock to meet minimum Series I preferred stock requirements as provided in the plan;

•	Third, paid in the form of distribution of Series II preferred stock for remaining FGDI, LLC patronage to meet minimum Series II preferred stock requirements; and

•	Fourth, any remaining balance is payable in cash to the extent the board of directors determines that the Company has sufficient resources to make such payment consistent with prudent business practice.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

The following table furnishes information, as of August 31, 2004, regarding beneficial ownership of FCStone’s common and preferred stock by the Company’s largest stockholders and directors:

Largest Shareholders	Class A Common Stock		Class B Common Stock		Preferred Stock
Heartland Cooperative	—	—	1	20%	117.72	0.91%
Farmers Cooperative Co.	—	—	1	20%	160.00	1.23%
West Central Cooperative	—	—	1	20%	236.40	1.82%
Farmland Industries	—	—	1	20%	931.33	7.16%
New Cooperative	—	—	1	20%	112.60	0.87%
Swiss Valley Ag Center (Class I Director)	1	0.21%	—	—	80.98	0.62%
Kanza Cooperative (Class I Director)	1	0.21%	—	—	75.02	0.58%
River Valley Cooperative (Class I Director)	1	0.21%	—	—	102.98	0.79%
The Farmers Commission Company (Class I Director)	1	0.21%	—	—	33.00	0.25%
Sunray Co-op (Class III Director)	1	0.21%	—	—	30.72	0.24%
Pro Cooperative (Class I Director)	1	0.21%	—	—	115.82	0.89%
Central Farmers Cooperative (Class I Director)	1	0.21%	—	—	149.23	1.15%
Ag Valley Cooperative (Class I Director)	1	0.21%	—	—	104.04	0.80%
Planters Cooperative (Class I Director)	1	0.21%	—	—	42.86	0.33%

Total largest shareholders & directors	9	1.87%	5	100%	2,292.70	17.64%

Total Outstanding Shares	482	100%	5	100%	13,000	100%

As of the valuation date, no officer of the Company held any shares of stock. However, following is a listing of officers and directors who have other relationships with the Company’s shareholders:

•	Class II Director Brent Bunte is manager of New Cooperative in Fort Dodge, Iowa.

•	Vice Chairman and Class I Director Jack Friedman is manager of Swiss Valley Ag Center in Monticello, Iowa.

•	Chairman and Class I Director Bruce Krehbiel is manager of Kanza Cooperative in Luka, Kansas.

•	Class I Director Tom Leiting is manager of River Valley Cooperative in Clarence, Iowa.

•	Secretary, Treasurer, and Class I Director Eric Parthemore is president and CEO of The Farmers Commission Company in Upper Sandusky, Ohio.

•	Class III Director Dave Reinders is general manager of Sunray Co-op in Sunray, Texas.

•	Class I Director Rolland Svoboda is general manager of Pro Cooperative in Gilmore City, Iowa.

•	Class I Director Doug Derscheid is manager of Central Farmers Cooperative in O’Neill, Nebraska.

•	Class I Director Ron Hunter is general manager of Ag Valley Cooperative in Edison, Nebraska.

•	Class I Director Kenneth Hahn is manager of Planters Cooperative in Lone Wolf, Oklahoma.

Proposed Restructuring: Purpose of the Appraisal

The board of directors of the Company and its Senior Management have proposed a significant structural change to the Company’s form of business. The restructuring will be effected by converting the existing shares of common and preferred stock and patronage-based rights in the Company into shares of a new class of common stock, and by amending the Company’s articles of incorporation and bylaws to terminate the Company’s cooperative status and end the patronage-based rights accruing to the Company’s members.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

In the restructuring, existing member stock consisting of Class A and Class B common stock, and/or preferred stock will be converted into shares of a new class of common stock. Generally, each shareholder will receive one share of new common stock for each $10.00 in current stock held, after giving effect to the application of patronage dividends for the fiscal year ended on August 31, 2004. Patronage based rights of members as of August 31, 2004 will be converted into shares of new common stock and nontransferable subscription rights based on a formula that takes into account the appraised value of the Company and the last three years of patronage by each member. The subscription rights will permit stockholders to purchase 100 additional shares of new common stock for each 200 shares of new common stock received in the conversion of patronage-based rights at a cost of $10.00 per share. Additional investment in the Company will be solicited from existing shareholders, and Management anticipates that an employee stock ownership plan (“ESOP”) will be established.

These transactions will result in an offering of the new common stock to the Company’s existing common and preferred shareholders. The new common stock of the Company will remain subject to substantial restrictions on transfer. No public market currently exists for these securities and no public market is expected to develop for these securities.

The total number of shares of new common stock to be distributed will be determined by dividing the fair market value of the Company, as determined by this appraisal, by $10.00. Each member’s existing stock ownership represented by common stock or subscriptions, and preferred stock will be converted by distribution of shares of new common stock at a conversion rate of one share of new common stock per $10.00 in current stock held. The remaining shares of new common stock will be distributed based on each member’s pro-rata share of patronage determined by a formula based on patronage for the last three fiscal years, including the year ending August 31, 2004. In the case of Class A members, the formula utilizes the actual patronage paid during the three-year period. In the case of Class B members, the patronage will be limited to $1.35 per round turn trade, which is less than the patronage paid to those members.

Historically, the commissions paid by Class A and Class B members have not been comparable. As a result, the patronage amounts paid are not comparable between the two classes. The patronage amount for Class B members was adjusted downward by the Company to arrive at a more accurate reflection of the relative patronage. The formula to be used is intended by the Company to fairly allocate shares of new common stock between the two classes of members.

As part of an on-going analysis of the business, the board of directors and senior Management have identified several primary factors which led them to recommend the proposed restructuring to the stockholders. They include:

•	Given the competitive nature of the industries in which the Company does business, Management believes that the Company will need significant capital resources to fund on-going and future activities. If the business were to continue operating on a cooperative basis, its ability to raise and retain capital would be limited. After the restructuring, the Company will be able to issue common equity more freely and have the flexibility to raise new capital in a timely fashion.

•	Management expects the restructuring to afford greater flexibility to retain earnings and to position the Company to have greater access to capital, both of which Management believes are necessary to allow the business to keep pace with the growth, consolidation and cost structure within the commodities/futures industry. The restructuring will allow the Company to form an ESOP and to issue nontransferable subscription rights to purchase additional shares of new common stock in connection with the restructuring, the proceeds of which will increase the Company’s capital and improve the balance sheet.

•	Management believes that the restructuring may improve the liquidity of the owner’s investment in the Company. Currently, common and preferred stock may be transferred only as an incident of membership in the Company. After the restructuring, a stockholder may transfer its common shares to (a) any other holder of common shares (unless the transferee would hold more than five percent of the issued and outstanding shares of common stock after the transfer), or (b) any person approved in advance by the board of directors. In addition, it is the current intention of the board of directors to redeem a limited number of common shares every year, although the board will not be obligated to redeem any shares.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

•	Management believed that the likely tax impact of the restructuring upon the Company and its stockholders, the loss of the patronage dividend deduction, and the additional costs of being a public company are acceptable, given the expected benefits to both the business enterprise and the Company’s stockholders.

•	Growth of the business with non-members has reduced the significance of its cooperative status and pushed it closer to the boundaries of the definition of a cooperative under applicable law.

•	The restructuring will allow the Company to make distributions to its stockholders based on their equity interests rather than their patronage.

•	The restructuring will allow the Company to retain most aspects of its current system of corporate governance. Management intends to limit the transfer of common stock of the Company to cooperatives and the ESOP. Management will also maintain its existing system of nominating eight Class I board members on a regional basis, with one Class II board member being nominated by the 12 largest stockholders and the ESOP, and one Class III board member being nominated by the other board members. However, after the restructuring, the nominating procedure will only indicate the stockholders’ preference for certain nominees. The board of directors will be responsible for selecting all nominees, after consideration of the stockholders’ preferred nominees.

•	The restructuring will unlock the value of the Company which to date has not been fully recognized in the value of the existing membership interests. Management believes the restructuring will enhance the value of the individual ownership interests of members in the Company by converting such interests into stock with an investment value more directly related to the value of the Company.

Other Recapitalization Issues

Other issues relating to the Company’s recapitalization include:

•	Patronage-based Rights—After the restructuring, the Company will no longer be considered a cooperative under Subchapter T of the Internal Revenue Code of 1986, as amended, and will not be eligible to pay patronage dividends. No patronage-based rights of any kind will accrue to members for business done with the Company after August 31, 2004.

•	Redemption Right of the Company—The Company will retain the right to redeem from stockholders that do not transact any business with or through the Company for two consecutive years the shares of new common stock received in the restructuring, for a period of five years from the closing of the restructuring. This redemption right will not apply to shares purchased pursuant to the subscription rights offering. The Company will also retain a lien on issued common stock for indebtedness of the holder to the corporation or any of its subsidiaries or affiliates.

•	Qualifications to Hold Stock—Following the restructuring, the articles of incorporation will no longer limit ownership of new common stock to agricultural cooperatives. Ownership of new common stock will be available to any individual, corporation, or other entity that properly acquires such shares subject to the transfer requirements for the Company’s common stock set forth in the bylaws.

•	Voting Rights—Holders of new common stock will vote on matters such as the election or removal of directors, mergers, sales of all or substantially all of the assets of the Company, dissolution of the Company, and certain amendments to the amended and restated articles of incorporation. On such voting matters, each share of new common stock will have one vote, except to the extent the common stock held exceeds five percent of the issued and outstanding shares. Any shares held in excess of five percent are entitled to only 1/100th of a vote per share. Voting at a meeting of stockholders may be done either in person or, if authorized by the board of directors, by mail ballot or by proxy. Shares of preferred stock issued hereafter will have no voting rights unless required by law.

•	Meetings of Stockholders and Quorum—Under the new bylaws, the annual meeting of the stockholders of the Company will be held on a date and at a time and place fixed by the board of directors. Special meetings may be called by the board of directors, or by an officer of the Company, upon the request of twenty-five percent of the stockholders entitled to cast a vote. Twenty-five percent of the shares of new common stock entitled to vote at an annual meeting of stockholders will constitute a quorum.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Company History

•	Dividends—Dividends may be, but are not required to be, paid on the new common stock. Any decision to grant dividends, including the size and timing of dividends, is subject to the discretion of the board of directors.

•	Restrictions on Transfer of Stock—The bylaws may establish certain restrictions on the ability of stockholders to transfer shares. The Company’s new bylaws will allow the transfer of shares of new common stock to: (a) any other holder of new common stock, provided that the transferee will not hold more than five percent of the issued and outstanding common shares of the Company after the transfer, and (b) any transferee approved in advance by the board of directors. New common stock issued pursuant to the restructuring is not otherwise transferable. Shares held by the ESOP will be transferable as provided in the plan.

•	Dissolution—A proposal for dissolution will require the affirmative vote of three-fourths of the outstanding shares of common stock. Upon dissolution of the Company, subject to any priority distributions of any future class of preferred stock, the assets of the Company will be distributed first to cover debts, obligations, and liabilities of the Company, and then the balance, if any, to the holders of common stock.

•	Amendments to the Articles of Incorporation and Bylaws—The Company’s new articles of incorporation may be amended from time to time by proposal of the board of directors to the stockholders that is approved by the stockholders. Any amendment to the provision of the articles requiring a three-fourths vote of the stockholders to adopt a proposal for dissolution requires the affirmative vote of three-fourths of the outstanding common shares. At any meeting of the stockholders at which a proposed amendment is duly submitted to the meeting in the manner prescribed by law, modifications or revisions of such proposed amendment may be submitted, voted upon and adopted at such meeting in the same manner, and to the same effect, as the original proposed amendment. The bylaws may be amended from time to time by the board of directors.

•	Subscription Rights—Any member who receives shares of new common stock pursuant to the conversion of patronage based rights will also receive a nontransferable subscription right, which is a limited time right to purchase additional shares of new common stock. Each subscription right gives the holder the right to purchase 100 shares of new common stock for each 200 shares of new common stock received in the restructuring in exchange for patronage-based rights. The subscription rights will be issued in 100 share blocks, rounded up to the next highest multiple of 100. The subscription rights must generally be exercised in full. Partial exercises are only allowed if the subscription is for at least 1,000 shares of new common stock. The exercise price of subscription rights will be $10.00 per share.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Economic Overview and Outlook

ECONOMIC OVERVIEW AND OUTLOOK

An understanding of the economic outlook is fundamental to developing reasonable expectations about a company’s prospects, as the economic environment in which a business functions influences management’s decisions about the operation and direction of the company. On a larger scale, trends in the industry in which the business operates are influenced by the economy, and prospects for most business enterprises depend on general economic conditions. Investors consider the economic environment as they judge the relative risks and rewards of a particular investment versus alternative investment opportunities. Consideration of economic conditions, as required by Revenue Ruling 59-60, the Uniform Standards of Professional Appraisal Practice and the Business Valuation Standards of the American Society of Appraisers is therefore an important part of the business valuation process.

NATIONAL ECONOMY

The discouraging economic data released during August 2004 was enough to begin speculation that the economy might be on the verge of losing momentum. The data showed that real GDP growth slowed to just 3 percent and consumer spending grew just 1 percent in the second quarter. Next, the employment reports for July and August came in well short of expectations. Then nominal oil prices hit several new highs, and those led to an annual rate of increase of 27 percent for the first half of the year in consumer energy prices.

That was enough bad news for the bond markets: yields on the 10-year Treasury notes increased from 4.35 on July 28th to 4.93 on August 31st. Despite the hand wringing, many economists speculated that it was anything more than a temporary hiccup as the sectors of the economy settle into different roles in the next phase of the recovery.

On the positive side, exports rose 13.2 percent in the second quarter, spending by businesses ratcheted up 10 percent, construction spending on offices and warehouses increased 5 percent, and businesses were beginning to add to their inventories. During the first and second quarters combined, inventory accumulation rose nearly $90 billion. Moreover, as inventory levels were currently low, just getting inventories to a level where firms feel comfortable should provide a significant boost to the economy.

Yet, the most significant boost to the economy during the second half of 2004 will come from the accumulation of unfilled orders as the backlog of orders for manufacturers rose by 14 percent. What this meant was that a large part of the production for the second half of the year was already locked in.

However, one question that the Fed would be wrestling with at its next monetary policy meeting on September 21 was whether consumption spending would accelerate from the moribund one-percent annualized growth rate of the second quarter. The unexpectedly weak spending pattern during the April-to-June quarter reflected the rise to record levels in crude oil prices (which kept gas prices high, further taking a bite out of family disposable income), a lackluster stock market, and the rise in interest rates from March’s lows. It appeared that oil prices may have peaked; world oil prices were down about 10 percent from the record, but still had a large “risk premium” reflecting the uncertainty in the Middle East and potential disruptions from the Yukos scandal in Russia. While oil prices were high in nominal terms, they remained well below the record real prices of the early 1980s: West Texas Intermediate peaked in nominal value in August, but that was still 50 percent below the April 1980 record in real value.

Common stocks have continued to under-perform, but this has been offset by the continued strength in home-equity wealth creation through home-value gains. Interest rates have also trended down over the third quarter, helping to bolster consumer finances.

The main question for economists and investors at the end of August 2004 was whether the Fed would raise interest rates in September. Traders appear to think so: contracts for federal funds futures implied that traders assign a nearly 100 percent likelihood to a quarter point increase at the next Fed meeting. Whatever the outcome of the Fed’s deliberations, interest rates were likely to remain low on a historical basis.

Short-term forecasts for real economic growth were for 4.3 percent growth for all of 2004, slowing to 3.5 percent in 2005. Factoring in inflation, nominal growth rates would be a healthy 7.0 percent gain in 2004 and 5.9 percent in

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Economic Overview and Outlook

2005. Over the longer term, real economic growth was expected to be 3.2 percent while nominal growth was forecast to average 5.5 percent over the 2006 to 2013 period.

	Short-Term			Long-Term
	2003	2004F	2005F	2006-2013F
Real GDP	3.1	4.3	3.5	3.2
Inflation	1.9	2.7	2.4	2.3

Nominal Growth Rates	5.0	7.0	5.9	5.5

A complete discussion of the national economy is included in Appendix 6.

International Economy

With the slump of business investment finally over in 2004, the world economy was experiencing a strong and sustainable recovery. Asia remained buoyant, with China close to overheating and Japan enjoying a much stronger and broader recovery than expected. While the United States economy had already been growing well above potential, other English-speaking countries, which took part only marginally in the past slowdown, were cruising ahead.

However, the recovery was bypassing Continental Europe, where domestic demand and household expenditure remained weak. Core Continental European countries were still struggling to revive their economies, with Germany and Italy facing the most difficult challenges.

In Continental Europe, consumer confidence remained weak, keeping precautionary saving up and demand down. This lack of confidence was driving a wedge between incomes and effective demand that may blunt the stimulus from the world recovery. Thus, the European recovery could be even less impressive than expected. Because of these lingering uncertainties about the strength of the recovery and in light of subdued inflationary pressures, there seemed to be a case for a further loosening of monetary policy. By supporting economic activity at a crucial juncture, analysts believed that more accommodating monetary conditions would also facilitate the necessary consolidation of European public finances.

Looking further ahead, analysts saw good reasons to expect a more evenly shared recovery. The world recovery had achieved enough momentum to start pulling European economies out of their domestic anemia, provided a degree of exchange-rate stability prevails in the months to come. Conversely, growth in the United States and China should moderate somewhat as monetary stimulus is progressively withdrawn by central banks. The partial narrowing of growth differentials across regions would not be sufficient, however, for the existing current account imbalances to unwind.

While becoming broader-based, the world recovery should also benefit from continued price stability. Despite recent increases in oil and commodity prices, analysts believed that inflationary pressures should remain relatively subdued over the next few quarters, against the background of the substantial economic slack that remains in many regions. Where the recovery is more advanced, timely monetary tightening should help contain mild inflationary pressures.

Although this most world economic outlooks depict a relatively smooth scenario, a number of risks surround the latter. Chief amongst them is the risk of the world recovery remaining even more polarized than expected. Some countries could well expand too fast for lack of appropriate withdrawal of policy stimulus while others might remain mired in a “low activity-low confidence” trap. Such cumulative divergences would in turn worsen current account imbalances and financial uncertainties.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Economic Overview and Outlook

Consensus Forecasts: World Economic Activity	Real GDP Growth (annual % increase)			Consumer Prices (annual % increase)			Current Account Balance (in US$ billions)
	2003	2004F	2005F	2003	2004F	2005F	2003	2004F	2005F
Australia	3.0	3.5	3.4	2.8	2.4	2.4	-30.4	-32.6	-29.4
Canada	2.0	2.9	3.4	2.8	1.8	2.0	17.0	26.2	23.2
China	9.1	8.7	7.7	1.2	3.6	3.5	45.9	18.8	16.9
France	0.5	2.1	2.1	2.1	2.1	1.7	5.4	10.0	12.1
Germany	-0.1	1.7	1.7	1.1	1.6	1.3	52.9	80.7	81.1
Italy	0.4	1.1	1.9	2.7	2.3	2.1	-20.8	-21.9	-21.6
Japan	2.5	4.2	1.8	-0.3	-0.1	0.0	136.0	171.0	178.0
Mexico	1.3	3.8	3.6	4.0	4.1	3.8	-9.2	-11.5	-15.5
Russia	7.3	6.8	5.7	12.0	10.5	9.2	35.9	35.8	23.4
South Korea	3.1	5.4	4.9	3.6	3.3	3.0	12.3	21.8	17.7
Taiwan	3.2	5.5	4.5	-0.3	1.1	1.4	29.2	22.2	19.9
United Kingdom	2.2	3.2	2.7	2.8	2.4	2.4	-33.3	-48.6	-50.6

North America (US & Canada)	3.0	4.4	3.7	2.3	2.5	2.3	-514.0	-569.0	-574.0
Latin America	1.6	4.6	3.7	7.6	7.4	6.7	8.2	5.3	-8.5
Western Europe	0.8	2.2	2.2	2.1	1.9	1.8	77.1	106.3	109.5
European Union	1.0	2.2	2.3	2.1	2.0	1.9	-4.8	13.6	14.6
Eastern Europe	5.6	5.5	5.1	11.1	8.3	7.4	2.4	-3.7	-18.5
Asia Pacific	3.7	5.1	3.3	0.5	1.1	1.2	261	262	260
Other countries	4.0	3.4	3.0	3.7	2.9	3.6	25.3	25.2	9.6

WORLD TOTAL	2.6	4.0	3.2	2.4	2.5	2.3

Summary

Although the Company appeared to have weathered the economic recession/downturn relatively well, there was little doubt that the slow economy and lower interest rates affecting the Company’s growth in 2002 and 2003. On the positive side, the Company was benefiting from the economic resurgence and higher interest rates in 2004. In addition, world economic activity appeared to be growing at a faster pace as well, with world nominal growth (real GDP plus inflation) forecast to hit 6.5 percent for all of 2004 and 5.5 percent in 2005.

While the economy plays a large role in the Company’s performance, the affects of the latest recession/downturn seem to have been limited to date. However, if the apparent recovery stalls, or is weaker than expected, it could have a larger negative impact on the Company.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Industry Overview and Outlook

INDUSTRY OVERVIEW AND OUTLOOK

An understanding of the condition and outlook of a company’s particular industry is fundamental to developing reasonable expectations about a company’s prospects, as the industry environment in which a business functions has a large influence on management’s decisions about the operation and direction of the company. Investors consider the industry environment as they judge the relative risks and rewards of a particular investment versus alternative investment opportunities. Consideration of industry conditions, as required by Revenue Ruling 59-60, the Uniform Standards of Professional Appraisal Practice and the Business Valuation Standards of the American Society of Appraisers, is an important part of the business valuation process.

INDUSTRY

Futures and Options Trading

Over the last three decades, the futures and options industry has grown exponentially, from approximately $0.5 billion to more than $65 billion. While overall futures and options trading volume growth slowed in 2003, volume still increased a healthy 30 percent in 2003 to a record 1.9 billion contracts. During the first quarter of 2004, U.S. exchanges experienced another huge boom in volume, as overall futures and options trading volume increased 41.9 percent on a year-over-year basis to 682.3 million contracts.

Meanwhile, agricultural commodities trading increased to 11.7 million contracts during the first quarter of 2004, up 52.1 percent over the first quarter of 2003. A large percentage of that increase was at the Chicago Board of Trade, where the two largest U.S. agriculture futures contracts, corn and soybeans, increased trading by 68.0 percent (2.7 million contracts) and 53.3 percent (1.9 million contracts), respectively. Sugar, the most actively traded contract at the New York Board of Trade, traded 50.1 percent more in the first quarter of 2004 with a total of 2.7 million contracts for that period after setting a record in trading volume in February, then surpassing that record in March.

Analysts expected that futures and options growth would continue in the near- and long-term future, as firms would continue to minimize their risks as volatile financial markets and the geopolitical climate were not expected to stabilize anytime soon.

Agribusiness

In the first half of 2004, agribusiness processors and farmers benefited from strong domestic demand despite concerns about the safety of the U.S. food supply. Higher prices for pork and chicken meat products spurred earnings growth at major meat processing companies, reflecting the growing popularity of high-protein diets. Crop processors’ results benefited from higher feed demand from meat processors and improved worldwide economic conditions. However, beef processors were hurt by lower demand for and supplies of beef following the discovery of bovine spongiform encephalopathy (“BSE”, or “mad cow” disease) in the United States and Canada.

Analysts expected that improved worldwide economies in 2005, coupled with an improved commodity environment during the 2004 crop year, will aid farmers as well as the agribusiness processors. Analysts expected farmers to receive higher prices for their crops in the 2004/05 marketing year, as increases in plantings and yields and in international demand should lead to higher cash receipts for 2005. For the crop processors, analysts forecasted that sales would rise 5 to 7 percent, as growing worldwide demand improves pricing and spurs volume growth.

Despite increased labor expenses, margins should benefit from lower raw material costs, cost-reduction programs, and merger synergies. Although agribusiness firms will be hurt by high commodity prices for the remainder of 2004, results should benefit in 2005 from lower commodity prices expected in the 2004/05 marketing year. In a more favorable commodity environment, analysts forecasted operating profit growth in the low to mid-teens.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Industry Overview and Outlook

FCStone

The prolonged improvement in the world economy and domestic agribusiness industry should continue to improve the Company’s short-term prospects for growth, while the overall growth of the futures and options industry bodes well for FCStone’s short- and long-term growth potential.

A complete discussion of the futures and options trading and agribusiness industries is included in Appendix 7.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

FINANCIAL ANALYSIS

Financial analysis helps to identify and quantify some of a company’s strengths and weaknesses, enables us to understand a company’s current financial position, and provides a starting point in estimating a company’s future financial performance and earnings potential. A description of the processes of financial analysis appears as Appendix 4. These processes include ratio analysis, trend line analysis, and common-size statement analysis.

Condensed financial information for FCStone is presented in the attached exhibits. This information was primarily extracted from the Company’s audited (unqualified opinion from KPMG, LLP) financial statements for the years ending August 31, 2000 through August 31, 2004. The information presented is included solely to assist in the development of the value conclusion presented in this report, and should not be used to obtain credit or any other purpose. Because of the limited purpose of these presentations, they may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled these presentations and express no assurance on them.

ADJUSTMENTS TO FINANCIAL STATEMENTS

When valuing a closely held business, an analysis of the historical financial statements must be done to determine the true future economic earnings capacity that will be available to a hypothetical willing buyer. The ownership interest being valued determines the adjustments that are considered necessary in a valuation of a company. The appraiser should make only those adjustments, which are within the authority of the interest being valued. Adjustments for accounting practices and/or GAAP and non-recurring items are appropriate when valuing either a minority interest or a controlling interest because the adjustment is made to measure normal earnings. Adjustments for non-operating items are appropriate when valuing a controlling interest because a controlling interest has the ability to liquidate or otherwise realize the value of the non-operating asset while a minority interest does not have this ability. Likewise, adjustments for discretionary items are appropriate when valuing a controlling interest because a controlling interest has the ability to change the discretionary item and the minority interest does not have this ability. Because the subject of this appraisal is a controlling interest, all potential adjustments are given consideration.

Based upon our analysis and discussions with Management, it is necessary to make the following adjustments to earnings to gain a better understanding of expected earnings going forward. Additional information with regards to the adjustments is also presented in Exhibit 4-A.

•	Historically, Class B members where charged a higher commission on transactions and then received a patronage equal to approximately half of the original fee. Going forward, Management has indicated that the transaction costs will be approximately half the historical rate and the patronage will no longer be paid. Thus, the net earnings from Class B transactions will be significantly lower, as revenue will be significantly less and the related expenses will essentially remain the same (patronage was not recorded as an expense in the past when calculating the net earnings). In order to restate the historical earnings from Class B transactions, we reduced the earnings from Class B transactions by 90 percent per Management’s estimate; Class B earnings in 2005 are projected at approximately 10 percent of what they would have been under the old pricing and reimbursement strategy.

•	In certain years, the Company recognized gains on the sale of Chicago Board of Trade stock, which were considered to be nonrecurring. These amounts were subtracted from 2004, 2003 and 2000 earnings.

•	In 2004, $600,000 was received as reimbursement for prior legal expenses. Given the reimbursement relates to a legal matter from prior years, the $600,000 repayment was subtracted from 2004 earnings and reclassified to the years to which it relates. Management estimated that it related to legal fees in prior years of approximately $250,000 in 2003, $250,000 in 2002, and $100,000 in 2001.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

•	In 2004, a $266,000 loss related to the Enron Corp. bankruptcy was recorded. Management considers the loss to be a one-time event and thus was eliminated from 2004 earnings.

•	Earnings before tax was adjusted to eliminate the earnings attributable to the minority interests of FGDI, LLC and FCStone Merchant Services, LLC (30 percent minority interests in each). Likewise, when calculating adjusted simple cash flow, it was necessary to adjust depreciation and capital expenditures by an amount that is attributable to the minority interest’s cash flow in the subsidiaries which are not 100 percent owned.

•	As a result of the reorganization, the Company will be taxed as a standard C corporation in the future. Thus, in order to utilize the historical earnings as a means for estimating expected future earnings, historical earnings have been adjusted for income taxes using a blended rate (federal and state) of 38 percent, applied to earnings before taxes in order to eliminate the effect of any taxes paid in the past.

INCOME STATEMENT ANALYSIS

Historical Income Statements

Historical income statements for the years ending August 31, 2000 through August 31, 2004 are presented in Exhibit 1-A. Income statements were analyzed in order to determine the strengths and weaknesses of the Company and to assist in determining the future earnings potential, which could be expected. The significant findings of the analysis are summarized in the following sections.

Revenue

The following graph depicts the composition and trends of the Company’s revenue over the prior five fiscal years. For purposes of this analysis, the net sales of grain and fuel and the cost of grain and fuel have been utilized (gross margin from purchase and sale of grain and fuel).

Note:	“Commissions” represents commissions earned on commodity futures and options.
“Service” represents service, consulting, and brokerage fees earned.
“Grain and Fuel” represents the gross margin earnings from the purchase and sale of grain and fuel.
“Clearing” represents clearing and transaction fees earned.
“Other” represents all other miscellaneous income sources.

During the five years ending August 30, 2004:

•

The Company’s revenue, net of fuel and grain costs, increased from $41.8 to $101.7 million, or 24.9 percent compounded annually. While the Company’s member-owners have been its primary source of revenue in the past, over the last five years the Company has realized a significant increase in its non-member business revenue. This increase

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

was a result of the Company expanding its risk management services into other commodities in addition to its traditional grain-marketing base. Management expects this trend to continue at an accelerated rate as the Company offers more risk management programs and services to other industries and companies to help them manage their commodity risks.

•	The majority of revenue growth can be attributed to “Commissions” growth, which increased from $23.2 million in 2000 to $50.4 million in 2004, or 21.4 percent compounded annually.

•	Growth was also accelerated by “Clearing” and transaction fees, which were negligible in 2000 and 2001 before growing to $3.8 million in 2002, $7.0 million in 2003, and $16.0 million in 2004.

•	The Company’s “Service” fees grew at a more subdued, yet respectable rate of 13.1 percent compounded annually during the period, growing from $7.7 in 2000 to $12.6 million in 2004.

•	“Grain and Fuel” revenue from the Company’s more traditional heritage grew from $6.1 in 2000 to $15.9 million in 2004, or 27.1 percent compounded annually. It is important to note that historically, the Company has reported the revenue from its grain and fuel operations (primarily FGDI, LLC) as the gross margins earned from the purchase and sale of grain and fuel. In future years, the Company will begin reporting gross revenue from its grain and fuel operations in its financial statements ($1.4 billion in 2004). Because of the large size of these revenue, and small gross profit margin (1.0 percent in 2004), we chose to utilize the Company’s historical method of reporting revenue in an effort to make meaningful comparisons between the Company’s different operations.

•	Other income fluctuated over the period, ranging from a low of approximately $469,000 in 2002 to a high of approximately $2.3 million in 2004.

•	The Company’s interest income has been relatively flat over the past three years, despite the increase in volume / revenue. Excluding a spike to $6.0 million in 2001, interest income has ranged from a low of $3.6 million in 2002 to a high of $4.8 million in 2003. While interest income typically is accounted for in “other income and expenses” in most businesses’ financial statements, due to the nature of the Company’s operations and services, interest income is an integral part of the Company’s earnings stream and enters into many of the strategic and tactical decisions made by Company Management. Had the interest rate environment not be so depressed during the past several years (reaching unprecedented lows), interest income would have likely been greater than the results in 2001 given the Company’s volume of business. Unlike many other businesses, the Company benefits from a somewhat higher interest rate environment.

Profits

The following graph depicts the trends of the Company’s profits over the prior five fiscal years:

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Despite the Company’s significant revenue growth over the last five years, profitability has not exhibited the same upward trend. Significant findings related to the analysis of the various earnings measures are as follows:

•	Between 2000 and 2001, revenue and volume increased and the Company’s profitability followed suit.

•	Following 2001, profitability dropped and only rebounded to 2000 and 2001 levels by 2004.

•	The Company’s operating expenses have been relatively flat as a percentage of revenue over the past three years, despite a significant increase in interest expense in 2003 and 2004. The increase is primarily related to the grain operation of the business and the international exporting of grain. Management indicated that exporting typically results in a longer holding period and thus higher interest expense, although the interest expense is typically recovered through pricing.

•	Per discussions with Management, a decline in interest income played a significant role in the drop in profitability. Operating expenses as a percentage of revenue trended upward during 2000, 2001 and 2002, and dropped slightly as a percentage of revenue by 2004. Thus, had the interest rate environment not declined (rates that could be charged declined), and interest income followed a similar upward trend as the remainder of the Company’s revenue earnings results would not have dipped as significantly.

•	The growth of the Company revenue over the last several years, combined with relatively flat operating expenses (as measured as a percentage of revenue) more than offset the negative trend in revenue from interest.

•	Management is expecting revenue from interest income and the Company’s overall profitability to continue to improve over the next three to five years.

Analysis by Segment

While the Company generally breaks its incoming revenue stream into five primary categories (Commissions, Service, Sales of Grain and Fuel, Clearing, and Interest), the nature of the Company’s operations essentially can be separated into two distinct categories: a) grain and fuel operations and b) brokerage and risk management.

The majority of the Company’s grain operations are located within its FGDI, LLC subsidiary, which generally operates as a grain merchandising business (taking actual possession of grain, operating grain terminals and unit train rail cars, arrangement for shipping to final destination, etc.), while most of the Company’s fuel trading and delivery operations are located within FCStone Trading. The remainder of the Company’s operations divided among its various subsidiaries can be classified as brokerage and risk management (facilitating commodity trades, hedging customers’ risk through various financial instruments such as options and futures, etc.).

As such, in certain areas of our analysis we segregated the Company’s business into “grain operations” and “brokerage & risk management” (which included fuel trading and delivery) to help better portray the Company’s different lines of business and their influence on the Company’s profitability. This was achieved by separating FGDI, LLC from the rest of the Company’s operations. Financial information by business line is presented in Exhibit 1-C.

When analyzing the Company’s grain operations, it is also important to note that FGDI, LLC is not a wholly owned subsidiary, but a majority-owned subsidiary of FCStone, which holds a 70 percent stake in FGDI, LLC

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Over the past five years, the Company’s grain operations have been a steady source of growth. Gross revenue (as presented in Exhibit 1-C) increased from $411.4 million in 2000 to $1.4 billion in 2004, or 35.8 percent compounded annually. However, the contribution of “revenue” to FCStone’s consolidated revenue (measured as grain operations’ gross margin) grew at a slower 22.0 percent compound annual rate, increasing from $6.3 million in 2000 to $13.9 million in 2004. This difference is primarily a factor of more rapid growth in grain prices. The grain operations volume, as measured by the number of bushels grew at approximately 23.8 percent compounded annually over the past five years. Furthermore, the margin per bushel in 2004 was approximately 5.4 cents per bushel as compared to 5.3 cents per bushel in 2000, although margin per bushel did dip to approximately 4 cents per bushel for the past three years. Nevertheless, for the most part Management is achieving success with regards to holding its margin per bushel as it grows the annual volume.

While revenue for grain operations declined as a percentage of total revenue during the five-year period (from 15.4 percent in 2000 to 14.0 percent in 2004), the share of revenue attributed to the Company’s brokerage and risk management business decreased slightly from 84.6 to 84.0 percent. During the five-year period, brokerage and risk management revenue increased 25.4 percent annually, growing from $34.6 million in 2000 to $83.5 million in 2004. Much of the Company’s brokerage and risk management growth was attributed to the Company’s purchase of Saul Stone & Company in 2000 and the Company expanding its customer base beyond its traditional member-owners to include non-member customers. As discussed previously, all of the brokerage and risk management revenue sources achieved steady growth over the past five years with the exception of revenue from interest income which was constrained by the current interest rate environment.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

The following graph compares the Company’s unadjusted operating profit (before other revenue) over the past five years, segregated by grain operations and brokerage and risk management.

As depicted by the graph, grain operations have traditionally represented a smaller, yet relatively consistent portion of the Company’s operating profit. Operating profit from the grain operations has varied from a low of $1.3 million in 2003 to a high of $2.0 million in 2000. During 2004, grain operations achieved operating profit of approximately $1.5 million, or 22.7 percent of the Company’s total operating profit before other revenue. The $1.5 million achieved in 2004 was the first time in the past five years that operating profit for the grain operation did not decline. The downward trend between 2000 and 2003 can be attributed to both slightly lower gross profit margins per bushel and escalating operating expenses. As discussed, although the margin per bushel for 2000 and 2004 are essentially the same, the margin per bushel did decline approximately a penny during 2001, 2002 and 2003. Furthermore, although gross margin from grain operations has increased during the past five years (22.0 percent compounded annually), operating expenses related to the grain operations have grown at a faster pace (approximately 30 percent compounded annually). Thus, it was not until an increase in the margin per bushel combined with higher volume could offset the growth rate of operating expenses that the negative trend could be reversed.

With regards to the Company’s brokerage and risk management business, which accounts for a much larger portion of the Company’s total operating profit before other revenue, the graph clearly indicates a significant drop between 2001 and 2002 followed by a gradual recovery in 2003 and 2004. Brokerage and risk management operating profit before other revenue hit a high of $5.5 million in 2001, before declining to $3.3 million in 2002. In 2004, operating profit for brokerage and risk management returned to pre-2002 levels, hitting $5.2 million for the year. The drop which occurred in 2002 can be attributed to a significant increase in operating expenses relative to the increase in revenue that year. Operating expenses jumped approximately $10 million, while revenue increased only $8.0 million. Operating expenses related to the brokerage and risk management business have steadily increased over the past five years, growing from approximately $30 million in 2000 to just over $80 million in 2004, a compound annual increase of approximately 27.9 percent (slightly higher than revenue for the five-year period). The recovery is a result of Management restraining the growth of operating expenses to a level below the increase in revenue over the past five years. As a percentage of revenue from the brokerage and risk management business, operating expenses were approximately 86.4 percent in 2000 and 94.0 percent in 2004, but have declined from a high of 95.0 percent in 2003.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Similar to operating profit, the Company’s earning before tax (EBT) reflects the grain operations providing a smaller, yet steady base and brokerage and risk management providing larger but more volatile results.

The following graph visually recaps the margin trends discussed above:

Although both business segments have endured a gradual negative trend, the brokerage and risk management segment begun its recovery in 2003 and 2004 and the trend in the grain operation segment appears to be leveling off.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Projected Earnings

Although a multi-year projection was not available, Management did provide a one-year budget that provided the following insight:

•	Overall contract volume for the fiscal year 2005 is expected to be lower than the record fiscal year 2004; however, Management expects the rate per contract to remain fairly consistent.

•	Bushel volume for FGDI is expected to increase 10 percent to 283.4 million bushels and the budgeted gross margin per bushel is approximately 4.2 cents.

•	Management expects revenue from interest to increase and have a positive impact on the Company’s profitability; Management is anticipating a higher interest rate environment.

•	Operating profit (before corporate expense) for the FCC Division is budgeted to be slightly less (approximately $350,000) than the results in 2004; the 2005 budget includes a significant drop in the earnings from Class B transaction which are only expected to be approximately $40,000 to $50,000 going forward, instead of $500,000.

•	Operating revenue for the Stone division are expected to increase slightly, however, the increase in operating expenses is expected to more than offset the increase pushing operating profit (before corporate expense) lower. A significant difference relates to the reimbursement of legal fees which was received in 2004.

•	Operating profit (before corporate expense) for the grain operation is budgeted at $2.9 million, up approximately $700,000.

•	Operating profit (before corporate expense) for FCStone Trading, FCStone Financial, and FCStone Merchants are all expected to improve. FCStone Merchants, the newest subsidiary is budgeted to make $499,000, up from a loss of $630,000 in 2004.

•	Corporate expenses are budgeted at approximately $6.5 million; approximately $1.0 million higher than in 2004.

•	Earnings attributed to the minority interest are expected to be approximately $1.0 million.

•	Budgeted earnings before taxes for 2005 is approximately $7.7 million.

Management also indicated that it is a strategic goal of the organization to grow earnings before taxes to $10 million over the next five years. Management believes this goal to be attainable given current Company and industry trends, the proposed restructuring, and the other strategic initiatives of the organization.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

BALANCE SHEET ANALYSIS

Historical Balance Sheets

Historical balance sheets for the five years ending August 31, 2004 are presented in Exhibit 1-B. Historical balance sheets were analyzed in order to determine the strengths and weaknesses of the Company and to assist in determining the Company’s current financial position. Details regarding the significant findings of the analysis are summarized in the following sections.

Current Assets: As of the valuation date, current assets are comprised primarily of:

•	Restricted and unrestricted cash: $9.3 million, or 1.5 percent of total assets. This was somewhat higher than the normal range during the prior four years, as restricted and unrestricted cash ranged between a low of $2.6 million in 2002 to a high of $6.5 million in 2003. Management does not anticipate a significant increase in restricted and unrestricted cash in the near term.

•	Segregated cash: $42.8 million, or 7.1 percent of total assets. This was much higher than it had been the prior four years, as segregated cash ranged between a low of $1.4 million in 2002 to a high of $7.0 million in 2000.

•	Marketable securities: $57.8 million, or 9.6 percent of total assets, which was within the historical range of the prior four years, which ranged from a low of $34.7 million in 2003 to a high of $65.2 million in 2000. Segregated cash and marketable securities are expected to grow gradually as the business continues to grow.

•	Accounts receivable and advances on grain: $106.9 million, or 17.7 percent of total assets. Accounts receivable and advances on grain have steadily increased along with the Company’s growth, from $15.7 million in 2000, or 61.5 percent annually, although as a percentage of total assets, accounts receivable has been relatively consistent over the past four years.

•	Inventory: $12.2 million, or 2.0 percent of total assets, which is down from $23.0 million in 2003. Inventory had been trending upward over the past four years as the grain operations grew, and is projected to increase slightly in 2005 from 2004 levels, although still below the peak of 2003.

•	Commodity exchanges and clearing organization: $313.5 million, or 51.9 percent of total assets. This category has also shown steady growth, increasing from $120.0 million in 2000, or 27.1 percent annually. Commodity exchanges and clearing organizations have consistently represented approximately 50 percent of the Company’s assets historically and are expected to continue to grow with the business.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

•	Customer regulated accounts: $39.0 million, or 6.5 percent of total assets, which was substantially lower than in 2003 ($91.6 million), but higher than the three prior years ($2.7 to $18.6 million). Management’s current budget indicates further decline in the near term.

Fixed Assets: As of the valuation date, net fixed assets are comprised primarily of plant, property, and equipment (net of depreciation) of $8.7 million, or 1.4 percent of total assets. Approximately two-thirds of the Company’s fixed assets are associated with the Company’s grain operations (recently constructed facilities) with the remainder comprised of office-related furniture and equipment. Management does not have any immediate plans for significant capital expenditures. Any material capital expenditures in the long term will likely relate to the Company’s grain operations, as the brokerage and risk management business line is a service business and not fixed asset intensive.

Goodwill and Other Intangible Value: A going concern can be presumed to have goodwill or other intangible value if it is capable of generating a return in excess of a fair rate of return on its net tangible assets. Goodwill is commonly defined as that intangible asset which arises as a result of name, reputation, customer patronage, location, products and similar factors that have not been separately identified and/or valued, but which generate economic benefits. Revenue Ruling 59-60 states that the presence of goodwill and its value rests upon the excess of net earnings over and above a fair return on the net tangible assets. As of the valuation date, the Company did not have any recorded goodwill or other intangible assets. The presence of goodwill or other unrecorded intangible assets will be analyzed through further analysis of the Company’s returns in the Valuation Analysis section and the application of the income approach.

Liabilities: As of the valuation date, liabilities are comprised primarily of:

•	Commodity and customer regulated accounts payable: $411.7 million, or 68.2 percent of total assets.

•	Trade payables: $68.8 million, or 11.4 percent of total assets.

•	Accrued expenses: $16.2 million, or 2.7 percent of total assets.

•	Notes payable: $41.5 million, or 6.9 percent of total assets.

•	Subordinated debt: $5.8 million, or 1.0 percent of total assets.

•	Obligations under capital leases: $4.7 million or 0.8 percent of total assets.

•	Checks in excess of bank balance: $8.0 million or 1.3 percent of total assets.

Current expectations are for the current liabilities to grow as the business grows, yet at a slightly slower rate than current assets. Thus, net working capital should grow slightly in the near term from approximately $32 million as of the end of the fiscal year 2004.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Members’ Equity: Net equity of a company and the financial condition of the business are important aspects of measuring the degree of risk of an investment in an enterprise and consequently the rate of return required by investors to hold an interest in the business. Net equity and financial condition are of particular importance when valuing an interest under an asset approach. Methods chosen to consider this factor in valuing the stock are presented under the asset approach section of the report. As of the valuation date, members’ equity was comprised of:

•	Preferred stock, nonvoting series I: $13.0 million, or 2.1 percent of total assets.

•	Preferred stock, nonvoting series II: $898,000, or 0.1 percent of total assets.

•	Common stock, Class A: $2.4 million, or 0.4 percent of total assets.

•	Common stock, Class B: $500,000, or 0.1 percent of total assets.

•	Accumulated other comprehensive loss: $3.0 million.

•	Retained earnings: $26.1 million, or 4.3 percent of total assets.

Total members’ equity as of the end of fiscal year 2004 was approximately $39.8 million or 6.6 percent of total assets.

RATIO ANALYSIS

A financial ratio expresses the mathematical relationship between one item on the financial statements and another item on the financial statements. Ratios are compared within the Company over time, and can be compared with ratios of other companies (either industry norms and/or specific similar companies). Ratio analysis can disclose relationships that reveal conditions and trends not detected by an inspection of the individual components of the ratio.

An advantage of ratio analysis is the ability to compare risk and return relationships of different sized firms operating in similar industries. Ratios provide insight to a company’s operating, financial, and investment performance. This analysis may be deceptive as it can ignore differences between industries, varying capital structures, and differences in accounting and reporting methods. Given those differences, ratio variability over time may be more informative than the ratio at any one point in time. (See Appendix 4 for a more in depth discussion of ratio analysis.)

Exhibit 1-D presents selected financial ratios for FCStone for the five years ended August 31, 2004.

Liquidity Ratios

Liquidity refers to a company’s ability to meet short-term obligations with current assets. The current ratio is equal to total current assets divided by total current liabilities. The quick ratio on the other hand takes total current assets less inventories and divides by total liabilities. The Company’s liquidity, as measured by current and quick ratios, is depicted on the following graph:

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Over the past five years, FCStone’s current and quick ratios have remained reasonably stable during a period of high revenue growth. Although the Company’s current ratio has drifted downward slightly over the period (from a high of 1.16 in 2000 to a low of 1.06 in 2004), it still remains above 1.0.

Likewise, the Company’s quick ratio has remained stable, ranging from a low of 1.02 in 2003 to a high of 1.12 in 2000. There is not a significant difference between the current and quick ratio, as inventory has comprised at most 4.6 percent of total assets, and substantially all of the Company’s assets are current.

Over the past five years, the Company’s revenue-to-working capital ratio has increased more than 75 percent, from 1.8 in 2000 to 3.3 in 2004. This was a direct result of the revenue growing at a significantly higher rate than the Company’s working capital, which has increased approximately 9 percent annually. For the past three years, working capital has varied from a low of $23 million in 2000 to a high of $32 million in 2004.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Asset Utilization Ratios

Asset utilization ratios indicate how effectively the business utilizes its assets. The ratios are designed to determine if current levels of the different asset classes on the balance sheet are appropriate in view of the respective levels of revenue.

Accounts Receivable / Inventory Turnover

Accounts receivable turnover shows how effectively a company converts its receivables into cash and can be expressed either as the number of times per year the accounts turn over on average, or as the average number of days required for collecting accounts. A slow accounts receivable turnover (long average collection period) not only puts a strain on a company’s short-term liquidity, it can indicate excessive bad debt losses. On the other hand, a fast accounts receivable turnover (short average collection period) can indicate an overly stringent credit policy that may be limiting sales.

Inventory turnover represents the number of times a year a company’s inventory is converted into a finished product, and in effect “turned over”. The inventory turnover ratio typically is computed by dividing the cost of goods sold by the average inventory, but can also be expressed as the number days worth of cost of goods that the current inventory represents (365 divided by the inventory turnover). A slow inventory turnover ratio (long average holding period) not only puts a strain on a company’s liquidity, but also can indicate obsolete or otherwise undesirable inventory. On the other hand, a fast inventory turnover may indicate that sales are being lost due to insufficient inventory on hand.

FGDI, LLC (the Company’s grain merchandising business) accounts for the majority of the Company’s accounts receivable and inventory. The inventory consists primarily of grain currently transiting the Company’s “pipeline,” while the accounts receivable correspond to grain already through the system. By the very nature of a grain merchandising operation, and the transportation of the grain, accounts receivable and inventory turn at very rapid rates (industry norm). Based upon our analysis of the Company’s accounts receivable and inventory turns, we do not believe that turnover is an issue for the Company and do not believe collection issues or inventory obsolescence present any problems.

Fixed Asset Turnover

Fixed asset turnover measures how efficiently a company utilizes its assets in generating revenue. When observed over time, these ratios can indicate changing levels of asset productivity and reveal possible non-operating assets relative to comparative companies. The ratio is calculated by dividing sales by net fixed assets. Thus, the ratio is influenced by revenue growth, annual capital expenditures, and depreciation.

However, the Company does not rely on its fixed assets to generate a large majority of its revenue, as the Company’s assets are primarily comprised of current assets (approximately 96 to 98 percent on average). Of the fixed assets the Company does have, a large majority of the fixed assets consists of the Company’s new grain terminal that is owned by its subsidiary FDGI, LLC. Since the facility opened in 2004, historical analysis of fixed asset turnover would provide little meaningful data.

Leverage Ratio

The extent of financial leverage has three important implications. First, by raising funds through debt, stockholders can grow the firm with limited investment. Secondly, creditors look to the equity supplied funds to provide a margin of safety; if the stockholders have provided only a small proportion of the total financing, the risks of the enterprise are borne mainly by creditors and imply a more risky company. Finally, if the firm earns more on investments financed with borrowed funds than it pays in interest, the return on the owner’s capital is magnified, or “leveraged”.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

Interest Bearing Debt to Equity

The ratio of total interest bearing debt to total equity indicates the composition of a company’s capital structure at a given point of time. However, the bulk of the Company’s interest bearing debt is used in its day-to-day brokerage/trading operations and is considered current in nature. Very little debt is utilized for the Company’s actual capital structure. The majority of the Company’s debt that can be considered long-term in nature is comprised of $5.75 million in subordinated debt related to notes to various parties, $4.675 million for obligations of capital leases (0.8 percent of total assets), and $5.5 million in minority interests (0.9 percent of total assets representing minority interests in FDGI, LLC and FCStone Merchant Services, LLC).

Return on Investment - Return on Equity

Return on Equity (“ROE”) portrays the level of return investors are receiving based on the levels of assets and equity present in a company. The following chart presents the Company’s ROE for the five years ending August 31, 2004, utilizing both earnings before taxes and net income.

As can be expected from analyzing the Company’s earnings history, the Company’s return on equity dipped in 2002 and 2003, primarily due to weaker earnings. However, as earnings rebounded in 2004, return on equity also increased, with ROE for adjusted EBT increasing to 17.1 percent while ROE on adjusted net income increased to 10.8 percent. Going forward, return on equity is expected to improve as the Company’s earnings improve.

SECTOR ANALYSIS

When valuing the stock of closely held companies, the market values of stocks of comparable publicly held companies (and privately held companies if enough information is available) are relevant factors that provide guidance as to the value of the subject company. Such comparable companies are called guideline companies. Our search for guideline companies, as explained in Appendix 9, did not yield any comparable publicly traded companies to utilize as guideline companies.

However, FCStone has grown to the point that it could become a publicly traded company if it so chose. In that event, it is likely that equity analysts would classify FCStone as belonging to the diversified financial services segment of the financial industry, whereby FCStone would be compared and measured against other companies in this segment. As such, we have chosen to measure FCStone against the “Investment Services” and “Miscellaneous Financial Services” segments of the financial industry as a whole, rather than comparing the Company against

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Financial Analysis

individual guideline companies. Exhibit 2 also presents a comparison of the selected financial ratios for the Company with selected sectors.

	Annual Revenue Growth Rates			Median Tax Rates
	TTM	Last 3 Years	Last 5 Years
Investment Services	15.34%	1.87%	8.46%	36.48%
Miscellaneous Financial Services	(1.12%)	(3.14%)	(1.97%)	NA
FCStone (grain and fuel operations, net)	30.50%	24.34%	24.85%	2.0%

	Median Operating Margin	Median Return on Investment	Median Return on Equity	Median Return on Assets
Investment Services	19.16%	9.22%	14.46%	4.00%
Miscellaneous Financial Services	68.15%	7.87%	10.26%	6.67%
FCStone (adjusted net income returns)	6.70%	9.15%	10.59%	0.70%

•	FCStone’s revenue growth substantially outperformed both sectors during all periods measured.

•	FCStone’s operating margin was substantially lower than both sectors. However, we believe this is due to differences in classifications among the companies in the sectors.

•	FCStone’s returns on investment and equity were very near the medians of both sectors. Return on assets was substantially below both sectors’ medians, although we were unable to determine if the calculations are reasonably comparable.

	Annual Earnings Growth Rates			Price to Book
	TTM	Last 3 Years	Last 5 Years
Investment Services	44.07%	3.70%	14.87%	2.09
Miscellaneous Financial Services	16.40%	2.37%	0.58%	1.18
FCStone (adjusted net earnings)	34.53%	22.08%	(1.00%)	NA

	Median P/E Ratio	Median 2005 Forecast P/E	Median LT- Forecast P/E	Median Price to Cash Flow
Investment Services	19.56	18.73	12.22	15.94
Miscellaneous Financial Services	12.64	16.65	10.00	12.10
FCStone (adjusted net income returns)	NA	NA	NA	NA

•	During the latest year, both sectors and FCStone exhibited healthy earnings growth, although investment services exhibited the highest earnings growth for the trailing twelve months (and in addition for the past five years), while FCStone outperformed both sectors over the past three years.

•	The P/E ration for investment services, which exhibited a rather high median P/E ratio at the valuation date, was forecast to decrease slightly for 2005 and down to approximately a 12 P/E for the long term.

•	Miscellaneous financial services, which had a lower P/E ratio at the valuation date, was expected to improve in 2005 before easing back down to a 10 P/E for the long term.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Strengths and Weaknesses

STRENGTHS AND WEAKNESSES

Actively traded stocks can be easily valued, since the price is set in the economic market by the law of supply and demand. However, with respect to a closely held company interest, the valuation is much more difficult because willing buyers and sellers may not be readily present at any particular point in time. Where no active market exists, other factors to consider include the company’s strengths or risks, including the Company’s market share, competitive advantages, and the depth or capabilities of management. Strengths and risks associated with a company affect the price a buyer is willing to pay. The greater the strength, the less risk a willing buyer perceives. The greater the risk, the less a buyer is willing to pay.

Strengths of FCStone

•	Strong reputation within the industry and the markets served; good customer loyalty

•	Experienced management team with clear strategic vision

•	Strong professional staff and operational processes

•	Strong growth prospects for industry and positive economic outlook in the near term

•	Financial stability; profitable operations; low debt; high liquidity

•	Commitment to the development of the infrastructure and management team necessary for future growth

Risks of FCStone

•	Volatile nature of commodities industry in general, and agriculture and energy segments in particular

•	Strong influence of economic and political conditions on industry

•	Volatile nature of currency values

•	Increasing inflation

•	The tightening availability and increasing cost of short-term and long-term funding and capital; volatile nature of the credit capacity, or perceived credit worthiness of the futures industry in the marketplace

•	Volatility of interest rates

•	Highly competitive industry

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

VALUATION ANALYSIS

As in any discussion involving appraisal issues, it is important to understand that appraisal theory is based on two principles: “the principle of substitution” and “the principle of future benefits.” The principle of substitution states that the value of an asset tends to be determined by the cost of acquiring an equally desirable substitute. In other words, a person will not purchase a particular asset if an equally desirable asset can be purchased at a lower price. The principle of future benefits states that the economic value of an asset reflects anticipated future benefits. An individual who purchases an asset is purchasing it in order to receive the benefits it can provide in the future, not for what it has done in the past. For example, a business that has had poor earnings in the past but has bright future prospects will be worth more than a business that has been successful in the past but will not be profitable in the future.

These principles form the basis for the generally accepted theory of business appraisal stated in Valuing a Business:

In its simplest sense, the theory surrounding the value of an interest in a business depends on the future benefits that will accrue to the owner of it. The value of the business interest, then, depends upon an estimate of the future benefits and the required rate of return at which those future benefits are discounted back to the appraisal date.2

In quantifying the future benefits, it is important to consider that the future benefits of ownership in a business must come from the following sources:

1.	Earnings or cash flow from either operations or investments.

2.	Liquidation or hypothecation of the assets.

3.	Sale of the interest.

However, no single formula can be used to determine the value of every business interest in every situation. Therefore, three different business appraisal approaches have evolved over time that focus on the ability of the business interest to provide benefits to its owner from one or some combination of the above sources. These approaches are:

1.	The market approach.

2.	The income approach.

3.	The asset approach.

A more detailed discussion of the three basic approaches and the corresponding methods is contained in Appendix 4. The remainder of this appraisal report discusses the valuation methods utilized in our analysis to reach an opinion of value for FCStone.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

VALUATION APPROACHES AND METHODS

Over time, three distinct approaches for valuing the stock of closely held companies have evolved including the income approach, the market approach, and the asset approach. Not all approaches are applicable in every valuation; valuation approaches and methods must be consistent with the purpose of the valuation, the standard and definition of value, the type of ownership interest being valued, and any legal or regulatory requirements of the engagement. In addition, industry conditions, company factors, and the availability of information must be considered when determining valuation approaches and methods. The following analysis details each of the approaches and the methods we considered applicable for the subject interest.

ASSET APPROACH

The importance of assets in the valuation process depends on the extent to which they can be utilized to generate benefits, such as earnings, cash flows, or dividends, either through operations or through liquidation. Assets provide the means for continuing earnings and some defense against the risk of periods of low earnings or losses.

The assets of a corporation are not owned by the shareholders but by the corporation with the shareholder’s ownership being restricted to the shares in the corporation. This lack of ownership of the assets diminishes the appropriateness of valuing business ownership interests based on the asset approach. However, when valuing a controlling interest, the shareholder can instruct and authorize the corporate entity to sell some or all of the assets and distribute the proceeds to the shareholders. Thus, control shareholders can access the value of the equity in the assets and the method becomes more appropriate. Other factors that would suggest using an asset approach are included in Appendix 4.

Further defining when the asset approach should be applied is Revenue Ruling 59-60, which states:

“The value of the stock of a closely held investment or real estate holding company, whether or not family owned, is closely related to the value of the assets underlying the stock. For companies of this type the appraiser should determine the fair market values of the assets of the company.”

The Ruling further states:

“...adjusted net worth should be accorded greater weight in valuing the stock of a closely held investment or real estate holding company, whether or not family owned, than any of the other customary yardsticks of appraisal, such as earnings and dividend-paying capacity.”

Although FCStone is not a closely held investment or real estate holding company, and most of the factors listed above that would support the application of an asset approach do not apply, we still considered as asset approach as one method of determining the value of the Company. We believe that the hypothetical willing buyer of 100 percent of the Company would at least consider the value of the assets underlying the investment in the Company when making the investment decision; the extent and nature of the assets provides one means of establishing the risk inherent in an investment. Nevertheless, as an operating entity in a service business, it is likely that the Company possesses some intangible value that is more appropriately captured through the application of an earnings and/or market method and as such, we have utilized the asset approach as a means of determining an indication of a minimum value.

Adjusted Net Tangible Asset Value

Using an asset approach provides some minimum value because shareholders of a company would not be willing to accept a price less than they could get by selling off the assets and paying off the liabilities. Net tangible asset value is often used as a starting point to determine the market price of a company’s net assets. FCStone’s net tangible

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

asset value on a control basis (eliminating the value of the minority interest in subsidiaries) as of the valuation date was $39,828,782.

Although the net tangible asset value provides one measure of the value of the Company’s assets, often the market values of the assets and liabilities are different from the carrying values (historical cost) on the balance sheet. In the adjusted net tangible asset value method, assets and liabilities are adjusted to their market value to determine the net asset value of the subject company.

As discussed in the financial analysis section of this report, an analysis of the balance sheet was completed and the Company’s various assets and liabilities were discussed with Management in an effort to determine if any material adjustments should be made. The carrying value of nearly all of the Company’s assets and liabilities were believed to present a reasonable proxy of their fair market value, especially since more than 90 percent of the Company’s assets were nearly liquid current assets.

However, it was necessary to adjust the carrying value of the Company’s seats on the Chicago Board of Trade, Kansas City Board of Trade, and Minneapolis Board of Trade to reflect their fair market value. The Company has recorded these seats at cost on its financial statements for an aggregate amount of approximately $1.2 million. Management estimated that the fair market value of the three Chicago Board of Trade seats was approximately $1.2 million each; the two Kansas City Board of Trade seats at $112,500 each; and their Minneapolis Board of Trade seat at $25,000; for an aggregate amount of $3.85 million. We then applied a 38 percent tax rate to the $2.7 million gain, resulting in an upward adjustment of approximately $1.7 million to the Company’s net asset value.

Thus, FCStone’s adjusted net tangible asset value on a control basis (eliminating the value of the minority interest in subsidiaries) as of the valuation date was $41,499,899. Detail with regard to the determination of the Company’s adjusted net tangible asset value is provided in Exhibit 3.

We have not and thus do not offer an opinion regarding the value of the underlying assets. We are not experts in the area of tangible property appraisals such as machinery and equipment. Accordingly, we have not made an independent investigation of the fair market value of the assets. We have accepted and relied, in part, upon the represented fair market value of the assets, without further verification, in making a determination of the net asset value of the Company.

INCOME APPROACH

There is consensus within the business valuation profession that earnings and cash flows are the primary sources of future benefits to a company and its owners and are therefore the most important factors affecting the going-concern value of most operating companies. As previously stated, the value of a company is the present value of future benefits (usually earnings, cash flows, or dividends), which will accrue to the shareholders. The income approach calculates value using this premise directly. Thus, future earnings or cash flows are converted to a present value by using an appropriate discount rate (discounted future earnings/cash flow methods) or capitalization rate (capitalization of earnings/cash flow methods). The income approach may result in indications of value on a minority basis or a control basis, depending upon whether or not the earnings have been adjusted for the prerogatives of control.

Discounted future earnings methods apply a discount rate to earnings projections for a period of years. Discounted future earnings methods are most useful when future operations are expected to be substantially different from current operations and growth is not expected to be stable—as when high growth rates are expected in the near term and lower growth rates are expected in the long term. Capitalization of earnings methods apply a capitalization rate to the earnings projected for the next year (frequently based on historical earnings). Capitalization of earnings methods are most useful when current operations are considered to be indicative of future operations and stable growth is expected in the future. In valuing FCStone, both the discounted future earnings methods and capitalization of earnings methods were considered.

The Company has experienced a considerable amount of volume growth and top line growth, as well as earnings volatility, in a relatively short amount of time, which places some constraint on the value of specific historical data

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

from the last several years. In addition, Management did not have long-term projections available and could only provide general guidance as to their current expectations regarding the near-term and beyond. Thus, we utilized a capitalization of earnings method based upon historical data and Management’s expectations. The following sections discuss the critical elements to the calculations (earnings measure, growth rate and discount/capitalization rate) and present the results of the calculations provided in detail within the Exhibits.

Earnings Measures - Adjusted Net Income and Cash Flow

By adjusting the Company’s earnings, the normal earnings capacity that a willing buyer may expect in the future can be determined. Typical adjustments include departures from generally accepted accounting principles (GAAP), proper matching of income and expense, nonrecurring or extraordinary income and expense items, income and expense items related to non-operating assets, and normalizing adjustments to the Company’s cost structure. As discussed in detail within the financial analysis section, a number of adjustments were necessary in order to calculate normalized adjusted net income and cash flow. A detailed explanation of the adjustments is included in the Financial Analysis section of this report, while detailed calculations are presented in Exhibit 4-A. The adjustments applicable to historical earnings and cash flow relate primarily to non-recurring income and expense, with the exception to calculating income taxes.

A summary of the result of the calculations in Exhibit 4-A are summarized as follows:

Historical Averages	Adjusted Net Income	Adjusted Simple Cash Flow to Equity	Adjusted EBTDA
Budgeted 2005	$4,783,920	$5,520,846	$8,930,426
Most recent year-end 2004	4,219,415	4,221,666	7,666,211
Two-year simple average	3,677,904	3,720,327	6,781,075
Two-year weighted average	3,858,408	3,887,440	7,076,120
Three-year simple average	3,395,601	3,399,458	6,337,396
Three-year weighted average	3,627,004	3,643,449	6,706,758
Five-year simple average	3,818,586	3,673,822	6,948,117
Five-year weighted average	3,703,724	3,650,315	6,800,866

The stream of benefits theoretically available to stockholders is cash flow. Net cash flow (often referred to as free cash flow) is cash that does not have to be retained and reinvested in order to sustain projected cash flows (or earnings) in the future. Net cash flow is the cash available for distribution to owners, and thus is of primary importance to owners. The financial community tends to focus on net cash flow as the preferred measure of economic income because cash flow is what an investor actually expects to receive and because it is the income measure for which the most empirical data is available.

Net income, EBITDA, EBIT, and other earnings measures are often utilized as proxies for net cash flow. Although appropriate under various circumstances, a careful analysis must be completed to determine if material differences exist. Typically, net income and other earnings measures tend to be higher than net cash flow because net cash flow is reduced by increases in working capital and by the excess of capital expenditures over depreciation. The results of our analysis for FCStone are summarized as follows:

•

In total, during the past five years as the organization has grown, capital expenditures have exceeded depreciation. However, during the most recent two years, depreciation has been slightly higher than capital expenditures. Granted, capital expenditures in 2003 and 2004, excluded a significant acquisition by FGDI, LLC that was financed through a capital lease and not from cash flow from operation. Nevertheless, in the near term, Management expects the trend of capital expenditures in excess of current depreciation to reverse. For 2005, Management’s capital expenditure budget is significantly below anticipated depreciation.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

The capital expenditures over the past five years are believed to be sufficient to accommodate significant additional growth. The Company is in a service industry, for the most part, and is not fixed asset intensive. Management acknowledges that additional computers, office accommodation, and other equipment will be necessary, but capital expenditures are not believed to be a material constraint to future growth.

•	Although there has been a difference between capital expenditures and depreciation, and thus a difference between adjusted net income and simple cash flow exists, the difference has not been substantial in any particular year and minimal over the five-year period calculated on a simple or weighted average basis.

•	The Company’s working capital has increased over the past five years, but at a much slower pace than volume or revenue. Between 2000 and 2004, working capital increased from approximately $23 million to $32 million and has been between $29 million and $32 million for the past three years. Thus, the working capital to sales ratio has been steadily going up as sales increase. However, it is important to note that by the very nature of the Company’s operations, substantially all of its assets and liabilities are current. Acquisition of additional assets as the Company grows creates a corresponding change in current liabilities.

•	Management is expecting the organization to continue to grow. Volume, revenue, and earnings are all expected to increase. Although significant (relative to the size of the organization) capital expenditures may not be necessary, additional working capital will be required.

•	The opportunity for growth is a driving force behind the decision to reorganize the Company. Through the restructuring, Management intends to create additional opportunities to raise capital to finance the expected growth. Thus, the need for additional working capital can be satisfied through means other than current cash flow from operations.

As a result of these findings, adjusted earnings from operations was selected as a proxy for the Company’s cash flow. Adjusted earnings from operations and simple cash flow from operations bear a reasonably close resemblance to one another and that relationship is expected to continue in the near term, even with the expectation of growth.

Growth Rates

We considered several factors when determining growth rates:

•	When determining growth rates for a subject company, we typically use nominal economic growth forecasts (factors in real economic growth and inflation) as a starting baseline, and then compare the subject company’s growth prospects against the economy as a whole.

Short-term nominal economic growth was forecast to be 7.0 percent for all of 2004 and 5.9 percent in 2005. Long-term forecasts predicted nominal economic growth to average 5.5 percent over the next decade.

•	Overall, the international economic situation was expected to continue growing in the short- and long-term. Some regions, such as South East Asia, were expected to grow faster than the U.S economy, while other regions such as Europe were expected to grow slower.

This would have a neutral impact on our baseline growth forecasts.

•	The futures and options industry has grown exponentially during the last 25 to 30 years. In recent years, even as high growth rates become harder due to the sheer size that the industry has attained, the number of futures and option contracts has continued to grow at least 20 to 40 percent annually.

This would indicate a higher short-term growth rate higher than nominal economic growth for the Company. For the longer term, the Company should grow at least as fast as nominal economic growth.

•	While not as high as the industry in general, the number of agricultural commodity futures and option contracts has continued to grow at rates higher than nominal economic growth.

This would support our higher short-term growth expectations for the Company.

•

Short-term agribusiness prospects were expected to improve in the coming year, as the crop year ending in September 2004 was expected to bring large crops at higher prices. For the longer term, agribusiness, a

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

very mature industry, should grow as fast as nominal economic activity due to continued productivity increases.

This would support our higher short-term growth expectations for the Company and nominal baseline growth for the long-term.

•	Over the past five years, the Company has grown revenue (net of cost of grain and fuel) by nearly 25 percent annually. However, much of this growth was attributed to the Stone acquisition and the subsequent integration and expansion of that firm’s business. Future revenue growth over nominal economic activity will depend upon expanding new markets and products (i.e. into currency and/or equity futures and options trading) and continuing to expand its customer base away from its traditional member/owners.

This would support our higher short-term growth expectations for the Company and nominal baseline growth for the long-term.

•	Although profits have been volatile over the past five years, earnings have stabilized to levels of five years ago as the Company experienced the high growth related to its Stone acquisition and assimilation. Management believed that going forward, margins would remain stable, meaning profits should increase proportionately with overall revenue growth.

This would support our higher short-term growth expectations for the Company and nominal baseline growth for the long-term.

•	Management expects earnings before tax to grow to approximately $10 million over the next five years (7.5 to 10 percent growth annually), which is higher than expected nominal economic short-term growth. Longer term, the expectation is for more subdued growth more in line with nominal economic growth.

This would support our higher short-term growth expectations for the Company and nominal baseline growth for the long-term.

Thus for the stated reasons, we believe that the Company’s opportunities in the near-term would be above nominal activity, at approximately 10 percent, while long-term growth would be near the nominal economic growth of 5.5 percent. We have utilized these estimates within the capitalization of earnings method.

Discount Rates and Capitalization Rates

An equity discount rate is the total expected rate of return, stated as a percentage, that a willing buyer/investor would demand on the purchase price of an ownership interest in an asset (such as the stock of a closely held company) given the risk inherent in that ownership interest. This required rate of return varies with time even for the same investment due to differences in prevailing interest rates and in returns available on alternate investments. It also varies due to changes in the general economy and investor perceptions about equity markets. The required rate of return is sensitive to and incorporates inflationary expectations. It reflects not only risk in equity markets as a whole, but also risk that are specific to the company being appraised.

Within valuation practice there are two primary techniques for determining a company’s equity discount rate, the build-up method and the capital asset pricing model (“CAPM”). The build-up method is based on the principle that a company’s equity discount rate is composed of a number of identifiable risk factors, while CAPM incorporates comparative company data into a number of the same identifiable risk factors. The most commonly used method for a small, closely held company is the build-up method. However, in the event that valid comparative company data can be obtained for the subject company, the CAPM method should be considered, and its use may be warranted. As part of our analysis, we have considered both methods of calculating equity discount rates.

A capitalization rate is derived from the discount rate and, like the discount rate, reflects the rate of return required by a willing buyer on an investment in the specific company. Whereas a discount rate is used with a stream of future earnings, which include expected future growth, a capitalization rate is used with the projected earnings for a single year, which do not include expected future growth. Therefore, the capitalization rate is equal to the discount rate reduced by the expected long-term growth rate.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

Build-up Method

Utilizing the build-up method as described in Appendix 8, we developed an equity discount rate for FCStone as of August 31, 2004 as follows:

Equity Discount / Capitalization Rates	Company Budget: Year Ending August 31, 2005	Historical Performance
20-year treasury bonds as of valuation date	5.10%	5.10%
Common stock adjustment (SBBA)	7.20%	7.20%
Size premium (SBBA)	4.00%	4.00%
Company / industry specific risk (1)	0.00%	0.00%
Increment for projection risk (1)	0.00%	0.00%

Discount rate for Cash Flow	16.30%	16.30%

Increment for use of net income (2)	0.00%	0.00%

Discount rate for Net Income	16.30%	16.30%

Less: Long-term growth	5.50%	5.50%
Capitalization rate for Net Income	10.80%	10.80%

(1)	The company specific risk factor typically acknowledges the individual risk inherent in a particular company. However, we believe that any company or industry specific risk is captured within the size premium from SBBA. The Company is growing, on sound financial footing, of an adequate size to be publicly traded if it so chose, is professionally managed, and hedges its risks through its day-to-day operations. We believe the Company holds no higher risk than the subject companies in the SBBA studies, and as such, no company and/or industry specific risk was applied in addition to the risk captured through the common stock and size premiums.

(2)	While additional risk may typically be associated with the use of net income, as indicated in the earnings measure section of this report we do not believe it is necessary with regards to FCStone.

CAPM

Although the CAPM method was considered in calculating the discount rate applicable to FCStone, we did not believe that its application would result in a more accurate discount rate than that determined by the build-up method. Obtaining a reasonable estimate of beta for the subject company is critical to the CAPM equation. Due to the differences in size, markets, and various operating characteristics, none of the companies investigated were selected from the sample of guideline companies considered (see market approach section of the report). Thus, an estimate of beta could not be obtained.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

Calculations of Value

We calculated the value of the Company using the capitalization of earnings method, based on a capitalization rate determined by the build-up method. Detailed calculations are presented in Exhibit 4-B, along with additional explanation of the calculations completed. The results of the calculations are as follows:

Indicated Value of 100% of the Company Equity	Capitalization of Earnings
Budgeted 2005	$44,295,556
Most Recent Year-End 2004	42,975,527
2-Year Simple Average – historical	37,460,135
2-Year Weighted Average – historical	39,298,600
3-Year Simple Average – historical	34,584,826
3-Year Weighted Average – historical	36,941,712
5-Year Simple Average – historical	38,893,009
5-Year Weighted Average – historical	37,723,117

MARKET APPROACH

The market approach uses information obtained through analysis of comparable public companies (and private companies, whenever possible) and/or analysis of comparable transactions as a guide to the value of the subject company. If good comparable/guideline company information is available, the market approach can provide the best indication of value; but it is often very difficult to find truly comparable companies.

Guideline Company Analysis

When valuing the stock of closely held companies, the market values of stocks of comparable publicly held companies (and privately held companies if enough information is available) are relevant factors that provide guidance as to the value of the subject company. Such comparable companies are called guideline companies. The underlying purpose for the use of guideline companies is the calculation of a price-to-earnings ratio, a price-to-book value ratio, or some other relationship derived from the market data. The ratios are intended to represent relationships set by investors in the market, and since these companies are thought to be similar to the subject company, the implication is that these ratios can be applied to the subject company to provide an indication of value. Appendix 9 provides an in-depth description of the procedures we used in finding guideline companies comparable to the FCStone.

Guideline Company Conclusion from Research

While the commodities futures and options industry is dominated by publicly traded firms, all of these businesses operated as divisions of much larger organizations and were not adequate for consideration as guideline companies. However, FCStone has grown to the point that it could become a publicly traded company if it so chose. In that event, it is likely that equity analysts would classify FCStone as belonging to the to the diversified financial services segment of the financial industry, whereby FCStone would be compared and measured against other companies in this segment. As such, we have chosen to measure FCStone against the diversified financial services segment as a whole, rather than comparing the Company against individual guideline companies, which are not believed to be comparable. This analysis appears in the Financial Analysis section of this report. We also considered industry sector data for purposes of support for our conclusions under the other approaches, and utilized the industry sector data as a reasonableness check in our valuation conclusion.

In addition, while some of the companies profiled in the transportation brokerage industry appeared to have operations similar to FCStone’s transportation brokerage operations, we did not believe that utilizing these as guideline companies would be prudent, since transportation brokerage comprises a small portion of FCStone’s total revenue. As such, we did not utilize a guideline company method to value FCStone.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

Industry Mergers and Acquisitions

Merger and acquisition transactions within the industry may be analyzed to gain insight into the value of the stock of a closely held company. Such transactions are also an indication of the attitude of the investing public towards the industry. However, many times the acquisition multiples analyzed yield a value that is outside the scope of fair market value, as purchase prices often include premiums for synergies and involve specific buyers and sellers, while the fair market standard of value involves hypothetical buyers and sellers. Thus, often a method based on industry transactions is utilized as support for other methods, rather than a clear indication of value on its own.

While we noted that there were several transactions in the Investor Services and Miscellaneous Financial Services sector of the Financial Services Industry, of which SIC codes 6221 and 6799 are a part of, none of the transactions involved were in the applicable SIC codes. As discussed in Appendix 9, we did not believe that utilizing individual companies (such as investment banks and diversified financial services providers) would be appropriate for guideline company analysis. For those same reasons, we do not believe that utilizing the individual transactions in this industry segment would be appropriate. Thus, we believe that any relevant market data for the industry would be better utilized in the aggregate for purposes of financial analysis or in support of the other methods. See the Industry Sector Analysis in Exhibit 2 and the financial analysis section.

Appendix 10 further details the results of our search for acquisition transactions involving companies similar to FCStone.

Past Transactions in the Company’s Stock

Historically, the Company has operated as a co-operative, where the Company’s customers have become member “owners” of the business, receiving shares and patronage dividends depending on the amount of business volume each customer provided to the Company. Over time, each “owners” share of the business has fluctuated, including redemptions of minority interests (typically at par value) as customers have changed over time.

Going forward, the Company will operate as a standard “C-corporation,” and as such, past transactions would not provide adequate guidance in determining a value for the Company as of the valuation date.

Past Offers to Purchase Company

There have been no formal offers to purchase the stock or assets of FCStone. Management had indicated that the Company does not intend to sell in the immediate future. Therefore, we were unable to utilize a method based on past offers to purchase the Company to determine an indication of the value of the Company.

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Analysis

VALUATION CONCLUSION

While the appraisal process calls for the application of stringent standards and precise calculations, the valuation of a closely held business is an art rather than an exact science because of the judgment involved in applying the various valuation methods, and ultimately in using one or more of those methods determine a reasonable estimate of value. As such, there is no empirical basis for weights, they are presented to help the reader understand the appraiser’s thought process about the relative importance of each method in determining the final opinion of value. The following is a summary of the various valuation methods we used to determine the fair market value of 100 percent of the equity of FCStone Group, Inc.:

•	Asset Approach—The adjusted net tangible asset value of the Company is approximately $41.5 million. Although the asset approach sets a fairly accurate baseline of value, we placed less reliance on the asset approach primarily because the methods under this approach do not capture any unrecorded intangible asset value which often exists within an enterprise as a going concern. As a going concern, we believe that that there is some level of intangible value associated with the Company’s operations, customer relationships, and talent assembled, which is more appropriately captured through an earnings and/or market approach. Nevertheless, we have not completely ignored the asset approach, as we believe an investor would consider the nature and extent of the assets underlying an investment when making their investment decision.

•	Income Approach—Our conclusion for the fair market value of FCStone primarily relied upon the income approach. There is consensus in the business valuation profession that earnings and cash flows are the primary sources of future benefits to a company and its owners and are therefore the most important factors affecting the going-concern value of most operating companies. As previously stated, the value of a company is the present value of future benefits (usually earnings, cash flows, or dividends) that will accrue to the shareholders. The income approach calculates value using this premise directly and will capture the value of both tangible and intangible operating assets.

•	Using the capitalization of earnings method within the income approach, the two earnings measures we considered to be the best proxies for future performance were the most recent year-end earnings, and the 2005 budgeted earnings. Utilizing the most recent year-end earnings, the indicated value of the Company was approximately $43.0 million, while the 2005 budgeted earnings measure indicated a value of approximately $44.3 million. Although considered, we did not place reliance on the capitalization of earnings methods based upon historical average earnings. The Company has undergone significant growth over the past five years and has experienced some earnings volatility as a result of this growth. The integration of Stone, an increase in the volume of non-member business, and the changing landscape within the industry have all been influences. Now, with the current restructuring, it is believed that the Company is positioned to continue to grow and achieve higher levels of profitability. Thus, we do not believe that historical average earnings fully captured the future earnings potential of the business.

•	Market Approach—After thorough analysis, we did not rely on any of the methods under the market approach in determining the fair market value of FCStone. However, we did utilize industry sector market data obtained during the market approach as a reasonableness check. The focus of our guideline company and market transaction search, an ultimately our sector analysis, was the Investment Services industry sector along with Miscellaneous Financial Services industry sector. Based upon our analysis, we believe that if FCStone would become a publicly traded company, it would be likely be classified within the Miscellaneous Financial Services sector, as the Investment Services sector generally includes the very large and diversified investment banks such as J.P. Morgan, U.S. Bank, Citigroup, Morgan Stanley, etc., while Miscellaneous Financial Services includes smaller, more specialized firms.

•	With a fair market value of $43.1 million, FCStone would have a price-to-book ratio of approximately 1.04 (utilizing adjusted net tangible assets). While this does not compare favorably

FCStone Group, Inc.
Valuation Report as of August 31, 2004	Valuation Conclusion

to Investment Services, which had a median price-to-book of 2.09, it did compare favorably with the Miscellaneous Financial Services median of 1.18. As we already noted, Investment Services includes large investment banks, which generally have much different capital structures than FCStone, and as such, are probably not truly comparable. In addition, it can be expected that FCStone would have a price-to-book ratio lower than Miscellaneous Financial Services median, as even if the Company would join these publicly traded companies, its smaller size would still place the Company in the lower half of the sector as a “niche player”, and as such, investors would most likely discount the Company’s price somewhat. Thus, in comparison to the median price-to-book ratio for Miscellaneous Financial Services, FCStone’s price-to-book ratio seems reasonable.

•	Utilizing the Company’s $43.1 million fair market value, FCStone would have a price-to-earnings ratio (“P/E”) of 10.21 (utilizing current year adjusted net income). Once again, the Investment Services sector had a much higher P/E at 19.56, which we believe was a result of the aforementioned differing size, capital structure, and level of diversity. However, while lower than the sector’s median, FCStone’s P/E compared favorably to Miscellaneous Financial Services, which had a median P/E of 10.64. We believe that this is a reasonable P/E, given the previously stated reasons that FCStone would derive a smaller than median ratio within the sector.

Exhibit 5 provides a summary of the calculations from the various methods considered. Our opinion of the fair market value of 100 percent of the equity of FCStone Group, Inc as of August 31, 2004 is $43,100,000.

FCStone Group, Inc.	Appendix 1
Valuation Report as of August 31, 2004	Assumptions and Limiting Conditions

APPENDIX 1: ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report has been made with the following general assumptions and limiting conditions:

1.	No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters including title or encumbrances. Title to all property is assumed good and marketable unless otherwise stated. All property is further assumed free and clear of any or all liens, easements or encumbrances unless otherwise stated.

2.	Information furnished by others, upon which all or portions of this report are based, is believed to be reliable; however, no warranty is given as to the accuracy of such information. The Company and its Management warranted to us that the information supplied to us was complete and correct to the best of their knowledge. It has been assumed that all facts and circumstances that would significantly affect the appraisal results have been disclosed to us. Any significant errors in, or omissions from, the information supplied to us will have a corresponding effect on our analyses and conclusions.

3.	In preparing this appraisal, we have relied upon information provided by the Company in order to determine the net asset value of the Company. Therefore, we have not made an independent investigation of the fair market value of the underlying assets of the Company and thus do offer an opinion regarding their value.

4.	No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions that occur subsequent to the date hereof.

5.	Full compliance with all applicable federal, state, and local zoning, use, environmental and similar laws, and regulations is assumed. It is assumed that all required licenses, certificates of occupancy, consents or other legislative or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

6.	This engagement is limited to the opinion of the fair market value of 100 percent of the equity of FCStone Group, Inc. as of August 31, 2004, in connection with assisting the Company in its determination of the number of shares of the common stock to be issued as a result of the restructuring of the Company from a cooperative to a regular business corporation. Neither this report nor any portion thereof (including without limitation any conclusions as to value, the identity of RSM McGladrey, Inc., or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of RSM McGladrey, Inc.

RSM McGladrey was not requested to and did not assist in determining the manner in which ownership interests will be converted into shares of common stock or in which subscription rights will be issued. Furthermore, RSM McGladrey was not requested to and did not provide an opinion or make recommendations to the Board of Directors or any members of the Company with respect to whether to approve the proposed restructuring and/or exercise any subscription rights received. Further, RSM McGladrey did not express an opinion as to the fairness of any terms of the restructuring including, without limitation, the price per share of the common stock.

Nothing in the appraisal constitutes an opinion regarding the fair market value of any individual ownership interests in the Company. RSM McGladrey expresses no opinion, guarantees, or form of assurance of any kind, expressed or implied, on the potential investment performance of an investment in the Company. Readers of the appraisal should undertake a full due diligence review of the Company and make their own independent determinations of its future prospects, financial or otherwise, and the financial prudence, tax, legal, and all other ramifications of any contemplated transaction and should retain independent and qualified advisors.

7.	Our analysis considered those facts and circumstances present at August 31, 2004, the valuation date. Our opinion would most likely be different if another valuation date was used.

FCStone Group, Inc.	Appendix 1
Valuation Report as of August 31, 2004	Assumptions and Limiting Conditions

8.	Neither RSM McGladrey, Inc., nor any individuals signing or associated with this report shall be required because of this report to give testimony or appear in court or other legal proceedings, unless specific arrangements therefore have been made.

9.	Regarding the projections of earnings or cash flows used in the analysis herein, they have been based upon the identified assumptions. Some assumptions inevitably will not materialize, and unanticipated events may occur; therefore, the actual results achieved during the projection period will vary from the projection, and the variations may be substantial.

10.	We have compiled summary financial data and ratios that are contained in the report and various exhibits. The data in these exhibits represent financial data extracted from the Company’s historical financial statements as well as other sources. The financial information does not constitute a complete presentation of the Company’s financial statements in accordance with generally accepted accounting principles. The information presented is included solely to assist in the development of the value conclusion presented in this report, and should not be used to obtain credit or any other purpose.

FCStone Group, Inc.	Appendix 2
Valuation Report as of August 31, 2004	Appraisers’ Certification

APPENDIX 2: APPRAISERS’ CERTIFICATION

We certify that to the best of our knowledge and belief:

1.	The statements of fact contained in this report are true and correct.

2.	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and, unbiased professional analyses, opinions, and conclusions.

3.	We have no present or prospective interest in the entity that was the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4.	We have no bias with respect to the property that was the subject of this report or to the parties involved with this assignment.

5.	Our engagement in this assignment was not contingent upon delivering or reporting predetermined results.

6.	Our compensation for completing this assignment was not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this report.

7.	Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Business Valuation Standards of the American Society of Appraisers.

8.	All estimates of value are presented as our considered opinions, based upon the facts and data obtained during the investigation by us and by those under our direct supervision. Providing significant professional assistance in completing this report was RSM McGladrey, Inc. staff member Greg Patterson (economic and industry research and written summary).

9.	The American Society of Appraisers has a mandatory recertification program for all of its Senior Members. We are in compliance with that program.

RSM McGladrey, Inc.

Yale Kramer
Director, Business Valuation Services Group

Scott Ivers
Director, Business Valuation Services Group

FCStone Group, Inc.	Appendix 3
Valuation Report as of August 31, 2004	Professional Qualifications of Appraisers

APPENDIX 3: PROFESSIONAL QUALIFICATIONS OF APPRAISERS

Yale Kramer

Director

CPA/ABV, ASA, CBA, JD

O 515.558.6600

F 515.471.5207

yale.kramer@rsmi.com

Summary Of Experience

Yale Kramer has been valuing businesses since 1972. In 1981 he founded Reiss Corporation, which specialized in appraisals of closely held businesses until the appraisal practice was merged with the business appraisal practice of McGladrey & Pullen in 1997. Between 1982 and 1998 Mr. Kramer also owned majority interest in KR Business Brokers, Inc. and was active in the sale of small and mezzanine businesses in the state of Iowa. He was certified by the International Business Brokers Association as a Certified Business Intermediary. On August 1, 1999, he joined RSM McGladrey, Inc. through an acquisition.

Mr. Kramer has conducted appraisals for a variety of purposes including federal gift and estate tax, estate planning, employee stock ownership plans, tender offers, mergers and acquisitions, condemnation of business interests, patents and other intangible assets, and litigation including dissolutions, lost profits and other economic changes. Mr. Kramer has been involved in valuation matters in approximately 20 states. He has served as an expert witness in both state and federal courts, and has been appointed a Special Master and arbitrator by Iowa District Courts. In addition to authoring a workbook for accountants on valuing closely held businesses, he has been a reviewer or contributor for other publications relating to business valuation. He has been a speaker on valuation matters at seminars in the United States, Canada, and in the Republic of China under the auspices of the Chinese government and the U.S. Department of Commerce. He has helped develop and/or taught business valuation courses sponsored by the American Society of Appraisers, the American Institute of Certified Public Accountants and a number of state societies of CPAs.

Professional Credentials/Special Qualifications

•	Senior Member, American Society of Appraisers (currently re-certified in Business Valuation)

•	Certified Public Accountant (accredited in business valuation – ABV)

•	Certified Business Appraiser (CBA) Institute of Business Appraisers

•	Expert witness on the valuation of closely held business before U.S. Tax Court, U.S. Bankruptcy Court, U.S. Federal District Courts and various state District Courts, including testimony on behalf of the Internal Revenue Service, Federal Deposit Insurance Corporation, and the Iowa Department of Revenue

•	Speaker on valuation matters at seminars sponsored by the U.S. Department of Commerce with the Republic of China, the Iowa Bar Association, University of Iowa Law School, Drake University Law School, American Institute of CPAs, Ohio Society of CPAs, Illinois Society of CPAs, Internal Revenue Service, American Society of Appraisers, California Department of Transportation, the Canadian Institute of Chartered Business Valuators, and Iowa Trial Lawyers Association

FCStone Group, Inc.	Appendix 3
Valuation Report as of August 31, 2004	Professional Qualifications of Appraisers

Education

•	Mr. Kramer attended Washington University Law School, St. Louis, Missouri, and holds B.S., M.B.A., and J.D. degrees from Drake University, Des Moines, Iowa.

Professional Affiliations

•	Former Chairman, Business Valuation Standards Committee, ASA 2001—2003

•	Member, Appraisal Standards Board of the Appraisal Foundation, 1998 to 2000

•	Regional Governor ASA, 6/97 (Resigned to accept position on ASB)

•	Business Valuation Standards Committee, ASA, 1997 (Resigned to accept position on ASB)

•	1996 Appraisal Standards Board of the Appraisal Foundation (term not completed due to complications after surgery)

•	Former National Chair, Business Valuation Discipline American Society of Appraisers, 1989–1991

•	Former Education Chair, Business Valuation Discipline, American Society of Appraisers, 1987–1989

•	Former President, Iowa Chapter 64, American Society of Appraisers, 1991–1992

•	Former Member, Valuation Advisory Committee, ESOP Association

•	Former Member, Advisory Board, The Accountant’s Business Manual, American Institute of CPAs

•	Former Member, Business Law Subcommittee, Board of Examiners, American Institute of CPAs, involved in writing the law portion of the uniform CPA exam

•	Former Treasurer and Member of Board of Directors, Iowa Society of CPAs

•	Former Certified Business Intermediary, International Business Brokers Association

•	Member, Iowa Bar Association

•	Member, Polk County Bar Association

FCStone Group, Inc.	Appendix 3
Valuation Report as of August 31, 2004	Professional Qualifications of Appraisers

Scott Ivers

Director

CPA/ABV, ASA, MBA

O 515.281.9274

F 515.471.5395

scott.ivers@rsmi.com

Summary of Experience

Scott Ivers has specialized in appraisals of closely held businesses and professional practices since 1998. He joined McGladrey & Pullen in 1991 as a staff accountant. He worked initially as an auditor conducting financial statement audits and later as a tax specialist participating in individual and corporate tax planning.

In May of 1996, Mr. Ivers accepted a position as accounting manager for Compressor Controls Corporation in Des Moines, Iowa. He was responsible for management of the accounting department, including accounts receivable, accounts payable, payroll, cost accounting and financial reporting.

In 1997, he resumed his career with McGladrey & Pullen, LLP as a tax manager for the national tax group. As part of the national tax group, Mr. Ivers assisted in the development of the firm’s cost recovery services. His responsibilities included development of procedural manuals, marketing materials, and standardized reporting, as well as training firm personnel throughout the United States.

In 1998, he began conducting business appraisals for a variety of purposes including federal gift and estate tax, estate planning, employee stock ownership plans, S-corporation elections, charitable gifts, mergers and acquisitions, condemnation of business interests, and intangible assets, such as patents. Mr. Ivers’ experience also includes lost profits, patent infringement, and violation of non-compete agreements, as well as other economic damages. Mr. Ivers is experienced in the analysis of corporate financial and other data, comparable securities analysis, and business valuation techniques. He also assisted in the maintenance of proprietary computer models for use in financial data analysis.

Professional Credentials

•	Earned the designation of Accredited Senior Appraiser (ASA) in Business Valuations from the American Society of Appraisers, which includes passing a four part series of courses, passing an ethics examination, passing the Uniform Standards of Professional Appraisal Practice exam, having two appraisal reports approved by peer review through the American Society of Appraisers, and satisfying the five year experience requirement in providing business appraisal services.

•	Certified Public Accountant (accredited in business valuation – ABV), awarded the Elijah Watt Sells award for scoring in the top three percent of those passing the May 1991 American Institute of Certified Public Accountants exam on the first try.

Education

•	Mr. Ivers holds a B.A. degree from the University of Northern Iowa, graduating with highest honors (summa cum laude) in 1991 and was a member of the Omicron Delta Kappa honor society.

•	Recently Mr. Ivers obtained his MBA from Drake University (2002), graduating with highest honors (summa cum laude).

•	Completed over 200 hours of continuing professional education courses in business valuation topics.

FCStone Group, Inc.	Appendix 3
Valuation Report as of August 31, 2004	Professional Qualifications of Appraisers

Professional Affiliations

•	Member, American Institute of Certified Public Accountants (AICPA)

•	Member, Iowa Society of CPAs (ISCPA)

Committee Appointment: Career Awareness Committee

•	Member American Society of Appraisers

•	Member of the Iowa Chapter of the American Society of Appraisers

Officer Appointment: Chapter Secretary 2003 – 2004

Officer Appointment: Chapter Vice President 2004-present

•	Member of the Institute of Business Appraisers

•	Member of the Des Moines Estate Planners

•	Associate Member, Association of Certified Fraud Examiners

•	Board of Directors, Blank Park Zoo

Executive Board Appointment: Treasurer

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

APPENDIX 4: VALUATION PRINCIPLES, METHODS AND TERMS

REVENUE RULING 59-60

Revenue Ruling 59-60 outlines the Internal Revenue Service’s view on the valuation of closely held businesses. Although Revenue Ruling 59-60 was originally promulgated for estate and gift tax purposes, it has become a guideline for other valuation purposes and has been accepted by the valuation community as a basic guideline to valuing closely held companies. The Ruling cites the following eight basic factors that should be considered in the appraisal of a closely held entity, which we have taken into consideration in our analysis of the Company and our final opinion of value.

1.	The nature of the business and the history of the enterprise from its inception.

2.	The economic outlook in general and the condition and outlook of the specific industry in particular.

3.	The book value of the stock and the financial condition of the business.

4.	The earning capacity of the company.

5.	The dividend-paying capacity.

6.	Whether or not the enterprise has goodwill or other intangible value.

7.	Sales of the stock and the size of the block of stock to be valued.

8.	The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter. [3]

Determining the fair market value of common stock in a closely held company is a difficult task requiring the consideration of numerous factors and cannot be determined by any precise mathematical formula. A sound appraisal requires familiarity with the company and the environment in which it operates, as well as knowledge and experience in the disciplines of accounting, finance, and appraisal.

It should be noted that, even after careful consideration of all the relevant facts and information, significant variances in value estimates could be derived for a closely held enterprise. In reconciliation of these variances, it must be acknowledged that appraisal is not an exact science whereby a given formula can be applied to a set of data and a conclusive result be determined. Rather, the informed judgment of the valuator operating in the context of reasonableness and common sense must underlie the appraisal process.

VALUATION PRINCIPLES

Business valuation methodologies are based upon certain basic principles. To understand those methodologies, it is important to understand the underlying valuation principles.

Principle of Substitution

The principle of substitution states that the value of an asset tends to be determined by the cost of acquiring an equally desirable substitute. In other words, a person will not purchase a particular asset if an equally desirable asset can be purchased at a lower price.

Principle of Future Benefits

The principle of future benefits states that the economic value of an asset reflects anticipated future benefits. An individual who purchases an asset is purchasing it in order to receive the benefits it can provide in the future, not for what it has done in the past. For example, a business that has had poor earnings in the past but has bright future

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

prospects will be worth more than a business that has been successful in the past but will not be profitable in the future.

Ownership Interest Being Valued

When valuing an ownership interest in a closely held entity, it is important to consider the specific ownership interest being valued. There are generally two types of equity ownership interests–controlling and minority interests. A controlling interest is an interest that has the power to direct the management and policies of a business enterprise. A minority interest is an “ownership position less than 50 percent of the voting interest in a business enterprise.”4 The subject of this report is a controlling interest.

LEVELS OF VALUE

Although valuation is a range concept, current valuation theory suggests that there are three basic “levels” of value applicable to a business or business interest, described as follows:

•	Controlling Interest: the value of an ownership interest encompassing the power to direct the management and policies of a business enterprise.

•	As-if freely tradable minority interest: the value of a minority interest, lacking control, but enjoying the benefit of market liquidity

•	Non-marketable, minority interest: the value of a minority interest, lacking both control and market liquidity

VALUATION APPROACHES AND METHODS

The three basic valuation approaches used by appraisers are:

1.	The market approach;

2.	The income approach; and

3.	The asset approach.

Market Approach

The market approach is based on the principle of substitution. In using this approach, the appraiser looks at the market to see what similar businesses or business interests are worth. There are four methods that can be used in applying the market approach: the past transactions method, the guideline public company method, the merger and acquisition method, and the rules of thumb method.

In some cases, appraisers are able to use past transactions in a company’s stock as an indication of its value. According to Revenue Ruling 59-60 and several U.S. Tax Court cases, in determining the value of stock of a closely held company, actual arm’s length sales of such stock in the normal course of business within a reasonable time before or after the valuation date are the best criteria of market value.

However, as discussed in Guide to Business Valuations, by Jay Fishman, et. al., actual transactions are not always a reliable gauge of value for several reasons including:

1.	Sales are often rare, and the last sale may have taken place years before the valuation date.

2.	The number of shares may be substantially different from the number of shares being valued.

3.	If the sale was to a family member, it will be difficult to establish that the selling price was arrived at in an arm’s length manner.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

4.	In some cases, sales to insiders are motivated by a desire to reward managers by offering them company stock at a discount. In other situations, employees buy shares to ensure job security.[5]

In lieu of actual sales in the company’s stock, the most common valuation method is the guideline public company method. In this method, the appraiser will perform a thorough search of publicly traded companies in order to find guideline companies that are similar to the subject company. Often this involves companies from the same Standard Industrial Classification (SIC) or North American Industrial Classification Manual (NAICS) code, but there are instances when information from a company from a different industry is also useful. Similarly, a company involved in the same industry is often not comparable due to differences in size, markets, capital structures, and so forth.

Revenue Ruling 59-60 specifically states that in valuing the stock of closely held corporations or the stock of corporations where market quotations are either lacking or too scarce to be recognized that “the market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter” is a fundamental factor that requires careful analysis.6

There are several advantages to utilizing the guideline public company method. It represents a more objective source of data in that share prices of the publicly traded companies are set by many transactions from buyers and sellers. These transactions give an indication of how the market or the public values the stock of the publicly traded company. When valuing a minority interest in a subject company, the guideline public company method may be simpler to apply because the share price inherently represents minority interests. Also, if the subject company is large and has the potential to be publicly traded, the applicability of this method increases.

A drawback to the guideline public company method is that it is often difficult to find truly similar companies to use for guidelines. Consideration should be given to both qualitative and quantitative data. Qualitative data includes but is not limited to size, management depth, product line diversification, geographic diversification, market position, supplier or customer dependence, and access to capital markets. Quantitative analysis includes but is not limited to financial risk, growth, and earnings (or cash flow) trends. Often, it is difficult to find companies that are similar on all of these parameters and therefore, the appraiser must exercise judgment in choosing criteria that are critical for comparability.

The objectiveness of the pricing data from the guideline companies may also be questioned. For example, publicly traded stock that is thinly traded may raise doubts as to the objectivity of the pricing data because relatively few transactions are indicating the price of the company. As stated above, Revenue Ruling 59-60 specifies utilizing stocks that are “actively traded in the free and open market.” There have also been instances in which the stock market has had an emotional aspect such as the significant market decline experienced in October 1987 and the “irrational exuberance” experienced in the late 1990s. Another difficulty lies in properly interpreting the stock and financial data of the guideline companies, as detailed information may be lacking in annual reports, 10-Ks, and 10-Qs.

The appraiser must demonstrate objectivity and sound reasoning in selecting the guideline companies, applying the data from the guideline companies to the subject company, and in weighting the results from the guideline public company method. Weighting is dependent upon the degree of confidence gained by the appraiser that the publicly traded company is similar, and therefore, the pricing data obtained from it is applicable to the pricing of the subject company.

Another market method is the merger and acquisition method. The basic principles of the merger and acquisition method are the same as the guideline publicly traded company method. However, as opposed to using stock prices from the public marketplace, the merger and acquisition makes use of actual sales of comparable companies. There are several sources for such information such as the Institute of Business Appraisers (IBA) Market Data Base, BizComps, Pratt’s Stats, Done Deals, and Mergerstat Review. Each of these sources has accumulated data on actual sales of businesses that can be useful in observing the sales prices of other companies in a particular industry.

The merger and acquisition method can provide the best indication of the prices in which entire companies can change hands; therefore, its applicability would be most appropriate for valuing a controlling interest in a subject

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

company. Like the guideline public company method, it can provide a more objective source of data. It also has the advantage that buyers and sellers involved in these transactions are often well informed.

A challenge in utilizing the merger and acquisition method is that it is difficult to find similar companies that have been acquired. Another problem is that an adequate level of detail on the acquisitions may be lacking. Furthermore, there may be difficulties in understanding and interpreting the data as to what was actually bought, such as assets purchased and debt acquired.

The fourth method is the rule of thumb method. This method uses valuation formulae common to a given industry. Often, they are based on multiples of earnings, cash flow, or revenue. The usefulness of the rule of thumb method varies from industry to industry. In some cases, the industry may not have widely used rules of thumb while in others; rules of thumb provide a great deal of insight in valuing the company.

The Business Valuation Standards set by the American Society of Appraisers state that the “value indications derived from the use of rules of thumb should not be given substantial weight unless supported by other valuation methods and it can be established that knowledgeable buyers and sellers place substantial reliance on them.”7

A difficulty in applying the rule of thumb method is that a lack of information exists in understanding the transactions that make up the formula so that the appraiser can evaluate the appropriateness of the multiple for the subject company and/or to make adjustments for its proper utilization. Therefore, unless it is an established valuation method within the subject’s industry, the rule of thumb method is often used only as a reasonableness check on value, if it all.

Income Approach

The income approach draws on the premise that an “equally desirable substitute” for the business being appraised would be another investment that would produce an equal amount of economic income under similar risk circumstances. It is important to recognize that this economic income is to be received in the future, thus satisfying the principle of future benefits. The measurement of economic income can be dividends, cash flow, or some other measure of accounting earnings.

The income approach is based upon the concept of present value. Present value, in this context refers to the dollar amount that a rational and well-informed investor would be willing to pay today for the stream of expected economic income that is being evaluated.

In terms of a mathematical formula, the formula for present value is:

where:	PV	=	Present value
	E	=	Expected economic income in each of the periods 1 through n, n being the final cash flow in the life of the investment
	n	=	Number of periods
	k	=	Discount rate or cost of capital

This formula provides the basis for the discounted future benefits method. The discounted future benefits method requires projecting the future income or cash flow (discounted cash flow method) of the business and discounting it to present value at the opportunity cost of capital or “discount rate.” According to Roger Ibbotson, “The opportunity cost of capital is equal to the return that could have been earned on alternative investments at a specific level of risk.”8

In situations where the future income of the business can be expected to grow evenly into perpetuity, the present value formula presented above can be simplified in the following formula known as the “Gordon Growth Model.”

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

where:	PV	=	Present value
	E1	=	Expected economic income in period 1, the period immediately following the valuation date
	k	=	Discount rate or cost of capital
	g	=	Expected long-term sustainable growth rate in economic income

The Gordon Growth Model provides the basis for the capitalization of benefits method whereby economic benefits for a single period are converted to value through division by a capitalization rate. Different measures of the benefits stream may capitalized such as net income or cash flow.

The American Society of Appraisers’ definition of a capitalization rate is “a divisor (usually expressed as a percentage) that is used to convert income into value.” In other words, economic income is divided by the capitalization rate to determine the value of the business.

Often confusion exists between the terms “capitalization rate” and “discount rate.” The discount rate is utilized on a multi-period income stream to discount it to present value. The discount rate would be the required rate of return for an investor. Growth is projected into the income stream that is being discounted. Conversely, the capitalization rate encompasses the growth rate as well as the rate of return required for the investor. The capitalization rate is then utilized on a single period income stream to convert it to the indicated value. The growth rate expected must be stable because the capitalization rate is used only on a single period income stream. The capitalization of benefits method tends to be the appropriate valuation method when it appears that the company’s current operations are indicative of its future operations (assuming a normal growth rate). On the other hand, the discounted future benefits method tends to be more appropriate when future returns are expected to be “substantially different” from current operations.

Asset Approach

The asset approach involves determining the value of the business by focusing on the balance sheet. It considers the value of the underlying assets and liabilities as a means of determining the value of the business. The two basic methods within the asset approach are the adjusted net asset value method and the liquidation value method.

The adjusted net asset value method is determined by taking the fair market value of the assets less the liabilities. The following conditions, as summarized in the Guide to Business Valuations, by Jay Fishman, et. al., would indicate use of the net asset value method:

1.	The company holds significant tangible assets, and there are no significant intangible assets.

2.	There is little or no value added to the company’s products or services from labor.

3.	The balance sheet reflects all the company’s tangible assets; that is, the company has not expensed any tangible assets that continue to benefit the company.

4.	The company is expected to continue operating as a going concern.

5.	The ownership interest being valued is either a controlling interest or has the ability to cause the sale of the company’s assets.

6.	The company has no established earnings history or a volatile earnings/cash flow history.

7.	A significant portion of the company’s assets is composed of liquid assets or other investments (such as marketable securities, real estate investments, mineral rights).

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

8.	The business depends heavily on competitive contract bids, and there is no consistent, predictable customer base.

9.	It is relatively easy to enter the company’s industry (for example, small machine shops and retail shops).

10.	The company is a start-up business.[9]

In some situations, the net asset value can be the value of the firm, especially in asset-intensive businesses. A holding company is a good example in which the net asset value method has more applicability. The net asset value method would be less appropriate for service industries or asset-light businesses.

If the company is worth more in liquidation and the holder of the appraised interest can force liquidation, the liquidation value of assets, less liabilities, would be the appropriate measure of value. Utilizing liquidation value would be appropriate if there is substantial concern about the ability of the business to operate as a going concern or if current or projected cash flows from continuing operations are relatively low compared to the net assets. Liquidation may occur in either an orderly liquidation or a forced liquidation.

An orderly liquidation allows a reasonable timeframe to find a purchaser, usually six to nine months. It is assumed that all sales are free and clear of all liens and encumbrances with the seller acting under compulsion, as of a specific date. The buyer is assumed to be responsible for all costs of removal.

A forced liquidation is the amount that could be accumulated from a properly advertised and conducted public auction. The method assumes a sense of immediacy with a lack of adequate time to find a purchaser. “Fire sale” values typically apply.

FINANCIAL ANALYSIS TECHNIQUES

We reviewed the Company’s financial statements and the related footnotes in light of our background research and our discussions with Management. Comparisons were made within the Company over the years and with industry norms and data from similar or comparable companies when available. The purpose of this analysis was to enable us to understand the Company’s current financial position and future earnings potential. Financial analysis helps to identify and quantify some of the Company’s strengths and weaknesses. Also, it helps determine what adjustments to the financial statements might be necessary to depict a consistent set of financial data for analysis and to get a more accurate picture of the Company’s current financial position and future earnings capacity. When valuing a company, we use the following quantitative financial analysis tools, all or some of which may have been used in this report.

Comparative Financial Statements

The Company’s financial statements for various years are presented side by side to facilitate review of changes in individual items and in whole categories from year to year and over the years.

Common-size financial statements

Common-size analysis involves expressing comparisons in percentages. Each item on the income statement is expressed as a percent of sales, and each item on the balance sheet is expressed as a percent of total assets. Comparisons of common-size statements of the Company over the years show the changing proportions of components of the financial statement categories. In addition, common-size statements facilitate comparisons of the Company with industry norms and with other companies because the financial statements of companies of different sizes are recast in a uniform, common-size format. Some of the most important indicators of strengths and risks include the following

Revenue: Revenue growth is an indicator of the market’s acceptance of a company’s products and services. Sales growth should be compared with that of its market in general and of its specific competitors. If revenue is growing

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

faster than the industry, the company is likely gaining market share. It is also important to determine what is behind any sales growth. Sales growth can be a result of pricing, unit volume gains, or acquisitions.

Gross Profit: Gross profit is defined as sales minus the cost of goods sold, and is usually expressed as a percentage of sales. Gross margins generally reflect a company’s product mix and its operational efficiency. Often, the higher the volume a company produces and the more stable its manufacturing processes, the more efficient its operations.

Operating Margin: Operating margin equals operating income divided by sales. Operating margin performance takes into account the operating expenses required to run the business. These costs include rent, advertising and promotion, research and development, and employee payrolls. Because operating expenses are generally more controllable than raw material costs, year-to-year changes in this ratio can be used to measure how efficiently a company is using its assets. Ideally, over time a company should show higher operating margins as operating expenses as a percentage of sales decline.

Dividend-Paying Capacity: In evaluating the dividend-paying capacity of a business, it is important to assess the ability of the company to pay dividends rather than consider the dividends historically paid. Dividend-paying capacity is commonly determined through a study of companies in a similar line of business and for which shareholder reward in the form of distributions to owners is important to attracting and maintaining capital for the company. The ability of a company to pay dividends, however, can vary substantially among entities within an industry group depending on the stage of life of the life cycle of the particular company, growth trends and other factors.

The dividend-paying capacity of a business stems primarily from its earning capacity. Once earning capacity is achieved, it becomes a discretionary decision on the part of the directors or a controlling shareholder group whether available funds should be used to pay dividends or retained in the business for further pursuit of the company’s business opportunities.

As stated in Revenue Ruling 59-60, “for many closely held businesses the dividend factor is not a material element since the payment of such dividends is discretionary with the controlling stockholders. The individual or group in control can substitute salaries and bonuses for dividends, thus reducing net income and understating the dividend-paying capacity of the company. Therefore, dividends are less reliable criteria of fair market value than other applicable factors.”

Goodwill and Other Intangible Value: A going business can be presumed to have goodwill or other intangible value if it is capable of generating a return in excess of a fair rate of return on its net tangible assets. Goodwill is commonly defined as that intangible asset that arises as a result of name, reputation, customer patronage, location, products, and similar factors that have not been separately identified and/or valued but which generate economic benefits. Revenue Ruling 59-60 states that the presence of goodwill and its value rests upon the excess of net earnings over and above a fair return on the net tangible assets.

Trend analysis

Trend analysis is the analysis of the Company’s operating performance and financial position over time. Past sales and earnings growth may indicate future growth and can put the Company’s current performance in a historical context.

Ratio analysis

A financial ratio expresses the mathematical relationship between one item on the financial statements and another item on the financial statements. Ratios are compared within the Company over time and compared with ratios of other companies (either industry norms and/or specific similar companies). Ratio analysis can disclose relationships that reveal conditions and trends not detected by an inspection of the individual components of the ratio.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

An advantage of ratios is the ability to compare risk and return relationships of different sized firms operating in similar industries. Ratios provide insight to a company’s operating, financial, and investment performance. This analysis may be deceptive as it can ignore differences between industries, varying capital structures, and differences in accounting and reporting methods. Given those differences, ratio variability over time may be more informative than the ratio at any one point in time. Some of the significant ratios which we calculated are the following:

Liquidity ratios - Liquidity is a company’s ability to convert assets into cash or to obtain cash. Measures the quality and adequacy of current assets to meet current obligations.

Working capital - Current assets minus current liabilities. Measures the cushion or margin of safety protecting short- term creditors.

Current ratio - Current assets divided by current liabilities. Measures the ability of existing assets to meet existing short-term debt obligations. The excess of current assets over current liabilities indicates the margin of safety for creditors against shrinkage in the value of current assets.

Quick ratio - Cash and equivalents plus trade receivables divided by total current liabilities. This is a more conservative measure than the current ratio because it excludes those current assets which cannot be converted to cash readily.

Activity ratios - Measures the efficiency with which a company uses assets to generate revenue. The higher the level of activity (often measured as turnover), the more efficiently a company is managing its assets.

Accounts receivable turnover - Sales divided by trade receivables (average or ending). Measures the number of times receivables turn over during the year. Indicates both liquidity (speed with which accounts are converted to cash) and quality (likelihood of collection without loss) of accounts receivable. Generally, the less often receivables turn over, the less likely they are to be collected and the lower the perceived quality. Thus, a decrease in receivables turnover tends to indicate less liquidity and lower quality.

Days sales in receivables - 365 divided by accounts receivable turnover. Measures the average length of time it takes to collect accounts receivable.

Inventory turnover - Cost of goods sold divided by inventory (average or ending). Measures the average speed with which inventories move through and out of a company. A high ratio may indicate good liquidity or merchandising so long as inventory levels are adequate to maintain sales. A low ratio may indicate excessive inventories, causing a company to incur high costs for storage, insurance, interest and taxes, to risk loss of value through obsolescence and physical deterioration, and to tie up funds that might be utilized elsewhere.

Days sales in inventory - 365 divided by inventory turnover. Measures the average length of time it takes to sell inventory on hand.

Operating cycle - Days sales in receivables plus days sales in inventory. Measures the average length of time between acquisition of inventory and the realization of cash from the selling of the inventory. Length of operating cycle varies substantially from one industry to another.

Fixed asset turnover - Net sales divided by net fixed assets (average or ending). Measures the company’s ability to make productive use of its property, plant, and equipment through the generation of sales dollars. A high turnover may indicate more efficient use of fixed assets than a low turnover. This ratio may be distorted if the company leases facilities and equipment which do not show up on the balance sheet.

Total asset turnover - Net sales divided by total assets (average or ending). Measures the ability of the firm to generate sales through the use of its assets. A high turnover ratio indicates more efficient use of assets than a low turnover. Heavily depreciated assets and intangible assets may distort this ratio.

Leverage - The extent to which a company finances its operations with debt rather than equity. In general, the greater the leverage, the greater the risk of potential loss to both the creditor and the investor and the greater the potential return to the investor. Financial leverage increases return to a company’s investors if the company earns more with the borrowed funds than is paid in interest to use the funds. However, the more leverage the company uses (resulting in higher fixed charges for interest and debt repayment), the greater the risk of cash flow problems or even insolvency during periods of earnings decline.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

Degree of financial leverage - Return on stockholders’ equity divided by return on total assets. Indicates whether or not the effect of leverage is advantageous to stockholders. Leverage is advantageous when the return on equity is greater than the return on total assets.

Ratio of total debt to total equity capital - Total liabilities divided by total equity. Measures the extent to which financing is provided by creditors rather than by the owners. It also helps to determine how well creditors are protected in case of earnings decline. A high ratio indicates a large portion of the financing is provided by the creditors and more risk is assumed by creditors.

Ratio of fixed assets to total equity capital - Measures the extent to which equity is invested in plant and equipment. A low ratio indicates a smaller investment of equity in plant and equipment and better protection for creditors during periods of low earnings. This ratio fluctuates widely by industry.

Times interest earned - Earnings before taxes and interest divided by interest expense. Measures a company’s ability to meet interest payments. A high ratio indicates greater protection for the creditor.

Profitability - The ability of the company to generate earnings. Profitability ratios measure management’s effectiveness and the operating performance of a company. Effective operating performance determines the ability of a company to survive financially and determines the ability to attract investors and creditors and reward them adequately. Each of these ratios is expressed as a percentage of sales and, generally, the higher the ratio the better. While it is desirable for these ratios to be high, competitive forces within an industry, economic conditions, use of debt financing, and operating characteristics (such as high fixed costs) will cause profit margins to vary between and within industries.

Gross profit margin - Gross profit divided by net sales. Gross profit is the difference between net sales and the cost of the products sold during the period. This ratio may highlight changes in sales price, sales volume, or cost per unit. Competitive conditions in the industry dictate the degree of control management has of these factors.

Operating profit margin - Operating income divided by sales. Operating income is the difference between gross profit and operating expenses. Operating expenses include more discretionary items than cost of products sold and this ratio may highlight changes in management policies. Also, operating expenses include a number of items which, if not carefully monitored, tend to grow more rapidly than sales especially in prosperous or high growth periods. This ratio may be a better predictor of future performance than the net profit margin because it excludes unusual items, such as discontinued operations, which may not be repeated in the future.

Pretax profit margin - Pretax income divided by net sales. Pretax income includes all revenue and expense items except for taxes. Thus, the ratio indicates trends in the company’s earnings without distortion because of changes in tax law.

Net income profit margin - Net income divided by sales. The net profit margin is an all-inclusive measure of the profitability of the company.

Return on investment - Income divided by investment. Measures the effectiveness with which management uses the assets entrusted to them. May be a more reliable indicator of long-term financial health than any measure of current financial strength based only on balance sheet relationships.

Return on total assets - Income (net income or earnings before taxes) divided by total assets (average or ending). Measures the company’s ability to use its assets to generate profits. The two major components of return on total assets are net profit margin and total asset turnover. Thus, a low return on assets may indicate problems with poor profit margins and/or excess or poorly utilized assets.

Return on equity - Income (net income or earnings before taxes) divided by stockholders’ equity (ending or average). Measures the return to shareholders. The two major components of return on equity are return on total assets and the degree of leverage. A high ratio often indicates efficient use of assets, but sometimes indicates a highly leveraged company.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

Industry Comparisons

Norms for composition of the income statement and balance sheet (as reflected in the common-size statements) and for various ratios differ among industries. Therefore, we compared company data with industry data from various sources including Risk Management Associates (previously Robert Morris Associates). Risk Management Associates provides both common-size and ratio norms.

Risk Management Associates furnishes three values for each ratio presented—the upper quartile, the median, and the lower quartile. These values were obtained by computing the ratios for individual companies in the industry, then listing those ratios from the strongest to the weakest. This list was then divided into four groups of equal size, and the three “separating points” are the quartiles. The upper quartile value (HI) is the point which separates the top (strong) one-fourth of the ratios from the remaining ratios. The median (MD) is the middle value, and the lower quartile value (LO) is the point which separates the top three-fourths of ratios from the bottom one-fourth.

GLOSSARY OF VALUATION TERMS

To enhance and sustain the quality of business valuations for the benefit of the business valuation profession and the users of the services of its practitioners, the below identified societies and organizations whose members provide business valuation services have adopted the definitions for the terms included in this glossary.

The performance of business valuation services requires a high degree of skill, and imposes upon the valuation professional a duty to communicate the valuation process and conclusion, as appropriate to the scope of the engagement, in a manner that is clear and not misleading. This duty is advanced through the use of terms whose meanings are clearly established and consistently applied throughout the profession.

If, in the opinion of the business valuation professional, one or more of these terms needs to be used in a manner which materially departs from the enclosed definitions, it is recommended that the term be defined as used within that valuation engagement.

This glossary has been developed to provide guidance to the business valuation practitioners who are members of the listed societies, organizations, and others performing valuations of business interests or securities by further memorializing the body of knowledge which constitutes the competent and careful determination of value and, more particularly, the communication of how that value was determined.

Departure from this glossary is not intended to provide a basis for civil liability and should not be presumed to create evidence that any duty has been breached.

•	American Institute of Certified Public Accountants

•	American Society of Appraisers

•	Canadian Institute of Chartered Business Valuators

•	National Association of Certified Valuation Analysts

•	The Institute of Business Appraisers

Adjusted Book Value - the value that results after one or more asset or liability amounts are added, deleted, or changed from their respective financial statement amounts.

Appraisal - See Valuation.

Appraisal Approach - See Valuation Approach.

Appraisal Date - See Valuation Date.

Appraisal Method - See Valuation Method.

Appraisal Procedure - See Valuation Procedure.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

Asset (Asset-Based) Approach - a general way of determining a value indication of a business, business ownership interest, or security by using one or more methods based on the value of the assets of that business net of liabilities.

Benefit Stream - any level of income, cash flow, or earnings generated by an asset, group of assets, or business enterprise. When the term is used, it should be supplemented by a definition of exactly what it means in the given valuation context.

Beta - a measure of systematic risk of a security; the tendency of a security’s returns to correlate with swings in the broad market.

Blockage Discount - an amount or percentage deducted from the current market price of a publicly traded security to reflect the decrease in the per share value of a block of those securities that is of a size that could not be sold in a reasonable period of time given normal trading volume.

Business - see Business Enterprise.

Business Enterprise - a commercial, industrial, service, or investment entity, or a combination thereof, pursuing an economic activity.

Business Valuation - the act or process of determining the value of a business enterprise or ownership interest therein.

Capital Asset Pricing Model (CAPM) - a model in which the cost of capital for any security or portfolio of securities equals a risk-free rate plus a risk premium that is proportionate to the systematic risk of the security or portfolio.

Capitalization - a conversion of a single period stream of benefits into value.

Capitalization Factor - any multiple or divisor used to convert anticipated benefits into value.

Capitalization Rate - any divisor (usually expressed as a percentage) used to convert anticipated benefits into value.

Capital Structure - the composition of the invested capital of a business enterprise; the mix of debt and equity financing.

Cash Flow - cash that is generated over a period of time by an asset, group of assets, or business enterprise. It may be used in a general sense to encompass various levels of specifically defined cash flows. When the term is used, it should be supplemented by a qualifier (for example, “discretionary” or “operating”) and a definition of exactly what it means in the given valuation context.

Control - the power to direct the management and policies of a business enterprise.

Control Premium - an amount (expressed in either dollar or percentage form) by which the pro rata value of a controlling interest exceeds the pro rata value of a non-controlling interest in a business enterprise, that reflects the power of control.

Cost Approach - a general way of estimating a value indication of an individual asset by quantifying the amount of money that would be required to replace the future service capability of that asset.

Cost of Capital - the expected rate of return (discount rate) that the market requires in order to attract funds to a particular investment.

Discount - a reduction in value or the act of reducing value.

Discount for Lack of Control - an amount or percentage deducted from the pro rata share of value of one hundred percent (100%) of an equity interest in a business to reflect the absence of some or all of the powers of control.

Discount for Lack of Marketability - an amount or percentage deducted from the value of an ownership interest to reflect the relative absence of marketability.

Discount Rate - a rate of return (cost of capital) used to convert a monetary sum, payable or receivable in the future, into present value.

Economic Life - the period of time over which property may generate economic benefits.

Effective Date - See Valuation Date.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

Enterprise - See Business Enterprise.

Equity Net Cash Flows - those cash flows available to pay out to equity holders (in the form of dividends) after funding operations of the business enterprise, making necessary capital investments, and reflecting increases or decreases in debt financing.

Equity Risk Premium - a rate of return in addition to a risk-free rate to compensate for investing in equity instruments because they have a higher degree of probable risk than risk-free instruments (a component of the cost of equity capital or equity discount rate).

Excess Earnings - that amount of anticipated benefits that exceeds a fair rate of return on the value of a selected asset base (often net tangible assets) used to generate those anticipated benefits.

Excess Earnings Method - a specific way of determining a value indication of a business, business ownership interest, or security determined as the sum of a) the value of the assets obtained by capitalizing excess earnings and b) the value of the selected asset base. Also frequently used to value intangible assets. See Excess Earnings.

Fair Market Value - the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts. {NOTE: In Canada, the term “price” should be replaced with the term “highest price”.}

Forced Liquidation Value - liquidation value at which the asset or assets are sold as quickly as possible, such as at an auction.

Going Concern - an ongoing operating business enterprise.

Going Concern Value - the value of a business enterprise that is expected to continue to operate into the future. The intangible elements of Going Concern Value result from factors such as having a trained work force, an operational plant, and the necessary licenses, systems, and procedures in place.

Goodwill - that intangible asset arising as a result of name, reputation, customer loyalty, location, products, and similar factors not separately identified.

Goodwill Value - the value attributable to goodwill.

Income (Income-Based) Approach - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more methods that convert anticipated benefits into a present single amount.

Intangible Assets - non-physical assets (such as franchises, trademarks, patents, copyrights, goodwill, equities, mineral rights, securities and contracts as distinguished from physical assets) that grant rights, privileges, and have economic benefits for the owner.

Invested Capital - the sum of equity and debt in a business enterprise. Debt is typically a) long-term liabilities or b) the sum of short-term interest-bearing debt and long-term liabilities. When the term is used, it should be supplemented by a definition of exactly what it means in the given valuation context.

Invested Capital Net Cash Flows - those cash flows available to pay out to equity holders (in the form of dividends) and debt investors (in the form of principal and interest) after funding operations of the business enterprise and making necessary capital investments.

Investment Risk - the degree of uncertainty as to the realization of expected returns.

Investment Value - the value to a particular investor based on individual investment requirements and expectations. {NOTE: in Canada, the term used is “Value to the Owner”}

Key Person Discount - an amount or percentage deducted from the value of an ownership interest to reflect the reduction in value resulting from the actual or potential loss of a key person in a business enterprise.

Levered Beta - the beta reflecting a capital structure that includes debt.

Liquidity - the ability to quickly convert property to cash or pay a liability.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

Liquidation Value - the net amount that can be realized if the business is terminated and the assets are sold piecemeal. Liquidation can be either “orderly” or “forced”.

Majority Control - the degree of control provided by a majority position.

Majority Interest - an ownership interest greater than fifty percent (50%) of the voting interest in a business enterprise.

Market (Market-Based) Approach - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities, or intangible assets that have been sold.

Marketability - the ability to quickly convert property to cash at minimal cost.

Marketability Discount - See Discount for Lack of Marketability.

Minority Discount - a discount for lack of control applicable to a minority interest.

Minority Interest - an ownership interest less than fifty percent (50%) of the voting interest in a business enterprise.

Net Book Value - with respect to a business enterprise, the difference between total assets (net of accumulated depreciation, depletion, and amortization) and total liabilities of a business enterprise as they appear on the balance sheet (synonymous with Shareholder’s Equity); with respect to an intangible asset, the capitalized cost of an intangible asset less accumulated amortization as it appears on the books of account of the business enterprise.

Net Cash Flow - a form of cash flow. When the term is used, it should be supplemented by a qualifier (for example, “Equity” or “Invested Capital”) and a definition of exactly what it means in the given valuation context.

Net Tangible Asset Value - the value of the business enterprise’s tangible assets (excluding excess assets and non-operating assets) minus the value of its liabilities. {NOTE: in Canada, tangible assets also include identifiable intangible assets}

Non-Operating Assets - assets not necessary to ongoing operations of the business enterprise. {NOTE: in Canada, the term used is “Redundant Assets”}

Orderly Liquidation Value - liquidation value at which the asset or assets are sold over a reasonable period of time to maximize proceeds received.

Premise of Value - an assumption regarding the most likely set of transactional circumstances that may be applicable to the subject valuation; e.g. going concern, liquidation.

Portfolio Discount - an amount or percentage that may be deducted from the value of a business enterprise to reflect the fact that it owns dissimilar operations or assets that may not fit well together.

Rate of Return - an amount of income (loss) and/or change in value realized or anticipated on an investment, expressed as a percentage of that investment.

Redundant Assets - {NOTE: in Canada, see “Non-Operating Assets”}

Report Date - the date conclusions are transmitted to the client.

Replacement Cost New - the current cost of a similar new property having the nearest equivalent utility to the property being valued.

Reproduction Cost New - the current cost of an identical new property.

Residual Value - the prospective value as of the end of the discrete projection period in a discounted benefit streams model.

Risk-Free Rate - the rate of return available in the market on an investment free of default risk.

Risk Premium - a rate of return in addition to a risk-free rate to compensate the investor for accepting risk.

Rule of Thumb - a mathematical relationship between or among variables based on experience, observation, hearsay, or a combination of these, usually applicable to a specific industry.

Special Interest Purchasers - acquirers who believe they can enjoy post-acquisition economies of scale, synergies, or strategic advantages by combining the acquired business interest with their own.

FCStone Group, Inc.	Appendix 4
Valuation Report as of August 31, 2004	Valuation Principles, Methods and Terms

Standard of Value - the identification of the type of value being utilized in a specific engagement; e.g. fair market value, fair value, investment value.

Sustaining Capital Reinvestment - the periodic capital outlay required to maintain operations at existing levels, net of the tax shield available from such outlays.

Systematic Risk - the risk that is common to all risky securities and cannot be eliminated through diversification. When using the capital asset pricing model, systematic risk is measured by beta.

Terminal Value - See Residual Value.

Unlevered Beta - the beta reflecting a capital structure without debt.

Unsystematic Risk - the portion of total risk specific to an individual security that can be avoided through diversification.

Valuation - the act or process of determining the value of a business, business ownership interest, security, or intangible asset.

Valuation Approach - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more valuation methods.

Valuation Date - the specific point in time as of which the valuator’s opinion of value applies (also referred to as “Effective Date” or “Appraisal Date”).

Valuation Method - within approaches, a specific way to determine value.

Valuation Procedure - the act, manner, and technique of performing the steps of an appraisal method.

Valuation Ratio - a fraction in which a value or price serves as the numerator and financial, operating, or physical data serve as the denominator.

Value to the Owner - {NOTE: in Canada, see Investment Value}

Weighted Average Cost of Capital (WACC) - the cost of capital (discount rate) determined by the weighted average, at market value, of the cost of all financing sources in the business enterprise’s capital structure.

FCStone Group, Inc.	Appendix 5
Valuation Report as of August 31, 2004	Summary of Information and Data Sources

APPENDIX 5: SOURCES OF INFORMATION

CORPORATE DOCUMENTS

Audited financial statements, KPMG, August 31, 2003, 2002, 2001, 2000, and 1999

Draft audited financial statements, KPMG, August 31, 2004

Strategic Options Assessment, Shattuck Hammond Partners, LLC, April 30, 2003

Presentation to the Board of Directors, BMO Nesbitt Burns, February 21, 2001

Internal financials, FCStone Group, Inc., August 31, 2004, 2003, 2002, 2001, 2000 and July 31, 2004

Fiscal Year 2005 Budget, FCStone Group, Inc.

Form S-4, Securities & Exchange Commission, August 18, 2004

Management’s estimate for effective income tax rate in 2005

ECONOMIC OUTLOOK

GDP: Bureau of Economic Analysis, August 2004

Index of Leading Indicators: The Conference Board, August 2004

Employment Situation: Bureau of Labor Statistics, August 2004

Productivity: Bureau of Labor Statistics, August 2004

Consumer Confidence: The Conference Board, August 2004

Consumer Price Index: Bureau of Labor Statistics, August 2004

Retail Sales: Department of Commerce, August 2004

Internet Sales: Department of Commerce, August 2004

Producer Price Index: Bureau of Labor Statistics, August 2004

NAPM Index: National Association of Purchasing Managers, August 2004

Housing: Bureau of the Census, August 2004

Selected Interest Rates: The Federal Reserve Board, August 2004

Economic Trends & Outlook, Standard & Poor’s, August 2004

Consensus Forecasts, Consensus Economics, August 2004

Livingstone Survey, Philadelphia Federal Reserve, August 2004

Various economic articles from CNNfn

Various economic articles from The Wall Street Journal Interactive

Various economic articles from Barron’s

Various economic articles from Business Week

Various economic articles from Forbes

Various economic articles from The Dismal Scientist

INDUSTRY OUTLOOK

Agribusiness Survey, Standard & Poor’s, October 14, 2004

2003 Outlook, Futures Industry Association

2004 Outlook, Futures, Industry Association

First Quarter 2004 Volume Report, Futures Industry Association

Global Futures and Options Trading in 2003, Futures Industry Association

FIA Annual Volume Survey, Futures Industry Association, April 2004

Overview of the Futures Market, MegaCapital

Challenges and Opportunities, Futures Industry Magazine, September 2004

Outlook 04, Futures Industry Magazine

FCStone Group, Inc.	Appendix 5
Valuation Report as of August 31, 2004	Summary of Information and Data Sources

GUIDELINE COMPANY DATA

Reuters Investment Services

Standard & Poor’s

Edgar Database, Securities and Exchange Commission (on-line)

IAC-Insite Internet Database

MARKET DATA

Mergerstat Review, Los Angeles, California: Applied Financial Information LP, 2004 (and prior editions)

Mergerstat Transaction Roster, Los Angeles, California: Houlihan Lokey Howard Zukin, 1999 (and prior editions)

Yahoo Market Guide

BizComps

Done Deals

Pratt’s Stats

BUSINESS VALUATION PUBLICATIONS

Valuing a Business – The Analysis and Appraisal of Closely Held Companies, Shannon P. Pratt, Robert F. Reilly, Robert P. Schweihs; Homewood, Illinois: Dow Jones-Irwin, Fourth Edition, 2000 (and prior editions)

Guide to Business Valuations, Jay E. Fishman, Shannon P. Pratt, J. Clifford Griffith, and D. Keith Wilson; Fort Worth, Texas: Practitioners Publishing Company, Twelfth Edition, Volumes 1-3, January 2004 (and prior editions)

Financial Valuation: Businesses and Business Interests, James H. Zukin and John G. Mavredakis, editors; New York, New York: Maxwell Macmillan Professional and Business Reference Division, 1990; Boston, Massachusetts: Research Institute of America Inc., 1996 Update

Handbook of Business Valuation, Thomas L. West and Jeffrey D. Jones, editors; New York: John Wiley & Sons, Inc., 1992

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

APPENDIX 6: ECONOMIC OVERVIEW AND OUTLOOK

RECENT HISTORY

In 1998, the Federal Reserve Board of Governors (the “Fed”), chaired by Alan Greenspan, enacted a series of interest rate cuts to counter the effects of the “Asian Crisis” that started in 1997. While manufacturing suffered during this period, other areas of the economy, fueled by lower interest rates, more than offset the slowdown as consumer spending increased rapidly. The housing and service sectors of the economy spurred economic growth while business investment in technology mushroomed. By 1999, the economy entered into an unprecedented period of rapid growth, historically low unemployment, and an information technology explosion, which all led to dramatic increases in the financial markets and the term “the new economy” was coined.

However, fearing an overheating of the economy and potentially damaging inflationary pressures, the Fed began a nine-month campaign in 1999 to slow the rapid economic expansion of the “new economy” into a “soft landing” by raising interest rates to levels last seen during the 1990-91 recession. The effect of the interest rate hikes and a dramatic slowing of information technology spending began to appear in mid-2000 as economic growth began to slow dramatically. By late 2000, nearly every economic indicator illustrated a drastically slowing economy while the stock markets experienced large declines for the first time in nearly a decade.

Many investors felt that the Fed had raised rates too aggressively as recession became a distinct possibility. In a surprise move, the Fed cut short-term interest rates on January 3, 2001, by 50 basis points, its first rate cut since November 1998. The reduction was larger than expected, and came four weeks before the Fed’s scheduled meeting (traditionally when the Fed announces rate movements). The “surprise” rate cut was a precursor to one of its most aggressive attacks against a slowing economy in recent history. During the next few months, the Fed instituted ten additional rate cuts, including two “surprise” 50 basis point rate cuts in April and September. As a result of the Fed’s hard line stand against recession, the target for the Fed Funds rate tumbled over 77 percent during 2001, from 6.50 percent at the start of the year to 1.50 percent, its lowest level since 1961. The swiftness and size of the rate cuts clearly indicated that the Fed was concerned about the economy’s slide toward recession during the spring and summer of 2001.

While economists were confident in the late summer of 2001 that the then year-old economic slowdown was nearly over, the September 11 al Qaeda terrorists attacks on the World Trade Center in New York and the Pentagon in Washington, D.C. virtually put a halt to the economic recovery. Suddenly, the economic outlook lowered quite sharply for the remainder of 2001 and into 2002.

During the first half of 2002, the look of the economy changed quite sharply yet again. In purely economic terms, it appeared that the recovery from the tragic events of September 11 got under way very quickly as consumer spending, particularly purchases of automobiles and housing, made up for a lagging manufacturing and business spending environment. However, the renewed optimism over the recovery tempered in the second half of 2002 with indications of waning consumer sentiment and the lack of a rebound in industry and business spending. These were further exacerbated by equity market woes fueled by widespread and highly publicized investor concerns about repeated corporate governance and accounting scandals in some of the nation’s largest corporations as well as a looming war with Iraq.

Over the course of 2003, economic news was dominated by the Iraq war and subsequent occupation. As the buildup to war progressed through January and February, the threat of a “double-dip” recession and deflationary prices was a very real concern for economists, policy makers, business, and consumers alike. During the opening phases of the war, the financial markets swung up and down with every report, be it a report of “perceived” progress or setback. Fortunately, the apparent quick end to the war combined with a dramatic rise in government spending, a major federal tax cut, and renewed consumer optimism added substantial strength (higher than expected 3.3 percent growth) to the economy during the second quarter of 2003. Economic growth continued to accelerate during the third

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

and fourth quarters of the year. As 2004 progresses consumer confidence levels due to anticipated interest rate hikes and record-high energy prices are beginning to dwindle.

CURRENT CONDITIONS OF THE U.S. ECONOMY

Overall Economic Growth

Gross Domestic Product

Gross Domestic Product (“GDP”) is the broadest measure of aggregate economic activity and encompasses every sector of the economy. “Real GDP” is a measure of the total production and consumption of goods and services in the United States, adjusted for inflation by chaining the value of dollars to a particular index year. Real GDP growth and forecasts, hence, overall economic activity, is one of the most important economic statistics used when valuing a company.

Gross Domestic Product rose at a 3.3 percent annualized rate in the second quarter of 2004, according to final revisions. This is up form 2.8 percent estimated last month, thus the economy doesn’t appear to have slowed quite as dramatically last quarter as was originally reported. Consumer spending growth looked quite weak, but other categories of aggregate spending appear to have mitigated some of the weakness in the consumer sector. Highlights included:

•	GDP growth was revised up to 3.3 percent for the second quarter of 2004 from the 2.8 percent rate reported last month. In spite of the upward revision, the second quarter of 2004 was still the slowest quarter for growth in five quarters.

•	Real consumer spending continued to look quite weak overall, growing at a meager 1.6 percent rate in the second quarter (unrevised from previous estimates). This is the smallest gain in consumer spending in nine quarters. Spending on durable goods by consumers actually edged down 0.3 percent last quarter, according to final estimates, while spending on non-durables edged up a minimal 0.1 percent. Services rose at a moderate 2.7 percent annualized rate, up from previous estimates.

•	Business fixed investment (adjusted for price changes) was actually stronger than estimated last month, rising at a solid 12.5 percent annualized rate. Real investment on business structures rose at a 6.9 percent rate (following a decline in the first quarter), while real spending on equipment and software by the business sector rose at a strong 14.2 percent rate.

•	Residential investment (mostly home building) was also stronger last quarter than estimated last month, rising at a robust 16.5 percent annualized rate (making this the second strongest quarter for growth in home building in eight years).

•	The balance of trade was a bit less unfavorable than last month. The gain in exports was stronger, rising 7.3 percent, while the growth in imports was a bit slower (although still quite strong at 12.6 percent).

•	Also contributing more to growth last quarter than originally estimated was inventory building. Business inventories rose $61.1 billion in the second quarter, up from a $40 billion rise in the first quarter. This acceleration in inventory building last quarter contributed a substantial 78 basis points to growth.

•	Government spending remained quite moderate rising at just a 2.2 percent rate for the quarter. Defense spending slowed down considerably for the quarter, while federal non-defense spending strengthened, as did spending at the state and local levels.

•	Corporate profits were up 19.0 percent year over year, although this was on a modest 0.7 percent rise in the second quarter. Net cash flows similarly posted a modest quarter over quarter gain of just 0.4 percent, but were up a solid 15.2 percent year over year.

The final revision of the second quarter of 2004 National Income and Product Accounts provided us with good and not so good news. On the positive side of the ledger, the economy apparently did not slow down as dramatically in

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

the second quarter as was previously reported. Indeed, while 3.3 percent is the smallest annualized gain in five quarters, it does represent a pretty respectable pace of growth for this economy.

Also encouraging is the fact that growth in the quarter was driven by quite solid gains in domestic business investment spending and exports. The slowdown in consumer spending is a bit more than expected, but it is encouraging to see that robust business and foreign demand have taken the primary role in pushing the economy forward.

On the negative side of the ledger, although the acceleration in business inventory building was a significant contributor to growth last quarter, this may actually be bad news for growth in the second half of this year. Underlying financial demand was far from stellar last quarter as final sales of domestic product rose at just a 2.5 percent annualized rate. This is really not that surprising given the meager 1.6 percent gain in consumer spending for the month. The problem is that there is a good chance that a sizable portion of last quarter’s rise in inventories was not the result of a directed effort by business, but was instead unintentional and undesirable inventory growth associated with weaker demand than expected. To the extent this is true, and thus to the extent that businesses will attempt to correct unintended inventory building from last quarter by pulling back on production to bring down inventory stocks, growth will be slower in the second half of 2004.

The bottom line is that the report suggests the lull in the recovery may not be as bad as we thought in the sense that the economy hasn’t slowed as much. However, sluggish consumer demand and a possible pull-back in inventory investment by businesses presents downside risks to growth in the second half of this year.

Short-Term GDP Projections

Each month, Consensus Economics surveys a panel of prominent United States economic and financial forecasters for their predictions for a range of variables, including future growth, inflation, current account and budget balances, and interest rates.

After growth projections faltered late in 2002 and the first three months of 2003 (due to lackluster economic activity and the uncertain geopolitical outlook), growth forecasts began to climb again during the last three quarters of 2003. Growth forecasts began to stabilize in 2004, as economic indicators indicated a recovering, but not heated, economy.

The August survey, which included responses from 28 private and public institutions, decreased the consensus (mean) forecast for 2004 annual real GDP to 4.3 percent, a decrease of only 0.1 percent under the prior forecast of 4.4 percent. For 2005, the real GDP forecast decreased to 3.5 percent from the July level of 3.6 percent. The change in the forecasted growth trends for 2003, 2004 and 2005 are illustrated in the following graph:

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

Long-Term GDP Projections

In addition to their regular quarterly forecasts, Consensus Economics’ panelists were asked to provide longer-term forecasts in March 2004 covering the period until 2014.

Consensus Long-Term Forecasts
	2004	2005	2006	2007	2008	2009	2010-2014
Real Gross Domestic Product	4.6	3.7	3.6	3.4	3.1	3.3	3.2
Real Disposable Personal Income	3.5	3.4	3.7	3.6	3.2	3.4	3.4
Real Personal Consumption	3.8	3.3	3.2	3.0	2.8	3.0	3.0
Real Business Investment	10.3	9.4	7.1	6.0	5.1	5.2	5.1
Industrial Production	5.0	4.8	4.3	3.9	3.6	3.8	3.7
Consumer Prices	1.9	1.9	2.1	2.1	2.2	2.1	2.3
10-Year Treasury Bond Yield	4.3	4.8	5.2	5.3	5.4	5.4	5.3

Inflation

The Consumer Price Index (CPI) is a measure of the average price level of a fixed basket of goods and services purchased by consumers. The monthly change in the CPI represents the rate of inflation and is the most widely followed indicator of inflation in the United States. Inflation can directly influence how institutions set interest rates on everything from home mortgages and auto loans to Treasury bonds and T-Bills. As the rate of inflation changes and as expectations on inflation change, the financial markets adjust interest rates accordingly. By tracking the trends in inflation, investors can anticipate how different types of investments will perform.

Consumer prices inched higher in August as both the headline and core indices rose 0.1 percent. Energy prices fell for the second straight month and food prices posted the smallest increase since January. Inflation over the past year is now back below 3 percent again, while core inflation fell to 1.7 percent. Highlights are as follows:

•	The consumer price index rose 0.1 percent in August following a decline of the same amount in July. In the past two months, the annual rate of inflation has declined from 3.3 percent to 2.7 percent.

•	Energy prices fell for the second straight month, led by a 1.5 percent decline in motor fuels. Food prices increased just 0.1 percent, which was the smallest gain since January.

•	Because of the offsetting effects of food and energy prices, core inflation also rose 0.1 percent. After peaking just below 2.0 percent, core inflation has retreated to 1.7 percent over the past year.

•	Among major expenditure categories, transportation and medical care inflation have been slowing the most in recent months. The transportation component includes falling gas prices, but new vehicle prices fell 0.3 percent. Medical care prices rose just 0.2 percent in August as medical commodity prices increased just 0.1 percent.

•	Core commodity prices fell for the second month in a row and are 1.1 percent lower than a year ago.

Outlook

The spring acceleration in consumer prices seems to have ended worries that the Fed acted too late to stop runaway prices. At 1.7 percent, core inflation is still above the 1.1 percent reported at the beginning of the year. Similarly, the headline rate of 2.7 percent is significantly higher than the 2 percent rate in January, but hardly cause for alarm.

Many of the commodities that drove earlier price increases are no longer increasing or have been declining since the spring. Moreover, the degree to which higher commodity prices are passed on to the consumer is still less than it might be. Crude oil is a good example. Gas prices have declined in the last two CPI reports, even though the monthly average price for crude oil has increased in the same two months.

It also seems clear that weaker economic growth in the summer has played a role in preventing further consumer price gains. Weaker consumer spending has been the chief cause for the slower economy, so it should be no surprise that prices have steadied as competition for business stiffened. Moreover, the Fed’s capacity utilization

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

figures continue to show that most of the slack capacity in the economy is at the finished goods stage of production, leaving manufacturers with less ability to raise prices, even if costs are increasing.

Other Economic Indicators

The highlights of other economic indicators released for August included:

•	The leading indicators index fell for the third month in a row in August, dropping 0.3 percent. As expected, a narrowed interest rate spread was the biggest contributor to the decline, although five other components also pulled the index lower. The coincident index increased 0.2 percent, while the lagging index fell 0.1 percent.

•	The probability of recession shot up further in August to 33.0 percent, from July’s upwardly revised 26.0 percent level. The drop in consumer confidence in August and flattening out of the yield curve, due to the Fed rate hike, were the prime culprits. Weakness in equity markets and housing markets didn’t help either. Improvements in hours worked and the reduction in unemployment insurance claims are helping dampen recession risks.

•

Both personal and disposable income rose 0.4 percent in August, after an anemic 0.2 percent growth in the prior two months. Wage growth slowed modestly to 0.4 percent. Consumption was essentially unchanged, with a large decline in durable goods spending offsetting modest gains for non-durables and services. In August income posted its strongest growth since May and July income growth was revised modestly higher. The BEA reported that hurricane Charlie, which made landfall in the middle of the month, had a significant impact on some components of income, but only a small affect on total income. Rental income of persons and proprietor’s income were reduced about $11.0 billion (annualized) to reflect uninsured losses of residential and business property. Transfer receipts from business were increased by about $12.5 billion to reflect net insurance payments to persons. Some other components were reportedly impacted as well, but the BEA was not able to quantify the impacts. As a result, transfer payments showed the largest growth in the month, followed by dividend income. Rental and proprietor’s income were the only components to fall. Falling auto sales contributed to a 1.6 percent decline in spending on durable goods. However, spending on both non-durable goods and services grew 0.2 percent, so total spending was unchanged. Spending growth in July was revised up by 0.3 percentage points. The largest revision was to durable goods spending, although all three components were revised upward. Inflation remained moderate in August. The

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

personal consumption expenditure price index was essentially unchanged for the second consecutive month. Excluding food and energy, the index was also unchanged for the second straight month. Year-over-year inflation slowed to 2.1 percent overall and held steady at 1.4 percent, excluding food and energy.

•	The Conference Board of Consumer Confidence fell 7.5 points to 98.2 from a downwardly revised 105.7 in July. The decline was led by the expectations component of the index, which was down nearly 9.0 points. There was little change in the share of consumers finding jobs hard to get, but the share finding jobs plentiful declined. Consumer’s assessments of present and future business conditions and the employment outlook also deteriorated. The only improvement came in assessments in the outlook for income. Buying plans also broadly declined in August. Just under 70.0 percent of consumers expect higher interest rates over the next 12 months, that is down from last year’s 75.0 percent. In August, confidence appeared highest in the West and South and weakest in the Northeast.

•	Total retail sales fell 0.3 percent in August, largely due to falling sales at auto dealers. Excluding autos, sales rose 0.2 percent. Core sales also rose 0.2 percent. July’s decline was revised up slightly. Clearly, sales growth has slowed from its boom like pace early in the year. However, this slowing had been expected. Rising interest rates and declining growth in non-wage household cash flow is reducing the ability of consumers to spend. Consumers were flush with cash earlier in the year from larger than usual annual bonuses, higher tax refunds, and the small spring wave of refinancing activity. However, these sources of cash are mostly gone. To some degree, this loss of cash is being offset by improved labor income. However, employers are limiting wages in the face of rapidly increasing benefit costs and continued labor market slack. Confidence, though improving, has been undermined by record-high energy prices. Near record debt burdens and a lack of pent-up demand, especially for autos, homes and home related goods are also undermining spending. While these factors are working against retailers, sales growth should remain healthy as the important holiday season approaches.

•	Un-seasonally adjusted e-commerce sales edged up modestly in the second quarter from the first three months of this year. Yearly growth slowed from 28.1 percent in the first quarter to 23.1 percent in the second quarter. As the online shopping community grows more mainstream, it is convincing once reluctant brick and mortar establishments, especially those whose customers are not traditionally first adaptors, to establish online sales channels, which will only help further online sales growth. More conventional drivers, such a stronger economy, will also fuel sales. Nonetheless, it is important to emphasize that e-commerce still represents just a small facet of the retail industry. In the latest quarter, e-commerce sales still accounted for just 1.7 percent of retail sales excluding restaurant sales. The fact that this share has barely doubled in the last four years suggests that e-commerce will remain a relatively small portion of retail spending for some time to come.

•	Strong demand for housing continues to bolster residential construction activity. Housing starts surprised on the upside, with starts reaching the two million mark. A pullback in mortgage interest rates is helping to keep home-buying buoyant. Both types of construction, single-family and multi-family, are gaining. Single- family starts are advancing slowly, with an increase of 0.4 percent to 1.667 million units in August. While the gain is small, the pace of sales is the second fastest ever, falling only behind the November 2003 reading. The multi-family sector continues to strengthen, with an increase of 1.5 percent. Now standing at 333,000 units, multi-family starts are at a four-month high. From a longer-term perspective, however, the pace of multi-family construction is still on the mediocre side, falling well below its 12-month average. The outlook for residential construction, however, slid in August, with permit issuance falling by 5.5 percent. Both single-family and multi-family permits are down.

•	The U.S. services sector continues to expand, but the pace slowed considerably in August as the ISM non-manufacturing index tumbled 6.6 points to 58.2. In addition, this marks the second time in three months the index has dipped below 60.0. Demand for services continues to expand, but at a noticeably slower pace as the new orders plummeted 7.8 points down to 58.6. Export orders and the backlog of orders index also came in lower for August.

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

•	The ISM manufacturing index followed the pattern of the regional surveys and fell three points to 59.0 in August. This is the first reading below 60.0 this year and a clear sign that the pace of expansion has slowed in recent months. The production index fell more than six points to 59.5, accounting for a large portion of the August decline. The drop in new orders was less dramatic and this index remained above the 60.0 mark at 61.2. The employment index also dropped, but at 55.7 it still indicates that manufacturing employment is expanding. Supplier deliveries did not slow much and remained at an elevated level of 63.2. With lagging deliveries and high-energy prices, it is little surprise that the prices paid index remains high at 81.5. Inventories are expanding again after contracting in July. At 51.7, however, the index suggests only a modest building of inventories in August.

•	Industrial production rose a disappointing 0.1 percent in August, below expectations for a larger increase. However an upward revision of 0.2 percent to the July figure was partly to blame for the less robust August increase. The data are a little misleading as declines in mining and utility production weighed on the overall index. Manufacturing production rose 0.5 percent for the month following a 0.9 percent increase in July. A large portion of the increase in manufacturing production was attributed to a 3.8 percent surge in motor vehicles and parts manufacturing. Overall durable goods production rose 0.6 percent.

•	Job creation bounced back in August, though less than expected. The economy created 144,000 jobs on net, approximately twice the July number, which was revised up from 32,000 to 73,000. The June number was also revised from 78,000 to 96,000. The unemployment rate, as derived from the survey of households, fell for a second consecutive month, to 5.4 percent, although the reason for the decline was a contradiction in the labor force and the number of unemployed workers. The number of employed rose a weak 21,000, following the huge 629,000 in July. Among the sectors of the economy, construction and manufacturing companies added jobs, 15,000 and 22,000 respectively. Financial services employment continued to expand with a net addition of 18,000, most in real estate, but also in securities and commodities firms. Education and health care providers added 42,000 to payrolls in August and 307,000 in the last 12 months. However, job creation in business and professional services was rather tepid, with 32,000 net new jobs. Temp employment increased by 10,000. Among the sectors that detracted from the top-line number were retail trade, which shed 11,000, utilities, which shed 11,000 and information services, which shed 10,000. Average hourly earnings increased by 0.3 percent to 15.77. The increase boosted year-over-year gains to 2.3 percent, up form 2.1 percent during the previous three months. The average workweek was changed in August, following an upward revision in July to 33.8 hours. The aggregate hours worked index rose by 0.2 percent or an annualized rate of 2.4 percent. Analysts expect that the labor market will accelerate through the end of the year with monthly employment gains of about 150,000 to 200,000 through the end of the year. Such indicators suggest that companies are planning to increase hiring in coming months.

•	Employers initiated 809 mass layoff events involving 69,033 workers in August. The manufacturing industry accounted for the largest portion of mass layoffs, while the West region accounted for the most initial claims. Analysts expect layoff activity to continue to decline through the last four months of the year, though at a more tempered pace. Layoff events and initial claims dropped rapidly in the latter half of 2003 and into this year as business began to recover. The decline in layoffs is nonetheless indicative of an improving economy, which is easing pressure to layoff workers as a cost-cutting measure. Record corporate profits over the past year coupled with growth of the national economy should boost labor market conditions. Indeed, weekly initial jobless claims, the most definitive indicator of potential mass layoff activity, have consistently held at levels that suggest improving job growth.

•	Investor confidence declined for the second straight month. The UBS index of investor optimism fell 11 points on modest declines in investor’s perceptions about both the economy and their personal finances. The reduced economic outlook is in turn affecting investor’s opinions about the financial markets. Investor’s now anticipate just a 9.3 percent return on their investments over the next 12 months, down sharply from the 10.4 percent in July. Overall, 60 percent of those surveyed said that now is a good time to invest, two percentage points lower than one month ago.

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

FINANCIAL MARKETS

When valuing the stock of a closely held company, investment alternatives are relevant factors that investors should consider. Investment alternatives include stocks in the same or other industries, bonds, government issues, etc.

Stocks

During the second half of the twentieth century, investors began to consider stocks as routine investment vehicles, even by conservative investors. By the 1990s, the circle of stock investors widened far beyond the Wall Street cliques of the past century to millions of everyday working men and women. By tracking historical stock trends with past economic performance, investors can be better prepared to interpret current financial conditions and determine future trends for their financial investments.

The Dow Jones Industrial Average (“Dow Industrials” or the “Dow”) is a price-weighted average of 30 actively traded, primarily industrial blue-chip stocks, including stocks that trade on the New York Stock Exchange. The Dow is a barometer of how shares of the largest domestic companies are performing and all companies used in the index are major factors in their respective industries. Another major stock index is the National Association of Securities Dealers Automatic Quotation System (“NASDAQ”), which was the fastest growing major stock market in the world with well over 5,000 companies listed. During the late 1990s, investors began to track the NASDAQ more closely as it represented a broader share of companies and listed many of the new information technology stocks.

After peaking at record highs in March 2000, extreme volatility plagued the financial markets during the following three years. The volatility was primarily the result of the following successive events continually influencing investors:

•	Investor speculation on the future of the Fed’s monetary policy.

•	Weakening and/or recessionary economic indicators.

•	A massive collapse of technology stock prices.

•	A severe erosion of corporate earnings.

•	September 11 and the ensuing War on Terror.

•	The two largest bankruptcies in U.S. history (Enron and WorldCom).

•	A massive drop in investor confidence following several waves of corporate accounting scandals.

•	The war with Iraq.

2000—During 2000, the NASDAQ tumbled more than 50 percent from its peak while the Dow Industrial experienced its first year-long loss since 1990 (down 6 percent), and had its largest annual loss since shedding 9 percent in 1981.

2001—In the third quarter of 2001, the Dow Industrials seemed poised to post its worst quarter in three years just before September 11. Instead, it was the worst quarter in 14 years, with the index losing 15.8 percent of its value. During the final quarter of 2001, the stock markets began to recover somewhat from the turbulent third quarter as some analysts speculated that investors had overreacted to earlier events. On the last day of trading in 2001, the Dow closed at 10,021.50, up two percent for December, while the NASDAQ closed at 1,950.40, up one percent for the month. However, on a year-over-year basis, the Dow was down 7 percent and the NASDAQ was off by nearly 21 percent over December 31, 2000 levels.

2002—After two years of declines, the equity markets continued to be battered daily by bad news about corporate malfeasance, the quality of corporate accounting, executive options, and what Fed Chairman Alan Greenspan called the “infectious greed” that pervaded Corporate America in the late 1990’s. During September 2002, extreme volatility continued to plague the equity markets during the month and left the Dow at 7,591.93, its lowest level since August 31, 1998 (which followed the Russian debt default). The Dow’s third-quarter drop of 17.9 percent was the worst since the final three months of 1987, and the September decline of 12.4 percent marked the largest monthly decline in 65 years, dating back to September 1937. The monthly decline was the sixth in a row for the Dow Industrials, a streak it had not suffered since 1981, a time when stocks were just ending a long and painful bear market.

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

Some strength returned to the equity markets during the fourth quarter as stocks continued to surprise investors with their resiliency as the Dow recorded its second strongest October percentage gain ever, 10.6 percent for the month, exceeded by the 10.7 percent advance of October 1982. Otherwise, it was mainly a forgettable year for the U.S. and most global stock markets. While the Dow Industrials jumped nearly 9.9 percent during the fourth quarter, all of the gains occurred in the surprise October/November rally. The month of December, with a 6.2 percent drop, was the worst December for stocks since 1931. The year overall, with a nearly 16.8 percent drop, was the Dow’s worst year since 1977. On December 31, 2002, the Dow Industrials closed at 8,341.63, down 6 percent for the month and 17 percent for the year. The NASDAQ, meanwhile, continued its three-year fall from the “bubble mania” of 1998-2000. The tech-heavy NASDAQ followed the same general trends as the Dow Industrials during 2002, closing December at 1,335.51, down 10 percent for the month and 32 percent for the year.

2003—Wall Street declared an end to three years of bleak losses in 2003, wrapping up the year with gains not seen since the turn of the millennium as the Dow Industrials closed at 10,453.92 and the NASDAQ closed at 2,003.37 on December 31, 2003. The Dow finished 2003 with a gain of more than 2,000 points, or 25 percent, while the NASDAQ jumped more than 40 percent to finish just shy of 2,000 points for the first time in almost two years. The Dow Industrials and NASDAQ had their best annual performance in years, with the Dow notching its biggest gain since 1996. The NASDAQ had its third-best performance ever, behind a 57 percent rise in 1991 and an 86 percent gain in 1999.

Market analysts believed that the stock run-up was in response to stronger than expected economy and corporate earnings growth. The majority of 2003’s gains came in two spurts; one from mid-March to June, just after the U.S. began its war with Iraq when investors began to bet on an economic recovery in the second half of the year; and another from early August to mid-October, when the recovery actually began to materialize in corporate earnings reports.

With the nation’s economy continuing to show signs of sustainable recovery and the Federal Reserve agreeing to hold interest rates at 40-year lows, chances for a continued rally in stocks for 2004 look promising. For 2004, many analysts are expecting more modest market growth of about 10 percent, as the risk of rising interest rates grows and the effect of the federal government’s tax cuts wears off over time. Analysts are concerned that, while the financial markets are in very good fundamental conditions with a low-inflation, low-interest rate environment, job creation remains a real concern. Analysts fear that without real job creation growth, the economy will not be able to sustain significant growth through 2004 and into 2005.

2004— Stronger economic reports continued to fuel the stock markets’ run upwards during the first two months of 2004, albeit at a slower pace than in 2003. Following a 2.83 percent loss in July, the Dow Industrials closed August at 10,173.92, up just 0.33 percent for the month and down 2.68 percent for the year. However, on a year-over-year basis, the Dow was up more than 8.05 percent from August 2003. During the month, the technology-stock-dominated NASDAQ lost 4.75 percent. The NASDAQ closed the month at 1,821.54, up 5.61 percent on a year-over-year basis.

August 2004—Overall, August 2004 showed losses of fair size in the U.S. equity markets. Investor sentiment decreased slightly; this sentiment is still struggling due to the possibility of terrorism abroad, the ongoing turmoil in Iraq and record high, energy prices. Closer to home, the employment reports and rising crude prices combined to spark concerns over the sustainability of corporate profit improvements. Most major indices were mixed in August; the S&P 500 and Dow Industrials returned .23 and 0.33 percent, respectively and the NASDAQ lost 4.75 percent.

Interest Rates and Bond Yields

The FOMC

The Federal Open Market Committee (“FOMC”) changed monetary policy at their latest meeting, deciding to increase the federal funds rate target to 1.50 percent. To do otherwise would have raised substantial concerns regarding the economies health. Policymakers did acknowledge the recently soft economy in the policy statement released with their decision, arguing that higher energy prices are the principal reason for the softer economy. They also stated,

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

however, that the economy is expected to soon revive. Policymakers reiterated that future, tightening moves will be measured.

Policymakers maintained that monetary policy remains highly accommodative. The real federal funds rate target, as measured by the difference between the nominal 1.5 percent funds rate target and 2.5 percent expected CPI inflation as implied by treasury inflation protected securities, has been negative since soon after 9/11. Thus even with the recent tightening move, monetary policy remains highly stimulatory.

The federal funds rate is expected to rise to 2.0 percent by the end of this year and 3.5 percent by the end of 2005. This is very similar to expectations for increases in the federal funds rate as implied in the futures market for fed funds.

In the long run, it is anticipated that the federal funds rate target will average closer to 4.5 percent. This is the neutral funds rate, which is equal to the long run nominal GDP growth rate, composed of 3.0 percent real growth and 1.5 percent inflation. The actual funds rate is not expected to approach the neutral rate until Mid-2006.

Prime Rate

The prime rate is one of several base rates used by banks to price short-term business loans and to which many other interest rates are pegged. The prime rate is also a good indicator of the Fed’s short-term interest rate hikes as banks typically match the prime rate to the Fed’s changes in short-term interest rates. On December 11, 2001, banks matched the Fed’s 25 basis-point interest-rate cut and lowered the prime rate to 4.75 percent, its lowest level since April 1972. The prime rate remained unchanged through October 2002, following the Fed’s inaction during the scheduled FOMC meetings. On November 6, 2002, banks matched the Fed’s 50 basis point lowering of short-term interest rates during the FOMC meeting, dropping the prime rate down to 4.25 percent, its lowest level since May 1959. The prime rate remained steady through the first half of the year following the FOMC’s inactions at its scheduled meetings. However, on June 25, 2003, banks matched the FMOC’s rate cut, lowering the prime rate 25 basis points to 4.00 percent. During July of 2004, the prime rate increased by .25 percent, the first rate hike in the last thirteen months, averaging 4.25 percent, compared to 4.00 percent the prior month and 4.00 percent a year earlier during July of 2003. In August the prime rate was increased another .25 percent, bringing the current rate to 4.50 percent. The prime rate closed the month at 4.50 percent on August 31, 2004.

Risk Free Rate

U.S. Treasuries are bonds issued by the U.S. Government that are backed by taxing power, making them virtually risk free. Because of their safety, the yields on constant maturity treasury bonds are usually lower than that of corporate bonds. Their interest is exempt from state and local taxes but not from federal tax. There are several types of U.S. Treasuries: T-bills (maturities of up to 1 year), notes (maturities of 2 to 10 years), and bonds (maturities of 10 to 30 years).

After reversing a year long slide in late 2001, yields on 20-year constant maturities made gains throughout the first half of 2002, recovering from the lowest level recorded since the U.S. Treasury began estimations again in 1993. However, yields began to sink again in the third quarter of 2002. During September 2002, yields on 20-year constant maturities sank to 4.75 percent on September 30, which was a 35-year low. While yields began to improve during October and November, peaking at 5.23 percent on November 27, 2002, they once again weakened to 4.70 percent in February, their lowest levels since 1967. After a short rally in early April to 4.99 percent, yields began to slide downward once again through May and June. Yields dropped to as low as 4.13 percent during the month, their lowest level since October 1963, before firming upwards somewhat during the end of the month, closing at 4.52. For the month of June, yields on 20-year constant maturity Treasury bonds averaged 4.34 percent, their lowest level since October 1965. However, following the Fed’s rate cut, yields increased dramatically during the third and into the fourth quarter as the bond market heated up on speculation of future rising interest rates.

On August 31, 2004, yields on 20-year Treasuries were 4.93 percent, compared to 5.30 percent for the prior month.

The following chart illustrates trends in the prime rate, 20-year Treasuries, and 10-year Treasuries. Consensus forecasts for 20-year Treasuries were not readily available. Since the trends of 10-year constant maturity treasure

FCStone Group, Inc.	Appendix 6
Valuation Report as of August 31, 2004	Economic Overview and Outlook

bonds nearly mirror those of 20-year Treasuries (see the following chart), we have included the consensus forecast of 10-year Treasuries through the fourth quarter of 2004 (for long-term forecasts, please see consensus forecast table in GDP section).

The following table contains selected rates of return that investors typically monitor as published by the Federal Reserve Board of Governors:

Rates of Return	Annual Average					Monthly Average
	1999	2000	2001	2002	2003	July 2004	July 2004
Federal funds (effective)	4.97%	6.24%	3.88%	1.67%	1.13%	1.25%	1.50%
Bank prime loan	8.00%	9.23%	6.91%	4.67%	4.12%	4.25%	4.50%
10-year constant maturities	5.65%	6.03%	5.02%	4.61%	4.01%	4.56%	4.13%
20-year constant maturities	6.20%	6.23%	5.63%	5.43%	4.96%	5.30%	5.93%
Long-term constant maturities	5.87%	5.94%	5.49%	5.41%	5.02%	NA	NA
Corporate bonds: Moody’s Aaa	7.05%	7.62%	7.08%	6.49%	5.66%	5.87%	5.51%
Corporate bonds: Moody’s Baa	7.88%	8.37%	7.95%	7.80%	6.76%	6.66%	6.32%
State & local bonds	5.43%	5.71%	5.15%	5.04%	4.75%	4.88%	4.70%
Conventional mortgages	7.43%	8.06%	6.97%	6.54%	5.82%	6.08%	5.87%
DJIA	25.22%	(6.18%)	(7.09%)	(16.76%)	24.98%	(2.83%)	0.33%
NASDAQ composite	85.63%	(39.40%)	(21.05%)	(31.54%)	41.08%	(4.42%)	(4.75%)
S&P 500	14.82%	(5.32%)	(15.95%)	(22.15%)	26.38%	(3.42%)	0.23%
S&P average dividend yield	1.25%	1.15%	1.32%	1.61%	1.77%	1.77%	1.81%
S&P average P/E ratio	33.62	28.82	27.14	37.83	30.94	21.24	20.64

FCStone Group, Inc.	Appendix 7
Valuation Report as of August 31, 2004	Industry Overview and Outlook

APPENDIX 7: INDUSTRY OVERVIEW AND OUTLOOK

An understanding of the condition and outlook of a company’s particular industry is fundamental to developing reasonable expectations about a company’s prospects, as the industry environment in which a business functions has a large influence on management’s decisions about the operation and direction of the company. Investors consider the industry environment as they judge the relative risks and rewards of a particular investment versus alternative investment opportunities. Consideration of industry conditions, as required by Revenue Ruling 59-60 and ASA business valuation standards, is an important part of the business valuation process.

INDUSTRY DEFINITION

We first identified the appropriate industry classification code in the 1987 Standard Industrial Classification (“SIC”) published by the Executive Office of the President, Office of Management and Budget. We determined that FCStone should be classified as belonging to the following SIC codes:

•	SIC 6221 Commodity Contracts Brokers and Dealers—This industry comprises establishments engaged in buying and selling commodity contracts on either a spot or future basis for their own account or for the account of others. These establishments are members, or are associated with members, of recognized commodity exchanges.

•	SIC 6799 Investors, Not Elsewhere Classified—This industry comprises establishments engaged in investing, not elsewhere classified, such as commodity contract pool operators and commodity contract trading companies.

MANAGED FUTURES INDUSTRY

Background

Over the last 150 years, the need for businesses to transfer negatively impacting price risks has grown dramatically. Now under the federal jurisdiction of the Commodities Futures Trading Commission (“CFTC”) and its self-regulatory agency, the National Futures Association (“NFA”), the futures markets continue to be responsive to these price-risk management needs.

The managed futures industry has existed for more than 30 years, and in 2004 managed more than $65 billion in assets (up from $0.5 billion in 1980). More than $2 trillion in currency volume is transacted globally each day. In addition, each day there is more dollar volume traded in U.S. Treasury bonds on the Chicago Board of Trade than is traded in the entire daily volume of stocks on the New York Stock Exchange.

As consumer demand for a wider range of products increases, and international trade expands, the need for new futures contracts grows. Investors can participate in more than 300 contracts, including foreign currencies, oil and gas, and financial instruments such as treasury bonds, Eurodollars, and Stock Index Futures. The commodities futures markets are potentially the most efficient and effective means of protecting investments against risk.

The commodities futures markets also offer a much broader field of opportunity for investors than conventional stock and bond markets, because of the enormous diversity in commodities traded, from agricultural products to minerals to fuel to financial instruments to currency. As late as 1980, agricultural commodities comprised more than 60 percent of the futures trading volume. By 2004, approximately 11 percent of futures trading was in agriculture while more than 80 percent of the volume traded on the worlds futures exchanges was financial in nature. The other 9 percent involved other products such as energy contracts.

Although agriculture had lost “market share, it had not diminished in volume, as other commodities simply increased, thereby diminishing agriculture’s percentage of overall volume traded. This was an indication of the inherent strength of futures markets overall. However, most experts agreed that the commodity futures markets are too vast for an

FCStone Group, Inc.	Appendix 7
Valuation Report as of August 31, 2004	Industry Overview and Outlook

individual investor to master more than a small segment of trading; this is why managed futures were essential to investors’ success in this arena.

The term “managed futures” describes a managed approach to futures market participation. It signifies an industry comprised of experienced, professional money managers, or commodity trading advisors, who manage investor assets in the futures, forward, and inter-bank currency markets. These wealth managers specialize in various commodities, which enables them to make expert investment decisions across a focused range of markets. These disciplined investment decisions are based on market-tested strategies. Risk reduction and conservative portfolio management techniques are strictly maintained.

State of the Industry

The performance of the managed futures industry in 2003 disproved the axiom that that commodity trading advisors (“CTAs”) need a bear equity market to have a strong year. The domestic economic and global uncertainties that helped make 2002 such a good year for CTAs continued in 2003, with record volumes on both domestic and international exchanges. However, the existence of several significant trends was offset by several sharp reversals that caused many trend followers to give up several months of hard-won earnings late in the year.

The year was one of contrasts for CTAs. Developments existed in many different sectors, rather than being more concentrated in the financial sectors, as was the case in 2002. While many industry observers typically have assumed that the smaller CTAs were more able to profit in less liquid markets and would have outperformed larger CTAs, industry data proved otherwise. In 2003, the Barclay BTOP 50 Index, an index of the top 50 CTAs measured by money under management, returned 14.9 percent as opposed to 7.7 percent for the Barclay CTA Index, which measures all managers in its database with at least a four year track record. Industry observers ultimately concluded that it was experience, not size, that helped large managers outperform small managers, as the best performers of the year were CTAs with long records of accomplishment.

The top strategy for traders in 2003 was a diversified portfolio of markets being traded from a long-term perspective, with solid risk management procedures. While currency markets were the best trending sector throughout the year, many managers earned solid returns in grains, meats, energies, and metals, both precious and base. On the other hand, industry tracking service Barclay Trading Group, reported that it was a bad year for short-term traders, as medium-term and multi-timeframe traders did better along with currency traders driven by pronounced dollar weakness.

Forecast

With managed futures showing it can thrive in any market environment, analysts believed that growth should continue. However, that growth cannot safely be contained to the largest CTAs because that will cause them to concentrate more on their portfolios in the financial sectors, and the past year proved the benefit of diversification.

With global uncertainty expected to continue, managed futures should flourish. There may not be a better time to evaluate managers than over the last 18 months. Futures markets have offered many juicy trends, but they have come with higher volatility. Profits gained over several months can evaporate in weeks. Perhaps that is why so many past top traders came out ahead in 2003.

FCStone Group, Inc.	Appendix 7
Valuation Report as of August 31, 2004	Industry Overview and Outlook

FCM’s With More Than $100 Million in Customer Equity
Rank	Futures Commission Merchant	Exchange	Customer Seg Funds ($)	Total Assets	Adjusted Net Capital ($)	Customer Secured Funds ($)
1	Goldman, Sachs & Co.	CBOT	8,187,170,298	36%	4,645,626,666	3,593,884,144
2	Citigroup Global Markets, Inc.	CBOT	5,544,190,458	13%	3,374,757,847	129,293,301
3	Merrill Lynch Pierce Fenner & Smith, Inc.	CBOT	5,315,066,615	13%	2,731,623,590	494,220,874
4	JP Morgan Futures, Inc.	NYMEX	5,247,716,610	21%	530,178,570	620,197,461
5	UBS Securities, LLC	CBOT	3,062,142,119	36%	2,745,906,773	830,142,247
6	Refco, LLC	CME	3,021,540,875	4%	186,921,967	75,937,126
7	Fimat USA, Inc.	CME	2,982,543,022	43%	195,857,612	505,267,777
8	Carr Futures, Inc.	CME	2,948,914,496	27%	213,774,387	1,523,593,872
9	Man Financial, Inc.	CME	2,830,692,020	24%	174,811,976	626,909,608
10	Morgan Stanley	CME	2,499,804,189	-9%	4,165,409,244	1,147,771,567
11	Lehman Brothers, Inc.	CME	1,714,179,000	9%	2,557,892,000	46,108,000
12	Bear Stearns Securities Corp.	CME	1,712,255,006	18%	3,362,679,290	237,888,417
13	Barclays Capital, Inc.	CBOT	1,684,116,006	51%	635,295,866	196,249,760
14	Credit Suisse First Boston, LLC	CBOT	1,607,585,792	36%	1,931,261,028	556,728,133
15	ABN AMRO Incorporated	CBOT	1,607,072,677	20%	1,231,853,492	131,762,838
16	Deutsche Bank Securities, Inc.	CBOT	1,306,416,908	40%	1,972,640,424	412,666,755
17	USB Financial Services, Inc.	CBOT	1,156,741,548	46%	1,398,556,273	126,371,111
18	Cargill Investor Services, Inc.	CBOT	1,098,616,765	5%	87,946,873	104,023,634
19	Prudential Equity Group, Inc.	CBOT	1,089,484,000	8%	563,443,000	131,790,000
20	Morgan Stanley DW, Inc.	CBOT	795,711,496	31%	1,064,682,160	1,400,700,616
21	RI O’Brien Associates, Inc.	CME	582,839,626	51%	36,326,236	4,751,111
22	First Options of Chicago, Inc.	CME	476,661,721	-18%	275,356,196	8,878,541
23	ADM Investor Services, Inc.	CBOT	472,124,949	17%	71,662,948	16,615,622
24	BNP Paribas Brokerage Services, Inc.	CME	470,944,969	357%	44,949,804	—
25	Merrill Lynch Professional Clearing Corp.	NFA	437,258,740	-23%	787,291,613	—
26	Sentinel Management Group, Inc.	NFA	375,239,649	-29%	12,687,187	—
27	Banc One Capital Markets, Inc.	CBOT	358,973,868	46%	339,117,414	34,494,380
28	Greenwhich Capital Markets, Inc.	CBOT	358,740,000	139%	923,081,000	19,924,000
29	HSBC Securities USA, Inc.	CME	341,799,890	47%	279,899,340	33,978,638
30	Rosenthal Collings Group, LLC	CME	313,502,114	17%	45,902,397	1,278,423
31	Mizuho Securities, USA, Inc.	CME	276,331,061	-9%	169,101,502	24,583,988
32	FCStone, LLC	CME	239,448,164	-1%	15,777,199	741,589
33	Banc of America Futures Incorporated	CME	237,552,075	14%	57,033,949	171,151
34	Spear, Leeds & Kellogg	NYMEX	209,706,082	4%	1,111,456,436	3,057,847
35	BNP Paribas Commodity Futures, Inc.	NYMEX	203,638,152	-32%	53,492,366	29,752,577
36	McVean Trading and Investments, LLC	NFA	182,407,508	42%	11,260,756	—
37	Rand Financial Services, Inc.	CME	153,567,200	3%	14,572,950	24,838,600
38	Vision, LP	NFA	144,837,325	-4%	12,681,900	73,231
39	Credit Lyonnaise Rouse USA, Ltd.	NYMEX	116,333,932	14%	27,897,650	322,500
40	Pioneer Futures, Inc.	NYMEX	111,255,129	37%	7,067,498	302,188
41	Nomura Securitie International, Inc.	CBOT	108,338,180	1386%	675,940,612	—

B/D: A “Y” means the FCM is also registered with the Securities and Exchange Commision as a securities broker or dealer.

FCStone Group, Inc.	Appendix 7
Valuation Report as of August 31, 2004	Industry Overview and Outlook

DSRO: Designated Self-Regulatory Organization.

Customer Seg Funds: Represents the total amount of funds that an FCM is required to segregate on behalf of customers who are trading on commodity exchanges located in the United States. This is the sum of all accounts that contain a net liquidating equity.

Customer Secured Funds: represents the amount of funds an FCM is required to set aside for customers who trade on commodity exchanges located outside of the United States. The amount to be set aside for a customer’s foreign commodity account may be less than the net liquidating equity in the customer’s account.

FCStone Group, Inc.	Appendix 8
Valuation Report as of August 31, 2004	Discounts and Capitalization Rates

APPENDIX 8: DISCOUNT AND CAPITALIZATION RATES

BUILD-UP METHOD

The equity discount rate, which is appropriate for use in determining the value of an investment in a specific company, is composed of identifiable risk/return factors. The sum of these factors is an indication of the required rate of return for the company being valued (the total return that a prudent buyer would demand from an investment in that specific company). Thus, the appropriate equity discount rate may be calculated (built-up) by adding together the following risk/return factors:

•	A risk-free rate of return (the return an investor could obtain from a low-risk, safe investment) is determined for the valuation date. This risk-free rate is assumed to be approximately equal to the yield to maturity of long-term Treasury Bonds even though this investment is not completely risk-free (the market value of such bonds will change as the general level of interest rates in the market fluctuates). The yield to maturity on one of three U.S. government securities, (30-day, 5-year, or 20-year), is typically used by most analysts because they correspond to the historical data used by Ibbotson Associates in developing their general equity premium. We have selected the yield to maturity for the 20-year treasury as a proxy for the risk free rate.

•	To this risk-free rate is added a risk premium that an average equity investor will demand above this risk-free rate in order to compensate for the additional risk associated with investing in a diversified portfolio of publicly traded equities as opposed to investing in risk-free assets. The equity risk premium is a forward-looking concept, which is typically calculated using historical data (assumes that the past is a good proxy of the future). Although there are a number of sources, one of the most common sources of data is Ibbotson Associates Stocks, Bonds, Bills and Inflation Yearbooks. The yearbooks contain data regarding actual premiums since 1926. The equity premiums are the arithmetic mean difference between common stock total returns and long-term government bond income returns in the period 1926–2003. It is important to recognize that this data is representative of the market as a whole and thus does not incorporate specific risk factors associated with a particular industry or a particular company.

•	To this rate is added a size premium that an average investor will demand above the rate required on larger companies. Investors recognize that smaller companies are inherently riskier than large companies for a multitude of reasons (i.e. product diversification, market diversification and growth opportunities). In order to attract investors, a smaller, more risky, company must achieve greater returns in order to compensate for the additional risk. The size premium acknowledges investor’s expectation of a larger return. A popular source of data regarding the size premium is Ibbotson Associates Stocks, Bonds, Bills and Inflation Yearbooks. Ibbotson determines this risk premium by comparing the arithmetic mean of the large company stock returns with the arithmetic mean of the stock returns for various decile portfolios. The ten equally populated deciles utilized by Ibbotson are created and periodically rebalanced by the Center for Research in Security Prices (CRSP) at the University of Chicago’s Graduate School of Business. It is important to recognize that the Ibbotson data is representative of the average company within the applicable decile. Inherent within a specific company may be more or less risk than that which is captured by the size premium of an average company in a particular decile.

FCStone Group, Inc.	Appendix 8
Valuation Report as of August 31, 2004	Discounts and Capitalization Rates

The determination of the size premium typically focuses on the expected return for the 9th and 10th deciles (micro cap) of the New York Stock Exchange (NYSE) stocks. The micro cap decile represents the smallest 20 percent of the companies traded on the NYSE with a market capitalization below $331 million. Because the company being valued is smaller than the average “small stock” company in SBBI, a further adjustment for size is necessary. For purposes of this analysis, we utilized the size premium in excess of CAPM applicable to the micro cap decile.

•	To this rate is added an additional increment for the risk associated with the particular company being valued. The determination of company specific risk involves considerable judgment by the appraiser. A number of issues and factors must be considered and benchmarked against the profile of the companies utilized by Ibbotson Yearbook in calculating the equity risk premium, and size premium. Although additional risk associated with a business is often recognized, it is possible for this increment to be negative (the subject company is less risky than the companies in the applicable decile). Risk factors associated with the Company are summarized in the section Major Valuation Considerations.

•	Finally, to this rate an increment may be added for the risk associated with the use of net income as the source of benefit to the company and its owners as opposed to using a cash flow measure as this source of benefit. The stream of benefits theoretically available to stockholders is cash flow. Typically, net income tends to be higher than net cash flow because net cash flow is reduced by increases in working capital and by the excess of capital expenditures over depreciation. Thus, the required rate of return based on net income is higher than based on net cash flow.

Additional Discussion on Size Premium:

Recently, the existence of a small stock risk premium has come under intense scrutiny. Critics point to a trend of large cap stocks outperforming smaller stocks as support for their theory that the small stock premium no longer exists. Many want to believe that this recent trend is an indication of a permanent shift in the public markets and not just an anomaly or normal cyclical occurrence. Attempts have been made to validate this theory, focusing on bid/ask spread, geometric versus arithmetic averages, transactions costs, listed return bias, and the unpredictability of small stock returns. Although these arguments have been offered, none of them have provided sufficient evidence to disprove the existence of the small stock risk premium. The fact remains that investors perceive (and rightful so) small companies to be riskier investments. It is unlikely that investors will be willing to take on the additional risk inherent in a small company without being compensated for absorbing this risk.

Whether or not an appraiser believes there is a size premium, or that the manner in which it is presently calculated is flawed, it is our opinion that an investment in the Company is substantially riskier than an investment in a diversified portfolio of publicly traded companies on the New York Stock Exchange. An investor would demand a higher rate of return from an investment in the Company or that investor would select an investment with lower risk. Explaining the additional risk as a combination of a size premium and company specific risk or entirely as company specific risk is irrelevant to the fact that the risk exists and must be accounted for. It is our opinion that an increment over and above the return required in a diversified portfolio is reasonable and appropriate considering the risks inherent in the Company.

FCStone Group, Inc.	Appendix 9
Valuation Report as of August 31, 2004	Guideline Companies

APPENDIX 9: GUIDELINE COMPANIES

When valuing the stock of closely held companies, the market values of stocks of comparable publicly held companies (and privately held companies if enough information is available) are relevant factors that provide guidance as to the value of the subject company. Such comparable companies are called guideline companies. The purpose for the use of guideline companies is the calculation of a price-to-earnings ratio, a price-to-book value ratio, or some other relationship derived from the market data. The ratios are intended to represent relationships set by investors in the market, and since these companies are thought to be similar to the subject company, the implication is that these ratios can be applied to the subject company to provide an indication of value.

To be truly comparable to the subject company, a guideline company (according to the willing buyer/willing buyer concept) should be:

•	Engaged in the same or a similar line of business;

•	Its size, capital structure, and trend of sales and earnings should be similar; and

•	To reflect the public market attitude, its stock should be actively traded, whether on an exchange or over the counter.

An appraiser will rarely find a company that is the same as the company being valued in all respects. The best the appraiser can usually hope for is to find a number of public companies that are similar to the company being valued in many respects. The appraiser must exercise a great deal of judgment in determining which companies are similar enough to be used as guideline companies. Reasonable informed appraisers exercising their professional judgment may reach difference conclusions about what specific companies should be used as guideline companies.

Industry similarity should always be a primary criterion in selecting guideline companies, but appraisers differ in their judgments as to how this criterion should be applied. For example, some appraisers include companies that are in a different industry but are customers of the subject company and are therefore subject to the same economic and industry influences. Degree of diversification, similarity of products and markets, degree of vertical integration, economic and regional influences, and maturity of the business are all factors to consider in making the judgment as to whether the companies are actually in the same industry. Among the other criteria used in determining comparability are size, historical trends, growth prospects, financial risk, operating risk, management depth, and dividend paying capacity.

GUIDELINE COMPANY SEARCH

We first identified the appropriate industry classification code in the 1987 Standard Industrial Classification (“SIC”) published by the Executive Office of the President, Office of Management and Budget. We determined that FCStone should be classified as belonging to the following SIC codes:

•	SIC 6221 Commodity Contracts Brokers and Dealers—This industry comprises establishments engaged in buying and selling commodity contracts on either a spot or future basis for their own account or for the account of others. These establishments are members, or are associated with members, of recognized commodity exchanges.

•	SIC 6799 Investors, Not Elsewhere Classified—This industry comprises establishments engaged in investing, not elsewhere classified, such as commodity contract pool operators and commodity contract trading companies.

We then searched for companies classified in the appropriate SIC codes using the Reuters company screening utility, PriceWaterhouseCoopers SIC and Industry indices, and the TenKWizard.com keyword search utility. In addition, we search historical Securities and Exchange Commission (SEC) filings for information.

Our search revealed no companies in SIC code 6221. However, during our industry research, we noted several companies active in futures and option trading. However, while many of these companies ranked in the top 40 of

FCStone Group, Inc.	Appendix 9
Valuation Report as of August 31, 2004	Guideline Companies

commodities trading firms (FCStone ranked number 32), all of the publicly traded companies highly diversified financial services firms and none of them offered commodities trading as the primary focus of their firm, or even considered it a significant portion of their business, as all of the companies were focused on investment banking and security brokerage. Due to the significant differences between the securities industry (and investment banking) and commodities trading/clearing/risk management, we did not believe that these companies would provide adequate guidance to the value of FCStone on an individual basis as guideline companies. As such, we did not consider them further as potential guideline companies.

We also expanded our search to look at companies classified as SIC code 4731, transportation brokers of the sort that would be comparable to FGDI, LLC’s operations. However, while we found several companies that could be considered, their primary operations were similar to only a small part of FGDI, LLC’s operations, the transportation of grain, which is essentially a value added business for FGDI, LLC to facilitate its grain brokerage business. As such, we did not consider these companies further as potential guideline companies.

SUMMARY

While the commodities futures and options industry is dominated by publicly-traded firms, all of these businesses operated as divisions of much larger organizations and were not adequate for consideration as guideline companies. In addition, while some of the companies profiled in the transportation brokerage industry appeared to have operations similar to FCStone’s transportation brokerage operations, we did not believe that utilizing these as guideline companies would be prudent, since transportation brokerage comprises a small portion of FCStone’s revenue. As such, we did not utilize a guideline company method to value FCStone.

Nonetheless, FCStone has grown to the point that it could become a publicly traded company if it so chose. In that event, it is likely that equity analysts would classify FCStone as belonging to the to the diversified financial services segment of the financial industry, whereby FCStone would be compared and measured against other companies in this segment. As such, we have chosen to measure FCStone against the diversified financial services segment as a whole, rather than comparing the Company against individual guideline companies. This analysis appears in the Financial Analysis section of this report. We also considered industry sector data for purposes of support for our conclusions under the other approaches.

FCStone Group, Inc.	Appendix 10
Valuation Report as of August 31, 2004	Industry Mergers and Acquisitions

APPENDIX 10: INDUSTRY MERGERS AND ACQUISITIONS

Merger and acquisition transactions within a particular industry may be analyzed to gain insight into the value of the stock of a closely held company. Such transactions are also an indication of the attitude of the investing public towards the industry.

MERGER AND ACQUISITION SEARCH

We first identified the appropriate industry classification code in the 1987 Standard Industrial Classification (“SIC”) published by the Executive Office of the President, Office of Management and Budget. We determined that FCStone should be classified as belonging to the following SIC codes:

•	SIC 6221 Commodity Contracts Brokers and Dealers—This industry comprises establishments engaged in buying and selling commodity contracts on either a spot or future basis for their own account or for the account of others. These establishments are members, or are associated with members, of recognized commodity exchanges.

•	SIC 6799 Investors, Not Elsewhere Classified—This industry comprises establishments engaged in investing, not elsewhere classified, such as commodity contract pool operators and commodity contract trading companies.

We then searched for transactions involving companies classified in the appropriate SIC codes using the BizComps, Pratt’s Stats, and Done Deals databases. In addition, we search historical Securities and Exchange Commission (SEC) filings for merger and acquisition information. Our search revealed few transactions in the applicable SIC codes.

BizComps Transaction Database

The BizComps database compiles information from business brokers primarily representing smaller companies. Information is generally limited in scope, and deals are often structured with only a percentage down, and the seller carrying a long-term note from the buyer.

A search of BizComps revealed no applicable transactions.

Pratt’s Stats

Pratt’s Stats, started in 1997, is the official database of the International Business Brokers Association. Information is collected from merger and acquisition intermediaries, business brokers, CPA’s, and other sources. While Pratt’s Stats generally offers more information on each transaction than BizComps, the transactions in the database are typically small in nature and come with a variety of terms, which are difficult to determine the “true” price of the deal.

A search of Pratt’s Stats revealed no applicable transactions.

Done Deals

Done Deals was started in 1996 by the World M&A Network and is currently owned by NVST. Unlike the previous databases discussed, all of the Done Deals data are collected from SEC filings. The database includes both public and private companies acquired by public companies. Done Deals transactions tend to be larger than those in other databases do.

A search of Done Deals revealed no applicable transactions.

FCStone Group, Inc.	Appendix 10
Valuation Report as of August 31, 2004	Industry Mergers and Acquisitions

Expanded Search

We also expanded our search to look at transportation brokers which could be considered comparable to FGDI, LLC’s operations. However, while we found four transactions that could be considered, the entities primary operations were not similar enough to FGDI, LLC’s transportation of grain operations to make them comparable. Furthermore, transportation is only a small part of FGDI and FGDI is only a portion of FCStone Group, Inc. As such, we did not consider these transactions further.

CONCLUSION

All of the transactions considered involved companies within SIC 4731. As discussed in Appendix 9, we did not believe the companies whose primary business as transportation brokers to be adequate comparisons to FCStone as a whole. As such, we did not utilize these few transactions.

We also noted that there were several transactions in the Investor Services and Miscellaneous Financial Services sector of the Financial Industry, of which SIC codes 6221 and 6799 are a part of, although none of the transactions involved were in the applicable SIC codes. As discussed in Appendix 9, we did not believe that utilizing individual companies (such as investment banks and diversified financial services providers) would be appropriate for guideline company analysis. For those same reasons, we do not believe that utilizing the individual transactions in this industry segment would be appropriate. In addition, we believe that any relevant market data for the industry would be revealed in our Sector Analysis (see Exhibit 2 and Appendix 9). As such, we did not utilize these transactions.

FCStone Group, Inc.	Appendix 11
Valuation Report as of August 31, 2004	Endnotes

APPENDIX 11: ENDNOTES

[1]	American Society of Appraisers, Business Valuation Standards, 2001.

[2]	Pratt, Shannon P., with Robert F. Reilly, and Robert Schweihs. Valuing a Business. Dow Jones-Irwin, 2000, page 40.

[3]	Revenue Ruling 59-60, 1959 1 C.B. 237.

[4]	American Society of Appraisers, ASA Business Valuation Standards. Definitions.

[5]	Fishman, Jay E., Shannon P. Pratt, J. Clifford Griffith, and D. Keith Wilson, Guide to Business Valuations, Practitioners Publishing Company, Inc., 2004, section 1002.65.

[6]	Revenue Ruling 59-60.

[7]	ASA Business Valuation Standards, BVS-5.

[8]	Shannon P. Pratt, Cost of Capital: Estimation and Applications, John Wiley & Sons, Inc., p. 4.

[9]	Fishman, Jay E., Shannon P. Pratt, J. Clifford Griffith, and D. Keith Wilson, Guide to Business Valuations, 2004, Appendix 2B, p. 2-44.

Exhibit: 1-A

Detailed Income Statement

FCStone Group, Inc.

August 31, 2004

(U.S. Dollars)	8/31/2004		8/31/2003		8/31/2002		8/31/2001		8/31/2000
	$ Amount	% Sales(1)	$ Amount	% Sales(1)	$ Amount	% Sales(1)	$ Amount	% Sales(1)	$ Amount	% Sales(1)
Revenue
Commissions -commodity futures and options	50,443,374		41,034,117		37,200,586		31,819,249		23,252,111
Service, consulting and brokerage fees	12,622,422		11,162,012		10,834,474		10,388,056		7,732,436
Clearing and transaction fees	16,041,131		7,013,130		3,824,245		0		0
Interest income	4,353,685		4,761,793		3,633,510		6,011,063		3,882,552
Other	2,334,106		1,482,668		468,887		587,884		919,049
Gross margin from purchase and sale of grain (2)	0		0		0		7,418,275		6,050,060
Sales of grain and fuel (2)	1,537,792,454		1,166,554,224		839,980,106		0		0

Total Revenue	1,623,587,172		1,232,007,944		895,941,808		56,224,527		41,836,208

Cost of grain and fuel sold (2)	1,521,925,116		1,154,103,229		830,187,881		0		0

Revenue, net of cost of grain and fuel sold	101,662,056		77,904,715		65,753,927		56,224,527		41,836,208

Operating expenses
Depreciation	832,671	0.8%	803,004	1.0%	850,470	1.3%	711,390	1.3%	624,810	1.5%
Employee compensation and commissions	28,501,922	28.0%	24,110,849	30.9%	21,835,384	33.2%	18,021,597	32.1%	14,844,790	35.5%
Pit brokerage and clearing fees	26,743,083	26.3%	16,152,191	20.7%	11,557,285	17.6%	7,902,606	14.1%	3,888,460	9.3%
Employee benefits & payroll taxes	6,849,640	6.7%	5,725,289	7.3%	4,498,325	6.8%	3,348,056	6.0%	2,647,225	6.3%
Introducing broker commissions	10,015,993	9.9%	7,880,549	10.1%	7,802,100	11.9%	6,440,781	11.5%	3,118,034	7.5%
Communications and marketing information	2,831,038	2.8%	2,804,475	3.6%	2,688,449	4.1%	2,494,413	4.4%	2,135,025	5.1%
Office, equipment, and exchange seat rent	4,552,605	4.5%	4,460,523	5.7%	3,665,520	5.6%	2,998,058	5.3%	1,905,386	4.6%
Other operating expenses	5,476,034	5.4%	5,086,083	6.5%	4,661,268	7.1%	3,885,534	6.9%	3,252,457	7.8%
Travel & related	2,049,294	2.0%	1,623,752	2.1%	1,629,908	2.5%	1,404,408	2.5%	958,453	2.3%
Interest expense	4,790,052	4.7%	3,191,993	4.1%	1,297,049	2.0%	1,217,289	2.2%	835,296	2.0%

Total operating expenses	92,642,332	91.1%	71,838,708	92.2%	60,485,758	92.0%	48,424,132	86.1%	34,209,936	81.8%
Operating income	9,019,724	8.9%	6,066,007	7.8%	5,268,169	8.0%	7,800,395	13.9%	7,626,272	18.2%
Minority interest	(575,793)	-0.6%	(560,714)	-0.7%	(600,641)	-0.9%	(242,540)	-0.4%	0	0.0%

Earnings before taxes	8,443,931	8.3%	5,505,293	7.1%	4,667,528	7.1%	7,557,855	13.4%	7,626,272	18.2%
Income taxes (benefit)	2,030,000	2.0%	1,200,000	1.5%	1,280,000	1.9%	1,590,000	2.8%	1,370,000	3.3%

Net income	6,413,931	6.3%	4,305,293	5.5%	3,387,528	5.2%	5,967,855	10.6%	6,256,272	15.0%

Effective tax rate		24.0%		21.8%		27.4%		21.0%		18.0%
EBT	8,443,931	8.3%	5,505,293	7.1%	4,667,528	7.1%	7,557,855	13.4%	7,626,272	18.2%
EBTDA	9,276,602	9.1%	6,308,297	8.1%	5,517,998	8.4%	8,269,245	14.7%	8,251,082	19.7%

Source of Statements:	Audited Stmt		Audited Stmt		Audited Stmt		Audited Stmt		Audited Stmt
Prepared by:	KPMG		KPMG		KPMG		KPMG		KPMG
Audit Opinion:	Unqualified		Unqualified		Unqualified		Unqualified		Unqualified

Notes:

(1) Calculated as a percentage of Revenue, net of cost of grain and fuel sold.

(2) Historically, the Company has presented revenue derived from the sale of grain and fuel on a net basis (gross sales of grain and fuel less the cost of the grain and fuel) to provide a more accurate comparison between grain & fuel operations to the Company's brokerage & trading operations. However, going forward, the Company will present gross revenues from the sale of grain and fuels, which are much higher than the Company's historical reporting and may distort year-to-year comparisons.

Exhibit: 1-B

Detailed Balance Sheet

FCStone Group, Inc.

August 31, 2004

(U.S. Dollars)	8/31/2004		8/31/2003		8/31/2002		8/31/2001		8/31/2000
	$ Amount	% Assets	$ Amount	% Assets	$ Amount	% Assets	$ Amount	% Assets	$ Amount	% Assets
Assets
Current assets
Cash-unrestricted / restricted	9,345,427	1.5%	6,506,424	1.3%	2,643,385	0.7%	4,467,131	1.6%	4,281,741	1.8%
Cash-segregated	42,786,181	7.1%	5,667,721	1.1%	1,370,639	0.3%	3,313,724	1.2%	7,012,632	3.0%
Marketable securities	57,798,689	9.6%	34,658,248	6.9%	62,863,853	15.7%	57,828,115	21.3%	65,164,667	27.7%

Total cash & equivalents	109,930,297	18.2%	46,832,393	9.3%	66,877,877	16.7%	65,608,970	24.1%	76,459,040	32.6%
Accounts receivable and advances on grain	106,866,680	17.7%	87,244,453	17.3%	61,399,717	15.4%	37,419,387	13.8%	15,684,869	6.7%
Inventory	12,198,678	2.0%	23,029,750	4.6%	15,832,480	4.0%	12,085,487	4.4%	4,600,392	2.0%
Notes receivable	2,079,000	0.3%	11,810,500	2.3%	14,314,000	3.6%	0	0.0%	0	0.0%
Exchange memberships, at cost	1,154,650	0.2%	1,154,650	0.2%	1,154,650	0.3%	1,153,500	0.4%	1,111,500	0.5%
Investment in Chicago Board of Trade	67,665	0.0%	1,079,340	0.2%	1,464,125	0.4%	1,464,125	0.5%	1,464,125	0.6%
Commodity exchanges and clearing organizations—customer segregated and proprietary	313,475,777	51.9%	224,738,444	44.5%	210,570,651	52.7%	142,691,164	52.5%	119,967,078	51.1%
Customer regulated accounts	38,964,603	6.5%	91,630,111	18.2%	18,637,046	4.7%	2,655,435	1.0%	7,212,692	3.1%

Total current assets	584,737,350	96.8%	487,519,641	96.6%	390,250,546	97.7%	263,078,068	96.8%	226,499,696	96.4%
Plant, property, & equipment
Furniture, equipment, and improvements	12,385,885	2.1%	7,361,162	1.5%	6,666,264	1.7%	5,688,605	2.1%	5,749,761	2.4%
Construction in progress	0	0.0%	5,568,750	1.1%	0	0.0%	0	0.0%	0	0.0%

Total cost of PP&E	12,385,885	2.1%	12,929,912	2.6%	6,666,264	1.7%	5,688,605	2.1%	5,749,761	2.4%
Accumulated depreciation (+)	3,734,169	0.6%	4,335,945	0.9%	3,501,702	0.9%	2,639,259	1.0%	2,957,129	1.3%

Net plant, property, & equipment	8,651,716	1.4%	8,593,967	1.7%	3,164,562	0.8%	3,049,346	1.1%	2,792,632	1.2%
Other Assets
Deferred income taxes	2,710,000	0.4%	2,886,000	0.6%	1,636,000	0.4%	683,000	0.3%	633,000	0.3%
Investment in affiliates and others	1,701,054	0.3%	1,634,996	0.3%	1,459,601	0.4%	1,446,000	0.5%	1,420,201	0.6%
Investment in cooperatives	1,452,169	0.2%	1,165,339	0.2%	903,306	0.2%	729,408	0.3%	654,898	0.3%

Total other assets	10,438,059	1.7%	8,619,000	1.7%	6,111,382	1.5%	5,783,605	2.1%	5,558,400	2.4%

Total assets	603,827,125	100.0%	504,732,608	100.0%	399,526,490	100.0%	271,911,019	100.0%	234,850,728	100.0%

Liabilities & Members’ Equity
Current liabilities
Commodity and customer regulated accounts payable	411,659,700	68.2%	327,860,679	65.0%	265,183,033	66.4%	182,961,114	67.3%	178,549,657	76.0%
Trade payables	68,806,591	11.4%	38,654,528	7.7%	18,265,782	4.6%	16,701,003	6.1%	7,403,936	3.2%
Accrued expenses	16,196,467	2.7%	14,942,298	3.0%	10,198,260	2.6%	6,912,642	2.5%	6,007,468	2.6%
Notes payable	41,531,421	6.9%	76,048,105	15.1%	65,013,261	16.3%	24,179,465	8.9%	8,701,582	3.7%
Current installments under capital leases	550,000	0.1%	687,500	0.1%	0	0.0%	0	0.0%	0	0.0%
Subordinated debt	5,750,000	1.0%	500,000	0.1%	1,000,000	0.3%	1,000,000	0.4%	1,000,000	0.4%
Patronage refunds payable in cash	1,869,179	0.3%	1,428,862	0.3%	935,432	0.2%	1,845,842	0.7%	2,118,627	0.9%
Obligation under capital leases	4,125,000	0.7%	4,675,000	0.9%	0	0.0%	0	0.0%	0	0.0%
Minority interests	5,488,339	0.9%	4,108,796	0.8%	3,758,292	0.9%	3,242,540	1.2%	0	0.0%
Checks in excess of bank balance	8,021,646	1.3%	0	0.0%	0	0.0%	0	0.0%	0	0.0%

Total Liabilities	563,998,343	93.4%	468,905,768	92.9%	364,354,060	91.2%	236,842,606	87.1%	203,781,270	86.8%

Members’ Equity
Preferred stock, nonvoting, series I	12,972,349	2.1%	13,101,327	2.6%	12,715,955	3.2%	12,717,930	4.7%	11,820,012	5.0%
Preferred stock, nonvoting, series II	897,608	0.1%	904,155	0.2%	904,155	0.2%	904,155	0.3%	626,263	0.3%
Common Stock, Class A	2,368,565	0.4%	2,753,255	0.5%	2,782,563	0.7%	2,863,194	1.1%	2,838,862	1.2%
Common Stock, Class B	500,000	0.1%	500,000	0.1%	500,000	0.1%	500,000	0.2%	500,000	0.2%
Accumulated other comprehensive loss	(3,038,751)	-0.5%	(3,931,985)	-0.8%	(1,927,000)	-0.5%	0	0.0%	0	0.0%
Retained earnings	26,129,011	4.3%	22,500,088	4.5%	20,196,757	5.1%	18,083,134	6.7%	15,284,321	6.5%

Total Members’ Equity	39,828,782	6.6%	35,826,840	7.1%	35,172,430	8.8%	35,068,413	12.9%	31,069,458	13.2%

Total Liabilities & Members’ Equity	603,827,125	100.0%	504,732,608	100.0%	399,526,490	100.0%	271,911,019	100.0%	234,850,728	100.0%

Net worth	39,828,782	45.7%	35,826,840	31.9%	35,172,430	34.8%	35,068,413	58.2%	31,069,458	76.2%
Interest bearing debt	47,281,421	54.3%	76,548,105	68.1%	66,013,261	65.2%	25,179,465	41.8%	9,701,582	23.8%

Invested capital	87,110,203	100.0%	112,374,945	100.0%	101,185,691	100.0%	60,247,878	100.0%	40,771,040	100.0%

Source of Statements:	Audited Stmt		Audited Stmt		Audited Stmt		Audited Stmt		Audited Stmt
Prepared by:	KPMG		KPMG		KPMG		KPMG		KPMG
Audit Opinion:	Unqualified		Unqualified		Unqualified		Unqualified		Unqualified

Exhibit: 1-C

Proforma Income Adjustments-By Business Line

FCStone Group, Inc.

August 31, 2004

(U.S. Dollars)	8/31/2004		8/31/2003		8/31/2002		8/31/2001		8/31/2000
	$ Amount	%	$ Amount	%	$ Amount	%	$ Amount	%	$ Amount	%
FCStone Group, Inc. Stated Revenue (purchase and sale of grain and fuel, net)	101,662,056	0.0%	77,904,715	0.0%	65,753,927	0.0%	56,224,527	0.0%	41,836,208	0.0%
FCStone Group, Inc. Earnings before taxes	8,443,931	8.3%	5,505,293	7.1%	4,667,528	7.1%	7,557,855	13.4%	7,626,272	18.2%
less: Actual Class B shares	(523,936)	-0.5%	(481,756)	-0.6%	(390,452)	-0.6%	(418,940)	-0.7%	(411,481)	-1.0%
add: Estimated Class B shares	52,394	0.1%	48,176	0.1%	39,045	0.1%	41,894	0.1%	41,148	0.1%
less: One time gain on stock	(832,880)	-0.8%	(263,015)	-0.3%	—	0.0%	—	0.0%	(172,025)	-0.4%
less: Legal fee refund	(600,000)	-0.6%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
add: Excess legal fees paid	—	0.0%	250,000	0.3%	250,000	0.4%	100,000	0.2%	—	0.0%
add: One time loss on Enron settlement	266,000	0.3%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Adjusted earnings before taxes	6,805,509	6.7%	5,058,698	6.5%	4,566,121	6.9%	7,280,809	12.9%	7,083,914	16.9%
add: Depreciation & amortization	832,671	0.8%	803,004	1.0%	850,470	1.3%	711,390	1.3%	624,810	1.5%

Adjusted EBITDA	7,638,180	7.5%	5,861,702	7.5%	5,416,591	8.2%	7,992,199	14.2%	7,708,724	18.4%
Adjusted earnings before taxes	6,805,509		5,058,698		4,566,121		7,280,809		7,083,914
less: Estimated taxes at 38% tax rate	2,586,093	38.0%	1,922,305	38.0%	1,735,126	38.0%	2,766,707	38.0%	2,691,887	38.0%

Adjusted net income	4,219,415	4.2%	3,136,393	4.0%	2,830,995	4.3%	4,514,102	8.0%	4,392,027	10.5%
FCStone Revenue
Grain operations
Number of Bushels	257,883,022		247,916,495		218,428,077		155,869,085		109,781,302
Margin per Bushel	0.0545		0.0398		0.0384		0.0424		0.0533
Grain revenue
Grain sales	1,424,548,203	99.9%	1,093,198,585	99.8%	792,696,712	99.8%	602,194,940	99.7%	410,444,417	99.8%
Dock and trucking revenue	1,582,887	0.1%	2,219,869	0.2%	1,619,160	0.2%	1,914,755	0.3%	946,706	0.2%
Interest income	68,106	0.0%	50,520	0.0%	102,374	0.0%	116,129	0.0%	28,972	0.0%

Total grain operations revenue	1,426,131,090	100.0%	1,095,418,454	100.0%	794,315,872	100.0%	604,109,695	100.0%	411,391,123	100.0%
Cost of grain	1,410,494,626	98.9%	1,082,777,405	98.8%	784,310,776	98.7%	595,591,747	98.6%	404,588,304	98.3%
Dock and trucking expenses	1,775,853	0.1%	1,976,534	0.2%	1,484,919	0.2%	1,670,386	0.3%	505,075	0.1%

Total grain operations costs	1,412,270,479	99.0%	1,084,753,939	99.0%	785,795,695	98.9%	597,262,133	98.9%	405,093,379	98.5%

Total Gross Margin from Grain Operations	13,860,611	1.0%	10,664,515	1.0%	8,520,177	1.1%	6,847,562	1.1%	6,297,744	1.5%
Gross margin from purchase and sale of grain	13,860,611	14.0%	10,664,515	14.0%	8,520,177	13.1%	6,847,562	12.3%	6,297,744	15.4%
Gross margin from purchase and sale of fuel	2,006,727	2.0%	1,786,480	2.3%	1,272,048	1.9%	—	0.0%	—	0.0%
Brokerage & risk management revenue	83,460,612	84.0%	63,971,052	83.7%	55,492,815	85.0%	48,789,081	87.7%	34,619,415	84.6%

Total FCStone Revenue, excluding other revenue	99,327,950	100.0%	76,422,047	100.0%	65,285,040	100.0%	55,636,643	100.0%	40,917,159	100.0%

FCStone Operating Expenses
Grain operations operating expenses	12,345,517	13.3%	9,391,108	13.1%	7,009,624	11.6%	5,181,352	10.7%	4,310,810	12.6%
Brokerage & risk management op.expenses	80,296,815	86.7%	62,447,600	86.9%	53,476,134	88.4%	43,242,780	89.3%	29,899,126	87.4%

Total FCStone Operating Expenses	92,642,332	100.0%	71,838,708	100.0%	60,485,758	100.0%	48,424,132	100.0%	34,209,936	100.0%
Grain operating expenses/grain gross margin		89.1%		88.1%		82.3%		75.7%		68.5%
Brokerage operating expenses/brokerage revenue		94.0%		95.0%		94.2%		88.6%		86.4%
FCStone Operating Income, before other revenue
Grain operations operating income	1,515,094	22.7%	1,273,407	27.8%	1,510,553	31.5%	1,666,210	23.1%	1,986,934	29.6%
Brokerage & risk management op.income	5,170,524	77.3%	3,309,932	72.2%	3,288,729	68.5%	5,546,301	76.9%	4,720,289	70.4%

Total FCStone Operating Income, Before Other Revenue	6,685,618	100.0%	4,583,339	100.0%	4,799,282	100.0%	7,212,511	100.0%	6,707,223	100.0%
Other FCStone Revenue
Grain operations	646,374	27.7%	545,118	36.8%	389,210	83.0%	157,977	26.9%	121,751	13.2%
Brokerage & risk management	1,687,732	72.3%	937,550	63.2%	79,677	17.0%	429,907	73.1%	797,298	86.8%

Total FCStone Other Income (Expense)	2,334,106	100.0%	1,482,668	100.0%	468,887	100.0%	587,884	100.0%	919,049	100.0%
FCStone Earnings Before Taxes
Grain operations EBT	2,161,468	25.6%	1,818,525	33.0%	1,899,763	40.7%	1,824,187	24.1%	2,108,685	27.7%
Brokerage & risk management EBT	6,858,256	81.2%	4,247,482	77.2%	3,368,406	72.2%	5,976,208	79.1%	5,517,587	72.3%
Minority interest	(575,793)	-6.8%	(560,714)	-10.2%	(600,641)	-12.9%	(242,540)	-3.2%	—	0.0%

Earnings before taxes	8,443,931	100.0%	5,505,293	100.0%	4,667,528	100.0%	7,557,855	100.0%	7,626,272	100.0%
Grain EBT/Gross Margin		13.6%		14.6%		19.4%		26.6%		33.5%
Brokerage EBT/Revenue		8.2%		6.6%		6.1%		12.2%		15.9%

FCStone Assets
Current assets: Grain operations	90,539,802	15.0%	92,502,570	18.3%	74,300,666	18.6%	46,661,435	17.2%	20,959,856	8.9%
Other assets (includes fixed): Grain operations	7,766,250	1.3%	7,267,207	1.4%	1,495,977	0.4%	1,042,104	0.4%	858,632	0.4%
Current assets: Brokerage & risk management	494,197,548	81.8%	395,017,071	78.3%	315,949,880	79.1%	216,416,633	79.6%	205,539,840	87.5%
Other assets: (includes fixed) Brokerage & risk management	11,323,525	1.9%	9,945,760	2.0%	7,779,967	1.9%	7,790,847	2.9%	7,492,400	3.2%

FCStone Total Assets	603,827,125	100.0%	504,732,608	100.0%	399,526,490	100.0%	271,911,019	100.0%	234,850,728	100.0%
FCStone Liabilities
Grain operations	85,299,005	14.1%	83,663,138	16.6%	65,533,301	16.4%	38,763,223	14.3%	16,661,642	7.1%
Brokerage & risk management	478,699,338	79.3%	385,242,630	76.3%	298,820,759	74.8%	198,079,383	72.8%	187,119,628	79.7%

FCStone Total Liabilities	563,998,343	93.4%	468,905,768	92.9%	364,354,060	91.2%	236,842,606	87.1%	203,781,270	86.8%
FCStone Equity
Grain operations	13,007,047	2.2%	11,431,639	2.3%	10,263,342	2.6%	8,940,316	3.3%	5,156,846	2.2%
Brokerage & risk management	26,821,735	4.4%	24,395,201	4.8%	24,909,088	6.2%	26,128,097	9.6%	25,912,612	11.0%

FCStone Total Equity	39,828,782	6.6%	35,826,840	7.1%	35,172,430	8.8%	35,068,413	12.9%	31,069,458	13.2%

Exhibit: 1-D

Financial Ratios

FCStone Group, Inc.

August 31, 2004

Reported	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Working capital (average)	32,000,008	29,276,224	30,566,390	27,098,214	23,040,308
Net fixed assets (average)	8,622,842	5,879,265	3,106,954	2,920,989	2,467,881

Annual Growth Rates:	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Revenue	30.5%	18.5%	16.9%	34.4%	23.3%
Operating income	48.7%	15.1%	-32.5%	2.3%	34.3%
Earnings before taxes	53.4%	17.9%	-38.2%	-0.9%	34.3%
Net income	49.0%	27.1%	-43.2%	-4.6%	34.8%
Earnings before taxes, depreciation & amortization	47.1%	14.3%	-33.3%	0.2%	33.2%
Fixed assets, net	0.7%	171.6%	3.8%	9.2%	30.3%
Total assets	19.6%	26.3%	46.9%	15.8%	103.4%
Interest bearing debt	-38.2%	16.0%	162.2%	159.5%	23.4%
Book value	11.2%	1.9%	0.3%	12.9%	14.2%

Five- Year Compound Annual Growth Rates:	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Revenue	24.9%	23.1%	21.9%	NA	NA
Operating income	4.3%	1.7%	-4.6%	NA	NA
Earnings before taxes	2.6%	-0.8%	1.7%	NA	NA
Net income	0.6%	-1.9%	-1.7%	NA	NA
Earnings before taxes, depreciation & amortization	3.0%	0.5%	3.4%	NA	NA
Fixed assets, net	32.7%	41.5%	14.0%	NA	NA
Total assets	26.6%	44.6%	41.2%	NA	NA
Interest bearing debt	48.6%	76.7%	239.0%	NA	NA
Book value	6.4%	7.1%	9.8%	NA	NA

Profitability Ratios (ROS):	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Operating income/Revenue	8.9%	7.8%	8.0%	13.9%	18.2%
EBT/Revenue	8.3%	7.1%	7.1%	13.4%	18.2%
Net income/Revenue	6.3%	5.5%	5.2%	10.6%	15.0%
EBTDA/Revenue	9.1%	8.1%	8.4%	14.7%	19.7%

Profitability Ratios (ROE/ROIC/ROA):	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
EBT/Book Value	22.3%	15.5%	13.3%	22.9%	26.2%
Net Income/Total Assets	1.2%	1.0%	1.0%	2.4%	3.6%
EBT/Total Assets	1.5%	1.2%	1.4%	3.0%	4.4%
EBTDA/Total Assets	1.7%	1.4%	1.6%	3.3%	4.7%
Net Income/Net Fixed Assets	74.4%	73.2%	109.0%	204.3%	253.5%
EBT/Net Fixed Assets	97.9%	93.6%	150.2%	258.7%	309.0%
EBTDA/Net Fixed Assets	107.6%	107.3%	177.6%	283.1%	334.3%

Leverage Ratios:	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Interest Bearing Debt/Total Equity	1.6	2.0	1.3	0.5	0.3
Total Liabilities/Total Equity	13.7	11.7	8.6	6.7	5.0

Liquidity Ratios:	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Quick Ratio	1.03	1.02	1.06	1.09	1.12
Current Ratio	1.06	1.07	1.10	1.12	1.16

Asset Efficiency and Turnover Ratios:	08/31/04	08/31/03	08/31/02	08/31/01	08/31/00
Revenue/Working Capital	3.3	2.6	2.3	2.2	1.8
Depreciation/revenue	0.8%	1.0%	1.3%	1.3%	1.5%
Revenue/Net Fixed Assets	11.8	13.3	21.2	19.2	17.0
Revenue/Total Assets	0.2	0.2	0.2	0.2	0.2

Exhibit: 2-A

Sector Analysis

FCStone Group, Inc.

August 31, 2004

Ticker	Company	Industry Sector*	Market Capitalization*
AC	Alliance Capital Management Holding L.P.	Investment Services	3,159.41
AGE	A.G. Edwards, Inc.	Investment Services	2,898.36
AMG	Affiliated Managers Group, Inc.	Investment Services	1,746.82
AMTD	Ameritrade Holding Corp.	Investment Services	5,563.11
AVZ	AMVESCAP PLC (ADR)	Investment Services	4,687.29
AX	Archipelago Holdings, Inc.	Investment Services	718.22
BEN	Franklin Resources	Investment Services	15,977.02
BLK	BlackRock, Inc.	Investment Services	4,727.40
BSC	The Bear Stearns Companies Inc.	Investment Services	10,110.81
CLMS	Calamos Asset Management, Inc	Investment Services	442.00
CME	Chicago Mercantile Exchange Holdings	Investment Services	6,795.11
CNS	Cohen & Steers, Inc.	Investment Services	568.73
DHIL	Diamond Hill Investment	Investment Services	16.77
EQS	Equus II Incorporated	Investment Services	52.15
ET	E*TRADE FINANCIAL Corp.	Investment Services	5,069.11
EV	Eaton Vance Corp.	Investment Services	3,119.82
FACT	First Albany Companies Inc.	Investment Services	131.26
FBR	Friedman, Billings, Ramsey Group, Inc.	Investment Services	2,877.94
GBL	Gabelli Asset Management Inc.	Investment Services	1,381.02
GROW	U.S. Global Investors	Investment Services	26.90
GS	The Goldman Sachs Group, Inc.	Investment Services	49,871.18
IAAC	International Assets Holding Corporation	Investment Services	36.87
ICH	Investors Capital Holding	Investment Services	25.54
IFIN	Investors Financial Services Corp.	Investment Services	2,604.91
INGP	Instinet Group Incorporated	Investment Services	1,631.03
ITG	Investment Technology Group	Investment Services	668.27
JBOH	JB Oxford Holdings, Inc.	Investment Services	5.43
JEF	Jefferies Group, Inc.	Investment Services	2,401.36
JNC	Nuveen Investments, Inc.	Investment Services	3,190.18
JNS	Janus Capital Group Inc.	Investment Services	3,617.57
KENT	Kent Financial Services	Investment Services	9.43
KILN	Kirlin Holding Corp.	Investment Services	7.22
LAB	LaBranche & Co., Inc.	Investment Services	448.67
LEH	Lehman Brothers Holdings Inc.	Investment Services	22,609.60
LM	Legg Mason, Inc.	Investment Services	6,638.46
MAXF	Maxcor Financial Group	Investment Services	59.61
MEL	Mellon Financial Corp.	Investment Services	12,744.58
MER	Merrill Lynch & Co., Inc.	Investment Services	51,975.41
MKTX	MarketAxess Holdings Inc.	Investment Services	422.06
MWD	Morgan Stanley	Investment Services	57,082.00
NDAQ	Nasdaq Stock Market Inc.	Investment Services	573.91
NFP	National Financial Partners Corp.	Investment Services	1,140.62
NITE	Knight Trading Group, Inc.	Investment Services	1,225.79
NMR	Nomura Holdings, Inc. (ADR)	Investment Services	25,121.99
OPY	Oppenheimer Holdings Inc. (USA)	Investment Services	322.51
PJC	Piper Jaffray Companies	Investment Services	923.28
PLCC	Paulson Capital Corp.	Investment Services	24.49
PVD	A.F.P Provida SA (ADR)	Investment Services	543.36
RJF	Raymond James Financial	Investment Services	2,173.03
SCH	The Charles Schwab Corp.	Investment Services	13,631.39
SEIC	SEI Corp.	Investment Services	3,932.75
SF	Stifel Financial Corp.	Investment Services	209.89
SIEB	Siebert Financial Corp.	Investment Services	66.96
SMHG	Sanders Morris Harris Grp	Investment Services	248.37
SRHI	Sutter Holding Company, Inc.	Investment Services	3.71
SWS	SWS Group, Inc.	Investment Services	344.86
TRAD	TradeStation Group, Inc.	Investment Services	281.63
TROW	T. Rowe Price Group, Inc.	Investment Services	7,596.56
VALU	Value Line, Inc.	Investment Services	382.79
VDM	Van der Moolen Holdings N.V. (ADR)	Investment Services	243.24
WDR	Waddell & Reed Financial	Investment Services	1,839.50
WHG	Westwood Holdings Group, Inc.	Investment Services	107.64
WNMLA	Winmill & Co. Incorporated	Investment Services	3.44
WPL	W.P. Stewart & Co., Ltd.	Investment Services	1,004.01
ZCOI	The Ziegler Companies, Inc.	Investment Services	41.40

		High	57,082.00
		Low	3.44
		Median	1,004.01

Exhibit: 2-A

Sector Analysis

FCStone Group, Inc.

August 31, 2004

Ticker	Company	Industry Sector*	Market Capitalization*
ACAS	American Capital Strategies, Ltd.	Misc. Financial Services	2,890.37
ACG	ACM Income Fund, Inc.	Misc. Financial Services	1,835.16
ADX	Adams Express Company	Misc. Financial Services	1,137.08
AFFI	Affinity Technology Group, Inc.	Misc. Financial Services	2.10
ALD	Allied Capital Corp	Misc. Financial Services	3,677.21
AMPL	Ampal-American Israel Corporation	Misc. Financial Services	77.45
ASA	ASA Limited	Misc. Financial Services	406.27
ATF	The Equity Investor Fund	Misc. Financial Services	846.54
BBDC	Brantley Capital Corp.	Misc. Financial Services	41.65
BCV	Bancroft Convertible Fund	Misc. Financial Services	86.25
BKF	BKF Capital Group, Inc.	Misc. Financial Services	234.53
BKT	BlackRock Income Trust	Misc. Financial Services	469.05
BLU	Blue Chip Value Fund	Misc. Financial Services	174.47
BPT	BP Prudhoe Bay Royalty Trust	Misc. Financial Services	939.46
BXL	Bexil Corporation	Misc. Financial Services	14.34
BZF	The Brazil Fund	Misc. Financial Services	462.36
CECX	Castle Energy Corp.	Misc. Financial Services	78.96
CEF	Central Fund of Canada (USA)	Misc. Financial Services	451.99
CET	Central Securities Corp.	Misc. Financial Services	430.12
CH	The Chile Fund, Inc.	Misc. Financial Services	142.67
CHC	CharterMac	Misc. Financial Services	1,550.58
CHEUY	Cheung Kong (Holdings) Limited (ADR)	Misc. Financial Services	20,498.05
CHKE	Cherokee Inc.	Misc. Financial Services	257.46
CIK	Credit Suisse AM Inc Fund	Misc. Financial Services	224.53
CLRS	Clarus Corporation	Misc. Financial Services	147.64
CRT	Cross Timbers Royalty Trust	Misc. Financial Services	225.42
CRTQ	Cortech, Inc.	Misc. Financial Services	11.00
CSE	CapitalSource, Inc.	Misc. Financial Services	2,788.93
CSH	Cash America International, Inc.	Misc. Financial Services	779.99
CSWC	Capital Southwest Corp.	Misc. Financial Services	306.64
CTNR	Central Natural Resources	Misc. Financial Services	6.91
CVF	Castle Convertible Fund	Misc. Financial Services	50.98
CVP	Centerplate Inc.	Misc. Financial Services	274.58
DCG	Dreyfus CA Municipal Income Inc.	Misc. Financial Services	40.38
DES	Desc, S.A. de C.V. (ADR)	Misc. Financial Services	617.23
DMF	Dreyfus Municipal Income	Misc. Financial Services	204.75
DNM	Dreyfus NY Municipal Income	Misc. Financial Services	34.01
DNP	DNP Select Income Fund Inc.	Misc. Financial Services	2,551.02
DOM	Dominion Resources Black Warrior Trust	Misc. Financial Services	290.06
DSM	Dreyfus Strategic Municipal Bond Fund	Misc. Financial Services	401.06
ECF	Ellsworth Convertible Growth and Income	Misc. Financial Services	81.71
ECPG	Encore Capital Group, Inc.	Misc. Financial Services	448.77
EGX	Engex, Inc.	Misc. Financial Services	10.56
EMF	Templeton Emerging Markets	Misc. Financial Services	266.61
ESGR	The Enstar Group, Inc.	Misc. Financial Services	320.04
FAC	First Acceptance Corporation	Misc. Financial Services	403.79
FCCG	Fog Cutter Capital Group	Misc. Financial Services	24.30
FCSC	Franklin Credit Management Corporation	Misc. Financial Services	41.42
FF	First Financial Fund Inc.	Misc. Financial Services	505.74
FII	Federated Investors, Inc.	Misc. Financial Services	3,173.15
FKL	Franklin Capital Corp.	Misc. Financial Services	10.75
FLNA	FuelNation Inc.	Misc. Financial Services	8.60
FTD	Fort Dearborn Income Secs	Misc. Financial Services	127.77
FXX	Foxby Corp	Misc. Financial Services	5.73
GIM	Templeton Global Income Fund	Misc. Financial Services	1,208.61
GLAD	Gladstone Capital Corporation	Misc. Financial Services	277.61
GRR	Asia Tigers Fund, Inc.	Misc. Financial Services	84.16
GVT	Morgan Stanley D.W. Gov’t	Misc. Financial Services	317.39
HQH	H&Q Healthcare Investors	Misc. Financial Services	367.72
HQL	H&Q Life Sciences Investors	Misc. Financial Services	188.68
HYI	High Yield Income Fund	Misc. Financial Services	69.13
HYP	High Yield Plus Fund Inc.	Misc. Financial Services	73.24
ICB	Morgan St.D.W. Income Sec	Misc. Financial Services	177.33
ICGE	Internet Capital Group, Inc.	Misc. Financial Services	265.88
IED	INVESTools Inc.	Misc. Financial Services	136.16
KMR	Kinder Morgan Management, LLC	Misc. Financial Services	2,129.59
LEO	Dreyfus Strategic Muni.	Misc. Financial Services	518.64
LIC	Lynch Interactive Corp.	Misc. Financial Services	85.87

Exhibit 2-A

Sector Analysis

FCStone Group, Inc.

August 31, 2004

Ticker	Company	Industry Sector*	Market Capitalization*
LQ	Quinenco S.A. (ADR)	Misc. Financial Services	1,229.82
LRT	LL&E Royalty Trust	Misc. Financial Services	115.28
MACC	MACC Private Equities Inc.	Misc. Financial Services	7.90
MARPS	Marine Petroleum Trust	Misc. Financial Services	57.60
MCGC	MCG Capital Corp.	Misc. Financial Services	813.71
MGI	MoneyGram International, Inc.	Misc. Financial Services	1,635.63
MRF	American Income Fund Inc.	Misc. Financial Services	78.28
MSB	Mesabi Trust	Misc. Financial Services	149.44
MTR	Mesa Royalty Trust	Misc. Financial Services	127.66
MXBIF	MFC Bancorp Ltd.	Misc. Financial Services	219.28
NCA	Nuveen California Municipal Value Fund	Misc. Financial Services	237.78
NGSY	Natural Gas Systems, Inc.	Misc. Financial Services	46.29
NMI	Nuveen Municipal Income	Misc. Financial Services	78.58
NNY	Nuveen NY Municipal Value	Misc. Financial Services	138.80
NRT	North European Oil Royalty	Misc. Financial Services	210.83
OMS	Oppenheimer Multi-Sector	Misc. Financial Services	243.19
PBT	Permian Basin Royalty Trust	Misc. Financial Services	611.04
PEO	Petroleum & Resource Corporation	Misc. Financial Services	564.71
PERS	Personal Diagnostics Inc.	Misc. Financial Services	20.57
PHY	Prospect Street High Inc.	Misc. Financial Services	95.20
PIM	Putnam Master Int. Income	Misc. Financial Services	648.02
PMT	Putnam Master Inc. Trust	Misc. Financial Services	344.16
PRS	Primus Guaranty, Ltd.	Misc. Financial Services	588.33
PTF	Petrofund Energy Trust (USA)	Misc. Financial Services	1,278.35
PVX	Provident Energy Trust (USA)	Misc. Financial Services	1,051.40
RAND	Rand Capital Corporation	Misc. Financial Services	14.75
RENN	Renaissance Capital Growth & Income Fund	Misc. Financial Services	53.31
REXI	Resource America, Inc.	Misc. Financial Services	470.38
RNE	Morgan Stanley East. Euro	Misc. Financial Services	112.93
RVT	Royce Value Trust Inc	Misc. Financial Services	965.16
SBF	The Salomon Brothers Fund Inc	Misc. Financial Services	1,245.66
SBR	Sabine Royalty Trust	Misc. Financial Services	541.04
SFEF	Santa Fe Financial Corp.	Misc. Financial Services	13.02
SFF	Santa Fe Energy Trust	Misc. Financial Services	214.20
SJT	San Juan Basin Royalty Trust	Misc. Financial Services	1,321.36
SKYT	SkyTerra Communications, Inc.	Misc. Financial Services	231.27
SOR	Source Capital, Inc.	Misc. Financial Services	569.36
SPR	Sterling Capital Corp.	Misc. Financial Services	14.50
STLS	The St. Lawrence Seaway	Misc. Financial Services	1.06
TAXI	Medallion Financial Corp.	Misc. Financial Services	166.12
TEI	Templeton Emerging Markets Income Fund	Misc. Financial Services	604.66
TELOZ	Tel Offshore Trust	Misc. Financial Services	35.64
TFC	Taiwan Greater China Fund	Misc. Financial Services	143.88
TINY	Harris & Harris Group,Inc	Misc. Financial Services	222.68
TIRTZ	Tidelands Royalty Trust B	Misc. Financial Services	9.64
TY	Tri-Continental Corp.	Misc. Financial Services	2,042.92
UTK	UTEK Corporation	Misc. Financial Services	80.33
WINA	Winmark Corporation	Misc. Financial Services	148.72
WSCC	Waterside Capital Corp.	Misc. Financial Services	7.12
WTU	Williams Coal Seam Gas Royalty Trust	Misc. Financial Services	165.38

		High	20,498.05
		Low	1.06
		Median	223.61

Exhibit: 2-B

Sector Analysis: Growth Rates

FCStone Group, Inc.

August 31, 2004

Ticker	Sales Growth		Sales Growth Rates		Operating Margin	Tax Rate	Trailing Twelve Months		Return on Equity	Return on Assets
	Quarterly Year-Over-Year	TTM Year-Over-Year	Last 3 Years	Last 5 Years			Net Profit Margin	Return on Investment
AC	2.83	13.72	2.71	15.60	19.08	6.42	17.86	43.12	11.43	42.82
AGE	(3.88)	17.14	(4.17)	2.20	10.77	35.58	6.94	10.42	10.42	4.35
AMG	29.10	29.96	2.57	15.73	40.82	40.50	11.57	4.76	13.88	4.44
AMTD	(0.49)	23.51	22.73	24.00	58.74	38.26	29.54	21.54	22.46	1.79
AVZ	(7.68)	(0.15)	(10.75)	7.62	(8.95)	NA	(14.19)	(5.97)	(5.17)	(4.10)
AX	0.20	32.44	NA	NA	13.66	9.70	12.67	17.11	16.11	13.52
BEN	21.68	30.63	13.45	8.73	27.61	29.46	20.77	10.23	15.05	9.27
BLK	13.74	21.57	7.85	12.00	24.61	31.72	19.96	12.28	18.60	9.40
BSC	2.83	12.10	(10.30)	(1.18)	24.33	33.42	16.20	3.31	18.54	0.57
CLMS	117.13	NA	78.72	67.81	42.76	1.64	42.34	43.57	136.43	38.73
CME	43.30	29.86	33.97	22.54	46.81	40.57	27.82	29.64	30.58	4.44
CNS	67.73	NA	NA	NA	(10.83)	NA	4.31	7.09	7.64	5.53
DHIL	98.09	104.26	18.83	(23.33)	(56.41)	NA	(37.09)	(20.22)	(20.22)	(19.27)
EQS	(87.22)	7.84	11.89	13.68	53.26	NA	(61.62)	(5.22)	(5.69)	(3.21)
ET	(7.54)	NA	52.25	17.68	NA	NA	NA	—	—	—
EV	23.93	25.44	5.91	15.67	32.76	35.78	20.93	21.34	30.55	18.92
FACT	(18.52)	(4.44)	0.29	7.06	3.17	NA	(1.42)	(2.26)	(2.93)	(0.54)
FBR	55.67	132.93	51.46	38.60	40.07	12.64	35.00	5.52	22.70	2.90
GBL	10.45	25.67	(3.93)	8.46	38.84	36.75	24.88	8.91	15.53	8.17
GROW	76.05	73.62	13.44	5.92	21.89	23.79	16.68	26.96	29.38	23.93
GS	19.04	23.51	(10.55)	1.00	22.58	32.04	15.35	5.03	19.51	0.99
IAAC	81.78	162.32	(4.65)	2.84	22.67	34.30	14.90	20.40	29.77	10.56
ICH	47.15	NA	17.99	27.43	NA	NA	NA	—	—	—
IFIN	24.38	17.70	18.35	25.83	28.93	32.64	19.49	22.40	23.39	1.37
INGP	(4.05)	5.43	(8.52)	5.37	(1.44)	231.78	(0.30)	(0.34)	(0.34)	(0.17)
ITG	1.16	(2.83)	2.47	9.50	19.88	38.09	12.31	11.41	11.41	3.65
JBOH	(14.71)	(11.48)	(41.78)	(21.62)	(27.08)	NA	(48.69)	(44.23)	(44.23)	(1.91)
JEF	32.06	42.33	6.75	9.43	19.24	37.20	12.08	8.95	14.46	1.17
JNC	8.93	12.68	8.04	8.62	50.13	38.82	30.44	28.56	30.35	15.46
JNS	(7.33)	5.74	(23.80)	8.20	6.97	NA	95.10	26.37	39.01	24.61
KENT	176.92	(56.27)	(10.85)	(9.27)	5.44	46.27	52.83	9.48	11.86	8.11
KILN	(37.17)	22.71	(5.18)	11.20	5.35	NA	7.39	24.29	32.64	14.50
LAB	(8.81)	(12.22)	(3.90)	19.34	(96.06)	NA	(82.54)	(18.72)	(33.57)	(11.61)
LEH	13.18	14.52	(13.21)	(2.77)	17.10	31.27	11.75	3.77	17.66	0.71
LM	23.86	32.30	9.27	13.36	25.37	38.20	15.68	14.75	22.44	5.00
MAXF	(17.40)	(2.02)	13.99	5.11	11.89	44.21	2.92	7.80	9.40	0.64
MEL	(0.26)	4.48	1.87	(4.79)	24.12	31.26	16.58	9.75	20.73	2.30
MER	10.91	5.77	(14.79)	(4.45)	20.09	23.64	15.34	3.68	15.56	0.85
MKTX	78.48	NA	224.37	NA	19.40	2.17	18.97	31.76	NA	23.44
MWD	10.40	11.93	(8.17)	2.39	17.91	29.59	11.98	4.45	17.22	0.68
NDAQ	(12.62)	(19.72)	(10.86)	NA	(0.86)	NA	(1.36)	(1.12)	(54.27)	(0.80)
NFP	31.76	35.53	32.12	NA	10.87	43.52	6.13	5.86	6.98	4.86
NITE	(30.53)	36.94	(18.94)	10.27	2.31	101.86	(0.04)	(0.04)	(0.04)	(0.01)
NMR	(15.67)	8.36	(9.21)	(7.47)	19.89	38.85	12.16	3.11	7.30	0.44
OPY	(19.32)	16.16	29.67	24.27	5.49	40.44	3.27	4.21	7.49	1.26
PJC	0.63	NA	(11.07)	NA	7.52	37.96	4.66	4.58	5.87	1.52
PLCC	(61.29)	83.93	20.91	25.05	17.75	33.69	11.77	12.33	12.33	10.30
PVD	5.46	9.87	5.97	10.12	27.13	16.95	26.27	17.45	18.02	13.55
RJF	15.85	21.19	(4.28)	6.70	11.58	36.89	7.31	10.81	13.53	1.83
SCH	0.30	11.16	(10.95)	5.16	17.08	36.21	10.89	8.71	10.08	1.00
SEIC	5.89	7.83	2.04	11.69	31.14	35.76	24.40	40.47	44.22	28.83
SF	(7.14)	20.86	3.86	10.05	14.94	37.29	9.18	21.32	21.36	5.40
SIEB	(6.96)	8.14	(17.72)	(4.13)	5.63	43.39	3.19	2.32	2.32	2.03
SMHG	18.14	21.07	33.31	132.68	13.95	38.03	10.86	10.94	10.61	9.44
SRHI	59.08	114.84	57.75	(24.96)	(78.62)	NA	(78.67)	(19.65)	(112.44)	(17.83)
SWS	38.89	14.03	(16.57)	(5.99)	12.40	41.18	7.29	8.32	8.12	0.45
TRAD	6.90	17.15	4.36	12.19	17.53	NA	20.97	39.83	39.98	11.16
TROW	22.36	29.73	(4.70)	2.42	40.77	37.72	25.39	21.77	21.81	18.68
VALU	1.54	3.08	(4.87)	(2.44)	29.89	38.28	25.04	11.65	15.58	9.42
VDM	NA	NA	(29.49)	(8.46)	NA	NA	NA	NA	NA	NA
WDR	6.99	14.49	(4.67)	9.45	33.16	36.06	21.16	25.32	57.20	17.81
WHG	(6.73)	(3.74)	7.56	15.36	32.63	39.00	19.91	17.43	17.71	13.82
WNMLA	NA	23.85	(13.44)	(6.21)	37.72	44.22	21.04	6.04	6.21	5.68
WPL	14.19	4.40	(16.40)	(4.84)	43.95	11.92	38.71	37.54	43.11	34.86
ZCOI	1.83	10.14	(3.95)	0.55	7.00	23.62	2.93	2.97	5.42	1.74

High	176.92	162.32	224.37	132.68	58.74	231.78	95.10	43.57	136.43	42.82
Low	(87.22)	(56.27)	(41.78)	(24.96)	(96.06)	1.64	(82.54)	(44.23)	(112.44)	(19.27)
Median	6.90	15.34	1.87	8.46	19.16	36.48	12.49	9.22	14.46	4.00

Exhibit: 2-B

Sector Analysis: Growth Rates

FCStone Group, Inc.

August 31, 2004

Ticker	Sales Growth		Sales Growth Rates		Operating Margin	Tax Rate	Trailing Twelve Months		Return on Equity	Return on Assets
	Quarterly Year-Over-Year	TTM Year-Over-Year	Last 3 Years	Last 5 Years			Net Profit Margin	Return on Investment
ACAS	54.29	61.24	43.33	64.78	68.47	0.52	85.97	11.59	19.12	10.75
ACG	(10.97)	9.26	59.57	28.47	85.43	—	248.71	30.49	30.49	19.44
ADX	9.48	7.73	(7.53)	(4.43)	75.99	—	821.40	14.75	14.75	13.65
AFFI	—	803.53	(33.01)	(25.14)	(45.18)	NA	(56.64)	NA	NA	(126.23)
ALD	8.99	12.27	15.88	25.27	55.83	NA	78.65	14.88	14.88	8.94
AMPL	(73.60)	(35.28)	9.29	17.47	(5.93)	NA	0.81	0.21	0.04	0.07
ASA	(25.11)	15.17	12.66	5.18	77.41	NA	904.20	29.56	29.87	29.51
ATF	(11.63)	(14.62)	(11.54)	(8.88)	98.48	NA	NA	(31.77)	(31.77)	(31.71)
BBDC	5.90	175.35	38.39	27.88	44.88	NA	(5.32)	(0.51)	(0.51)	(0.45)
BCV	(0.27)	(7.71)	(6.97)	1.54	75.68	—	322.49	15.43	15.43	15.28
BKF	(1.94)	18.01	10.28	37.60	(8.04)	NA	(7.96)	(8.44)	(9.40)	(5.79)
BKT	25.23	69.41	9.80	10.40	92.25	—	59.78	7.89	7.89	6.09
BLU	(14.80)	1.24	5.28	(2.88)	36.28	NA	NA	(6.70)	(6.70)	(6.63)
BPT	3.50	10.22	(4.91)	29.83	98.46	—	98.46	392.09	392.09	385.29
BXL	12.05	(25.72)	(36.71)	(24.72)	24.74	NA	38.40	2.76	3.21	2.74
BZF	18.87	(9.49)	(1.93)	(9.07)	68.50	—	372.19	17.46	17.46	17.28
CECX	NA	122.17	NA	(100.00)	NA	16.05	2,601.02	22.23	23.63	21.47
CEF	23.08	(105.87)	(30.19)	NA	NA	NA	NA	(0.72)	6.03	(0.72)
CET	(13.98)	(14.06)	(10.49)	(4.60)	48.94	NA	NA	(2.28)	(2.28)	(2.28)
CH	(63.44)	(66.50)	(26.06)	(30.76)	53.69	NA	NA	(17.26)	(17.26)	(16.91)
CHC	69.18	63.62	37.08	40.36	6.92	NA	27.42	1.99	7.95	1.44
CHEUY	79.59	67.62	15.35	3.86	20.58	NA	74.50	6.95	7.76	6.78
CHKE	2.97	4.81	8.69	13.47	67.83	40.92	41.01	62.28	62.28	44.26
CIK	(12.82)	(24.57)	(6.53)	(2.87)	92.75	—	137.10	14.13	14.13	13.86
CLRS	4,324.00	(0.26)	(84.51)	(68.46)	NA	NA	NA	(2.51)	(2.51)	(2.42)
CRT	28.69	14.79	3.47	12.80	97.78	—	97.78	57.25	57.25	54.65
CRTQ	62.50	(8.15)	(48.61)	(38.45)	NA	NA	NA	(2.69)	(2.69)	(2.66)
CSE	79.94	86.85	337.55	NA	46.31	38.92	33.11	3.86	13.43	3.82
CSH	16.31	21.80	8.11	5.12	12.95	36.43	7.09	7.77	11.20	6.89
CSWC	5.24	16.80	5.34	4.31	57.19	0.11	1,531.10	28.73	28.73	19.83
CTNR	57.24	66.42	13.33	12.85	13.26	22.64	16.68	3.08	3.12	3.05
CVF	(29.97)	(16.18)	(5.05)	(5.73)	79.84	NA	NA	(8.26)	(8.26)	(8.03)
CVP	0.57	4.36	5.64	NA	3.68	NA	(0.74)	(1.98)	(11.41)	(1.46)
DCG	(11.80)	(8.81)	(0.30)	(1.57)	83.24	—	88.66	5.29	5.29	5.28
DES	11.61	1.54	(4.79)	(1.96)	4.51	174.22	(0.50)	(0.51)	(4.19)	(0.42)
DMF	(2.28)	(1.12)	12.46	5.27	85.47	—	100.71	6.07	8.37	6.07
DNM	NA	NA	(3.14)	(3.76)	82.99	—	9.27	0.55	0.55	0.55
DNP	(33.52)	(17.97)	(5.50)	(1.97)	78.42	—	101.62	7.22	9.53	5.55
DOM	14.59	0.74	(0.31)	(1.97)	95.46	—	95.46	45.26	45.26	45.13
DSM	(3.22)	(1.84)	6.12	3.88	86.34	—	54.50	3.54	4.30	3.51
ECF	(5.35)	(2.77)	(4.80)	3.26	76.40	—	255.89	13.37	13.37	13.17
ECPG	57.50	53.81	47.58	34.32	42.60	39.90	13.44	20.69	29.18	16.19
EGX	NA	NA	(63.75)	(78.33)	NA	NA	NA	(1.89)	(41.60)	(1.89)
EMF	5.51	8.95	(0.35)	(11.78)	45.64	NA	NA	(5.26)	(5.26)	(5.21)
ESGR	NA	NA	NA	NA	NA	16.86	NA	10.81	10.88	10.54
FAC	6,945.21	1,639.52	91.02	54.12	(25.85)	NA	(16.40)	(4.41)	(4.41)	(3.60)
FCCG	(1.75)	(19.14)	(35.42)	(31.88)	(70.24)	NA	NA	(7.48)	(10.66)	(4.58)
FCSC	13.11	14.70	25.61	NA	21.48	45.48	11.71	34.38	35.89	1.34
FF	(10.50)	(6.87)	1.33	5.01	45.91	—	1,533.66	32.50	32.50	32.31
FII	1.04	9.22	3.45	9.53	37.78	36.47	22.18	26.71	44.99	22.63
FKL	NA	(72.67)	16.75	(7.00)	NA	NA	NA	(7.39)	(14.50)	(6.50)
FLNA	NA	(100.00)	NA	NA	NA	NA	NA	NA	NA	(280.28)
FTD	(2.66)	(6.34)	(6.49)	(4.15)	87.61	—	166.17	9.45	9.45	9.29
FXX	NA	NA	NA	NA	NA	NA	NA	—	—	—
GIM	3.86	7.33	(6.58)	(5.18)	87.20	—	321.26	18.24	18.24	18.17
GLAD	65.27	32.35	NA	NA	70.90	—	65.36	9.28	9.57	5.64
GRR	(20.97)	(17.82)	(39.52)	(12.20)	12.94	—	1,851.49	46.11	46.11	45.54
GVT	(24.95)	(53.87)	(22.44)	(16.93)	74.52	—	384.82	10.57	10.57	9.03
HQH	(54.48)	(44.87)	(22.07)	7.83	NA	—	12,311.46	30.76	30.76	30.53
HQL	(51.38)	(43.87)	64.60	7.63	NA	—	12,816.67	30.74	30.74	30.53
HYI	(8.00)	(13.23)	(8.85)	(6.13)	90.31	—	44.58	6.00	6.00	4.29
HYP	(18.99)	(33.88)	(23.47)	(8.24)	89.47	NA	(5.85)	(0.83)	(0.83)	(0.59)
ICB	(15.64)	(18.48)	(8.77)	(5.98)	89.93	—	101.63	6.60	6.60	6.56
ICGE	(20.59)	(30.44)	18.35	86.12	(38.86)	NA	NA	(122.64)	(299.44)	(69.29)
IED	40.15	48.15	10.33	32.78	0.10	65.71	(2.98)	(18.86)	(19.85)	(8.94)
KMR	31.50	15.47	NA	NA	100.00	38.00	62.00	4.41	4.61	4.37
LEO	(11.71)	(11.41)	1.14	5.30	83.77	—	139.48	7.87	11.23	7.82
LIC	1.35	NA	9.30	(15.67)	19.33	36.38	9.78	4.05	22.55	3.40
LQ	(10.71)	(10.71)	(9.35)	(9.20)	3.57	7.05	9.48	2.75	5.93	2.31
LRT	87.61	145.86	(10.44)	(2.99)	94.26	—	95.03	573.63	573.63	573.63

Exhibit 2-B

Sector Analysis: Growth Rates

FCStone Group, Inc.

August 31, 2004

Ticker	Sales Growth		Sales Growth Rates		Trailing Twelve Months
	Quarterly Year-Over-Year	TTM Year-Over-Year	Last 3 Years	Last 5 Years	Operating Margin	Tax Rate	Net Profit Margin	Return on Investment	Return on Equity	Return on Assets
MACC	(6.27)	(3.38)	(3.08)	(1.05)	(94.65)	NA	(8.61)	(0.53)	(1.67)	(0.51)
MARPS	(24.74)	(14.12)	(19.17)	7.20	95.09	—	95.09	135.81	135.81	135.81
MCGC	24.78	17.92	8.17	32.35	53.48	—	46.21	5.13	8.70	5.00
MGI	14.95	NA	NA	NA	11.56	26.73	8.47	6.36	10.26	0.75
MRF	(14.73)	(23.64)	(10.88)	(10.57)	88.58	—	105.64	8.54	8.54	6.25
MSB	142.46	69.01	8.11	3.96	94.56	—	94.56	NA	NA	250.58
MTR	(20.49)	14.99	5.32	8.41	99.41	—	99.50	92.36	92.36	74.33
MXBIF	85.88	46.93	37.88	27.13	10.57	2.72	10.28	16.07	19.99	10.55
NCA	(4.21)	(4.32)	(0.99)	(1.36)	87.92	—	120.84	6.53	6.53	6.46
NGSY	NA	(100.00)	NA	(14.07)	NA	NA	NA	(77.79)	(88.04)	(48.39)
NMI	(4.57)	(7.61)	(3.54)	(3.33)	86.27	—	43.44	2.84	2.84	2.80
NNY	(6.21)	(5.69)	(2.48)	(4.75)	83.97	—	144.40	7.67	7.67	7.59
NRT	(22.68)	(8.41)	8.68	5.53	95.10	—	95.23	23,970.31	23,970.31	384.06
OMS	(14.50)	(14.10)	(9.32)	(6.26)	90.53	—	65.20	5.63	5.63	4.01
PBT	5.57	21.05	(3.17)	24.72	98.70	—	98.70	1,748.44	1,748.44	707.01
PEO	106.11	2.78	0.87	(1.73)	71.36	—	1,251.83	27.63	27.63	26.29
PERS	NA	(262.13)	NA	39.87	NA	NA	NA	(49.70)	(49.70)	(42.79)
PHY	4.74	(10.08)	(29.81)	(15.37)	85.42	—	213.50	22.06	32.71	21.39
PIM	(7.54)	(8.10)	(4.20)	15.46	89.73	—	93.17	7.98	7.98	7.13
PMT	(6.62)	(8.86)	(5.21)	(3.86)	89.47	—	22.53	2.07	2.07	1.98
PRS	9.64	NA	NA	NA	47.53	NA	49.27	7.55	13.89	7.41
PTF	22.67	0.24	28.41	41.68	15.95	NA	15.45	4.77	6.55	4.33
PVX	279.53	223.66	NA	NA	(3.82)	NA	1.91	1.36	1.14	1.17
RAND	73.39	68.71	23.14	(5.40)	(45.86)	117.39	(0.66)	(0.04)	(0.04)	(0.04)
RENN	426.92	404.27	(39.64)	(31.63)	(33.22)	—	1,346.44	50.78	50.78	35.05
REXI	40.36	40.42	9.60	13.79	13.36	34.33	8.77	3.76	6.32	2.68
RNE	NA	67.04	90.07	(8.71)	(45.89)	—	724.89	11.53	11.53	11.07
RVT	(16.11)	(24.72)	(19.85)	(8.86)	(42.70)	—	3,566.72	31.78	33.14	30.16
SBF	17.01	23.69	(5.61)	(7.92)	62.95	—	974.81	16.43	16.43	15.63
SBR	(10.22)	10.04	3.85	9.87	95.60	—	95.60	777.07	777.07	666.84
SFEF	(14.98)	88.39	2.26	2.19	72.21	42.64	41.42	17.24	19.36	9.27
SFF	0.90	(0.67)	11.00	14.57	95.63	—	95.63	178.02	178.02	176.87
SJT	42.53	25.24	15.21	24.81	98.42	—	98.42	348.75	348.75	266.21
SKYT	NA	(100.00)	(56.14)	(31.66)	NA	—	1,089.31	23.06	278.42	21.76
SOR	(8.31)	(8.29)	(8.00)	(6.67)	46.21	—	2,125.70	34.04	33.43	33.97
SPR	(12.17)	(28.32)	(25.89)	(13.39)	(54.20)	—	533.22	8.72	8.72	8.69
STLS	NA	(66.67)	(81.48)	(45.07)	NA	NA	NA	(7.80)	(7.80)	(7.56)
TAXI	64.00	25.92	(22.17)	(7.09)	11.27	135.98	54.22	3.83	11.62	3.78
TEI	(8.02)	(16.58)	(9.29)	(5.19)	85.43	—	243.96	19.72	19.72	17.98
TELOZ	(95.38)	(32.13)	(17.37)	(6.28)	88.03	—	88.39	1,290.41	1,290.41	91.80
TFC	51.41	121.99	20.16	18.14	(10.91)	—	363.74	8.22	8.22	8.07
TINY	54.90	(24.10)	(37.47)	(22.11)	NA	NA	NA	(8.20)	(8.36)	(6.76)
TIRTZ	(46.20)	(33.80)	(5.62)	1.23	89.07	0.45	88.67	74.97	74.97	58.01
TY	1.78	(11.35)	(17.70)	(14.84)	58.08	—	1,092.10	17.34	17.63	17.24
UTK	217.13	121.64	(5.97)	58.37	16.01	NA	199.92	61.17	69.76	57.49
WINA	(17.96)	(10.14)	(13.06)	(20.17)	24.36	40.32	14.64	23.67	23.87	19.79
WSCC	63.94	(14.33)	(6.56)	31.70	14.09	—	14.09	1.28	42.18	1.25
WTU	7.81	33.74	(4.39)	(2.21)	95.22	—	95.22	104.10	104.10	103.43

High	6,945.21	1,639.52	337.55	86.12	100.00	174.22	12,816.67	23,970.31	23,970.31	707.01
Low	(95.38)	(262.13)	(84.51)	(100.00)	(94.65)	—	(56.64)	(122.64)	(299.44)	(280.28)
Median	1.20	(1.12)	(3.14)	(1.97)	68.15	—	93.87	7.87	10.26	6.67

Exhibit: 2-C

Sector Analysis: Valuation Ratios

FCStone Group, Inc.

August 31, 2004

Ticker	P/E Ratio	2005 P/E Estimate	Long-Term P/E Estimate	Price to Book Value	Price/ Sales	Price/ Cash Flow	Net Earnings Growth Rates
							3-Year	5-Year	Quarter over Prior Year	TTM Over TTM
AC	22.40	17.34	12.21	2.48	1.07	5.81	(29.88)	(9.42)	12,900.00	27.04
AGE	16.92	16.63	11.33	1.70	1.17	9.93	(16.85)	(8.09)	10.09	52.83
AMG	26.60	15.26	15.21	3.56	3.08	20.02	3.70	15.88	10.44	31.30
AMTD	21.62	18.95	17.30	4.61	6.30	19.65	NA	57.42	8.73	99.05
AVZ	NA	14.51	12.14	1.38	2.27	50.21	(12.53)	20.04	NA	NA
AX	11.94	17.84	10.50	1.67	1.35	8.05	NA	NA	(5.03)	NA
BEN	22.60	18.60	11.64	3.12	4.69	22.05	14.01	10.90	29.84	41.90
BLK	36.33	26.78	14.80	6.44	6.94	30.25	20.38	32.96	NA	(9.07)
BSC	10.48	10.41	10.17	1.32	1.79	10.27	16.79	14.87	(9.06)	21.29
CLMS	0.01	NA	NA	0.01	—	—	109.30	81.61	139.55	NA
CME	35.56	31.37	14.50	9.03	9.88	27.87	NA	74.73	86.27	49.75
CNS	48.62	21.18	11.33	4.04	4.43	74.46	NA	NA	NA	NA
DHIL	NA	NA	NA	5.73	9.82	NA	NA	NA	NA	NA
EQS	NA	NA	NA	0.75	7.83	NA	NA	NA	NA	NA
ET	NA	14.63	19.45	2.36	NA	NA	380.01	74.24	25.00	NA
EV	25.11	23.58	12.58	7.17	5.16	23.50	(1.65)	30.14	33.95	28.52
FACT	NA	NA	NA	1.46	0.65	12.36	NA	38.32	NA	NA
FBR	8.13	8.28	NA	1.87	2.85	8.00	66.00	NA	32.52	56.92
GBL	24.10	24.87	9.50	3.51	6.21	24.56	(5.20)	(2.85)	6.40	28.71
GROW	12.46	NA	NA	3.17	2.08	11.88	NA	43.99	NA	4,716.67
GS	12.20	11.58	12.91	2.12	1.87	10.28	(0.71)	0.69	31.59	70.28
IAAC	12.83	NA	NA	2.82	1.97	12.27	40.60	16.35	191.67	157.59
ICH	NA	NA	NA	2.65	NA	NA	NA	42.47	NA	NA
IFIN	20.56	18.85	24.00	4.33	4.01	16.46	36.63	38.28	23.64	83.68
INGP	NA	44.25	12.68	1.61	1.43	20.42	NA	NA	91.67	NA
ITG	17.19	18.15	10.48	1.89	2.11	17.17	(12.77)	(1.04)	6.75	5.94
JBOH	NA	NA	NA	0.72	0.50	NA	NA	NA	NA	NA
JEF	21.01	20.47	12.33	2.47	2.29	16.99	7.86	12.44	46.38	67.42
JNC	21.87	21.51	10.00	5.83	6.65	20.13	12.79	13.13	12.67	15.49
JNS	3.64	23.82	11.06	1.34	3.44	3.40	12.86	44.03	(7.17)	405.41
KENT	9.76	NA	NA	1.21	5.30	141.74	NA	(4.08)	NA	51.13
KILN	4.53	NA	NA	1.01	0.29	3.55	NA	(22.53)	(84.37)	NA
LAB	NA	40.05	8.50	0.66	1.47	NA	NA	NA	NA	NA
LEH	10.97	10.91	12.14	1.73	1.22	9.20	(0.21)	19.57	(5.42)	44.07
LM	21.36	19.64	14.50	3.84	3.39	18.89	19.90	21.71	46.29	52.27
MAXF	12.03	NA	NA	0.98	0.35	4.08	90.71	59.15	(93.24)	(67.22)
MEL	16.29	16.69	11.83	3.22	2.70	13.43	1.08	(0.64)	20.56	21.83
MER	12.65	13.01	12.15	1.75	1.90	11.32	(0.49)	22.22	(7.39)	31.22
MKTX	108.81	NA	NA	NA	3.96	51.10	NA	NA	NA	NA
MWD	12.73	12.73	12.58	2.09	1.50	13.00	(10.04)	4.55	(17.02)	17.57
NDAQ	NA	22.25	NA	24.63	1.13	9.75	NA	NA	NA	NA
NFP	34.95	17.36	17.33	2.16	2.15	20.16	NA	NA	27.73	68.76
NITE	NA	26.40	13.00	1.63	1.88	51.53	(44.87)	(17.97)	NA	NA
NMR	20.67	NA	NA	1.47	2.52	16.28	44.81	(3.68)	(93.29)	71.70
OPY	19.56	NA	NA	1.07	0.62	13.09	(20.84)	11.18	(67.49)	(19.81)
PJC	22.81	17.39	15.00	1.28	1.06	15.13	7.94	NA	49.00	NA
PLCC	6.75	NA	NA	0.81	0.80	6.59	NA	(14.44)	NA	1,865.52
PVD	10.40	NA	NA	1.94	2.73	8.92	16.06	14.98	3.28	6.90
RJF	16.78	15.01	9.00	2.09	1.23	14.87	(12.95)	(1.02)	23.68	72.33
SCH	30.21	27.39	14.89	3.00	3.30	19.92	(12.19)	2.56	(62.64)	58.02
SEIC	24.66	24.31	16.00	9.89	6.03	22.48	14.97	28.66	32.01	20.58
SF	11.08	NA	NA	1.76	1.02	9.29	14.98	20.12	(24.41)	108.04
SIEB	81.89	NA	NA	1.90	2.64	26.35	(74.07)	(50.10)	(9.09)	NA
SMHG	20.35	NA	NA	2.02	2.14	17.73	57.59	81.51	15.39	29.35
SRHI	NA	NA	NA	4.14	1.03	NA	NA	NA	NA	NA
SWS	16.77	NA	NA	1.36	1.15	12.17	(49.46)	(41.02)	1,378.67	406.81
TRAD	21.09	21.26	25.00	6.22	4.43	21.03	NA	37.77	(46.15)	30.08
TROW	25.52	24.43	12.23	4.84	6.48	22.54	(5.11)	5.76	21.37	44.29
VALU	17.92	NA	NA	10.57	4.49	15.94	(5.47)	(5.62)	18.76	(2.82)
VDM	27.93	21.57	8.50	NA	NA	NA	NA	NA	NA	NA
WDR	17.49	17.35	10.94	8.92	3.70	15.89	(25.67)	(4.89)	925.00	118.93
WHG	26.01	NA	NA	5.19	5.18	25.07	6.85	25.88	(48.36)	(24.40)
WNMLA	6.86	NA	NA	0.41	1.41	5.88	13.43	(0.09)	NA	47.08
WPL	19.87	17.82	9.38	8.52	7.69	17.11	(24.08)	(11.90)	28.39	11.81
ZCOI	19.21	NA	NA	1.03	0.56	11.15	NA	26.07	50.00	21.70

High	108.81	44.25	25.00	24.63	9.88	141.74	380.01	81.61	12,900.00	4,716.67
Low	0.01	8.28	8.50	0.01	—	—	(74.07)	(50.10)	(93.29)	(67.22)
Median	19.56	18.73	12.22	2.09	2.21	15.94	3.70	14.87	18.76	44.07

Exhibit: 2-C

Sector Analysis: Valuation Ratios

FCStone Group, Inc.

August 31, 2004

Ticker	P/E Ratio	2005 P/E Estimate	Long-Term P/E Estimate	Price to Book Value	Price/ Sales	Price/ Cash Flow	Net Earnings Growth Rates
							3-Year	5-Year	Quarter over Prior Year	TTM Over TTM
ACAS	8.81	11.23	9.13	1.23	7.62	8.87	NA	7.69	54.58	170.18
ACG	3.37	NA	NA	0.94	8.38	3.37	NA	(8.40)	NA	4,906.25
ADX	6.76	NA	NA	0.92	53.41	6.50	NA	(6.88)	(97.42)	(8.14)
AFFI	NA	NA	NA	NA	2.72	NA	NA	NA	NA	NA
ALD	12.85	16.83	6.00	1.86	10.13	12.81	(5.89)	1.59	135.13	44.53
AMPL	650.00	NA	NA	0.69	2.72	38.24	137.13	25.40	(97.83)	NA
ASA	3.80	NA	NA	0.95	34.32	3.80	30.23	54.57	NA	(11.38)
ATF	NA	NA	NA	1.04	32.85	NA	NA	NA	NA	NA
BBDC	NA	NA	NA	0.64	6.46	NA	14.50	(16.79)	NA	NA
BCV	6.04	NA	NA	0.88	19.47	6.04	(7.02)	22.78	NA	NA
BKF	NA	NA	NA	2.63	2.09	4,237.50	NA	NA	NA	NA
BKT	11.64	NA	NA	0.92	6.96	11.64	NA	(9.81)	(76.52)	(54.02)
BLU	NA	NA	NA	1.28	81.75	NA	NA	NA	NA	NA
BPT	16.25	NA	NA	67.97	16.00	16.83	(4.97)	30.34	3.57	10.83
BXL	32.15	NA	NA	1.08	12.32	32.09	NA	NA	0.31	(91.16)
BZF	10.21	NA	NA	1.58	38.53	10.35	(27.83)	4.35	NA	NA
CECX	6.41	NA	NA	1.09	162.11	6.15	NA	NA	NA	NA
CEF	13.51	NA	NA	1.18	7,377.62	NA	NA	70.24	(37.92)	4.46
CET	NA	NA	NA	1.02	97.91	NA	NA	NA	NA	NA
CH	NA	NA	NA	1.68	62.63	NA	NA	NA	NA	NA
CHC	21.81	12.83	5.33	1.63	5.92	14.46	2.37	5.97	(31.72)	(17.39)
CHEUY	11.75	10.95	5.00	0.89	8.72	11.71	(20.46)	9.76	93.75	51.92
CHKE	17.03	17.07	NA	11.07	6.97	15.90	9.32	19.23	15.05	8.32
CIK	7.69	NA	NA	1.06	10.55	7.69	NA	NA	NA	NA
CLRS	NA	NA	NA	1.72	129.46	NA	NA	NA	NA	NA
CRT	16.23	NA	NA	9.66	15.87	16.24	3.33	12.86	27.93	14.43
CRTQ	NA	NA	NA	0.97	96.17	NA	NA	NA	NA	NA
CSE	24.16	22.98	23.38	3.13	8.00	24.16	NA	NA	3.55	18.05
CSH	24.67	19.80	17.67	2.56	1.75	16.24	246.68	18.52	62.00	41.87
CSWC	4.21	NA	NA	1.07	64.47	4.21	NA	NA	NA	NA
CTNR	29.98	NA	NA	0.94	5.02	21.67	(47.67)	(22.83)	98.15	NA
CVF	NA	NA	NA	1.01	16.76	NA	NA	NA	NA	NA
CVP	NA	7.96	3.00	5.03	0.37	10.08	NA	NA	5.69	NA
DCG	18.59	NA	NA	0.99	16.47	18.59	NA	(14.97)	NA	102.99
DES	NA	(41.46)	NA	0.78	0.27	5.81	NA	NA	NA	NA
DMF	12.57	NA	NA	1.06	11.52	12.57	NA	3.12	NA	63.06
DNM	178.00	NA	NA	1.00	16.67	181.63	(45.45)	(40.38)	NA	NA
DNP	15.05	NA	NA	1.50	15.83	15.27	(19.64)	0.44	(77.63)	954.79
DOM	14.39	NA	NA	6.91	13.74	19.28	(0.65)	(2.25)	14.00	0.43
DSM	22.39	NA	NA	0.98	10.24	22.39	NA	(9.37)	(25.75)	(47.24)
ECF	7.23	NA	NA	0.91	18.50	7.23	(22.03)	(11.28)	NA	NA
ECPG	20.21	21.12	20.00	5.00	2.72	18.72	NA	(10.15)	62.99	(24.45)
EGX	NA	NA	NA	1.66	5,280.69	NA	NA	NA	NA	NA
EMF	NA	NA	NA	1.77	49.53	NA	(88.07)	(71.20)	NA	NA
ESGR	23.52	NA	NA	2.32	NA	22.84	13.26	(24.17)	202.16	27.25
FAC	NA	NA	NA	2.07	9.44	NA	NA	NA	NA	NA
FCCG	NA	NA	NA	0.70	6.79	NA	NA	NA	NA	NA
FCSC	6.51	NA	NA	1.77	0.76	6.05	120.06	NA	14.22	11.75
FF	4.17	NA	NA	1.22	64.44	4.20	NA	(22.95)	836.43	64.19
FII	17.26	16.46	11.08	8.42	3.83	15.67	10.40	19.17	(4.02)	(0.64)
FKL	NA	NA	NA	5.62	116.02	NA	NA	NA	NA	NA
FLNA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
FTD	9.38	NA	NA	0.87	15.58	9.38	18.64	(1.40)	(11.02)	(18.13)
FXX	NA	NA	NA	0.85	NA	NA	NA	NA	NA	NA
GIM	6.09	NA	NA	1.04	19.57	6.09	111.97	33.64	15.33	11.03
GLAD	20.68	17.96	16.00	1.93	13.54	20.66	NA	NA	135.93	12.90
GRR	2.34	NA	NA	0.97	41.90	2.26	NA	(1.44)	NA	NA
GVT	8.28	NA	NA	0.88	31.83	8.27	NA	0.45	NA	154.92
HQH	3.23	NA	NA	0.89	398.22	3.24	(48.44)	0.24	2,010.68	NA
HQL	3.31	NA	NA	0.91	424.62	3.31	NA	0.71	670.13	NA
HYI	21.20	NA	NA	1.27	9.43	11.07	NA	NA	NA	NA
HYP	NA	NA	NA	1.34	9.43	NA	NA	NA	186.55	NA
ICB	14.52	NA	NA	0.96	14.86	14.62	NA	(40.59)	1,718.52	91.11
ICGE	NA	NA	NA	1.45	4.02	NA	NA	NA	NA	NA
IED	NA	NA	NA	9.00	1.42	214.29	NA	NA	NA	NA
KMR	31.40	19.27	7.50	1.49	19.45	31.38	NA	NA	21.85	4.73
LEO	8.37	NA	NA	0.92	10.99	8.38	(12.54)	(10.11)	4,146.15	228.94
LIC	12.64	NA	NA	2.65	0.97	2.94	14.19	8.83	(66.75)	NA
LQ	19.60	NA	NA	1.17	2.07	12.13	NA	68.18	NA	NA
LRT	10.39	NA	NA	62.72	9.88	10.39	(11.32)	(3.39)	97.50	172.90
MACC	NA	NA	NA	0.61	3.18	NA	NA	NA	NA	NA

Exhibit: 2-C

Sector Analysis: Valuation Ratios

FCStone Group, Inc.

August 31, 2004

Ticker	P/E Ratio	2005 P/E Estimate	Long-Term P/E Estimate	Price to Book Value	Price/ Sales	Price/ Cash Flow	Net Earnings Growth Rates
							3-Year	5-Year	Quarter over Prior Year	TTM Over TTM
MARPS	13.10	NA	NA	19.75	12.46	13.10	(19.66)	7.34	(24.84)	(14.77)
MCGC	16.61	12.46	7.00	1.47	7.67	16.25	(1.61)	24.07	(31.56)	59.06
MGI	24.22	20.37	14.00	2.96	2.05	16.85	NA	NA	31.46	NA
MRF	10.82	NA	NA	0.91	11.44	10.82	131.69	(28.30)	299.47	33.74
MSB	16.80	NA	NA	NA	15.89	16.80	8.14	3.76	158.11	74.74
MTR	14.54	NA	NA	13.76	14.47	14.54	4.89	8.20	(20.86)	14.74
MXBIF	5.57	6.04	NA	1.00	0.55	4.96	0.75	14.43	6.25	(2.03)
NCA	14.14	NA	NA	0.91	17.11	14.17	(34.05)	(27.33)	188.03	39.04
NGSY	NA	NA	NA	16.79	126.54	NA	NA	NA	NA	NA
NMI	31.84	NA	NA	0.92	13.85	31.84	48.57	(18.88)	(57.42)	(49.00)
NNY	12.05	NA	NA	0.92	17.41	12.06	NA	2.81	(37.26)	120.23
NRT	13.75	NA	NA	4,132.78	13.09	13.74	8.20	4.80	(23.00)	(8.77)
OMS	17.67	NA	NA	1.02	11.51	17.67	2.53	(13.53)	(95.93)	40.60
PBT	17.53	NA	NA	321.10	17.31	17.62	(3.34)	25.20	5.53	21.63
PEO	3.91	NA	NA	0.94	48.94	3.91	(19.43)	(4.33)	11,029.03	139.90
PERS	NA	NA	NA	5.89	NA	NA	NA	57.68	NA	NA
PHY	3.70	NA	NA	1.11	7.77	3.71	NA	94.59	(55.74)	346.00
PIM	12.52	NA	NA	0.98	11.66	12.52	36.51	(20.77)	80.38	151.71
PMT	46.47	NA	NA	1.02	10.56	46.81	(5.78)	(29.39)	NA	(52.88)
PRS	NA	20.68	19.67	1.76	6.99	12.40	NA	NA	4.92	NA
PTF	26.02	8.04	NA	1.44	4.10	6.71	(22.09)	8.50	(33.33)	(49.91)
PVX	69.17	7.56	NA	1.26	1.20	5.58	NA	NA	NA	(43.72)
RAND	NA	NA	NA	1.56	24.43	2,580.00	NA	NA	NA	NA
RENN	2.24	NA	NA	0.83	30.17	2.24	NA	NA	NA	NA
REXI	32.57	NA	NA	1.84	2.76	16.75	34.13	(19.17)	(18.41)	57.63
RNE	13.66	NA	NA	1.54	97.59	13.46	(32.39)	(24.33)	NA	(8.61)
RVT	3.77	NA	NA	1.13	128.51	3.77	24.53	44.71	NA	NA
SBF	5.62	NA	NA	0.87	54.67	5.61	NA	(6.37)	(75.53)	1,600.76
SBR	14.60	NA	NA	120.71	13.95	14.60	3.81	10.06	(10.67)	10.77
SFEF	4.95	NA	NA	0.86	1.48	3.55	1.13	11.58	(20.50)	179.57
SFF	12.00	NA	NA	24.92	11.48	12.01	10.85	14.51	2.08	(1.97)
SJT	13.02	NA	NA	48.07	12.81	13.02	15.15	25.01	44.42	26.12
SKYT	19.68	NA	NA	12.15	113.42	10.38	NA	NA	NA	NA
SOR	3.82	NA	NA	1.11	78.55	3.81	61.91	47.17	NA	NA
SPR	9.51	NA	NA	0.81	50.70	9.51	170.58	19.46	NA	NA
STLS	NA	NA	NA	1.10	531.90	NA	NA	NA	NA	NA
TAXI	9.04	35.12	10.00	1.06	4.88	481.58	(40.30)	(37.33)	1,716.67	649.63
TEI	5.16	NA	NA	0.96	12.59	5.16	3.21	(5.23)	(3.66)	187.62
TELOZ	18.16	NA	NA	285.12	16.04	18.16	(21.33)	(7.96)	(100.00)	(25.99)
TFC	11.28	NA	NA	0.93	41.07	11.28	NA	(25.74)	NA	NA
TINY	NA	NA	NA	4.54	861.90	NA	NA	NA	NA	NA
TIRTZ	10.91	NA	NA	8.56	9.66	10.89	(5.99)	1.31	(51.25)	(34.47)
TY	5.25	NA	NA	0.87	57.02	5.22	NA	(10.66)	(40.82)	NA
UTK	7.29	NA	NA	3.46	14.34	7.14	NA	NA	NA	NA
WINA	39.31	NA	NA	7.28	5.77	39.37	NA	(12.56)	(10.41)	0.79
WSCC	1.72	NA	NA	0.56	2.24	12.74	47.71	37.84	NA	NA
WTU	10.75	NA	NA	12.27	10.24	10.75	(4.94)	(2.57)	7.85	35.09

High	650.00	35.12	23.38	4,132.78	7,377.62	4,237.50	246.68	94.59	11,029.03	4,906.25
Low	1.72	(41.46)	3.00	0.56	0.27	2.24	(88.07)	(71.20)	(100.00)	(91.16)
Median	12.64	16.65	10.00	1.18	13.32	12.10	2.37	0.58	5.23	16.40

Exhibit 3

FCStone Group, Inc.

Asset Approach

August 31, 2004

Calculation of Indicated Value Under Adjusted Net Tangible Asset Value Method

Net tangible asset value at August 31, 2004, including minority interests	$39,828,782
Add: Estimated fair market value adjustment to exchange membership, net of taxes (1)	1,671,117

Adjusted net tangible asset value at August 31, 2004	$41,499,899

Notes:

1) FCStone owns three seats on the Chicago Board of Trade, two on the Kansas City Board of Trade and one in Minneapolis that are estimated to be worth approximately $1.2 million each, $112,500 each, and $25,000, respectively.	$3,850,000
Historical cost per balance sheet	1,154,650

subtotal	$2,695,350
less: estimated income taxes on gain**	1,024,233

Fair market value adjustment	$1,671,117

**	tax on the gain calculated using a blended income tax rate of 38 percent.

2)	With the exception of the adjustment calculated above, the carrying value of the Company's assets and liabilities is believed to be a reasonable proxy for fair market value based upon the analysis performed on the Company's balance sheet and discussions with management.

Exhibit 4-A

Income Approach: Earnings Measures

FCStone Group, Inc.

August 31, 2004

	Year Ended August 31,
	Budgeted 2005	2004	2003	2002	2001	2000
Earnings before taxes (includes minority interest earnings)	8,736,000	9,019,724	6,066,007	5,268,169	7,800,395	7,626,272
Adjustments
Subtract: minority interest in FGDI EBT (1)	(870,000)	(648,440)	(560,714)	(600,641)	(242,540)	—
Subtract: minority interest in Merchants EBT (1)	(150,000)	72,647	—	—	—	—
Subtract: actual earnings from Class B trans. (2)	—	(523,936)	(481,756)	(390,452)	(418,940)	(411,481)
Add: normalized earnings from Class B trans. (2)	—	52,394	48,176	39,045	41,894	41,148
Subtract: reimbursement of legal fees (3)	—	(600,000)	250,000	250,000	100,000	—
Subtract: gain on the sale of stock investment (4)	—	(832,880)	(263,015)	—	—	(172,025)
Add: loss on Enron receivable (5)	—	266,000	—	—	—	—

Adjusted earnings before taxes (EBT)	7,716,000	6,805,509	5,058,698	4,566,121	7,280,809	7,083,914
Estimated normalized income tax rate (6)	38.0%	38.00%	38.00%	38.00%	38.00%	38.00%

Estimated income taxes	2,932,080	2,586,093	1,922,305	1,735,126	2,766,707	2,691,887

Adjusted net income	4,783,920	4,219,415	3,136,393	2,830,995	4,514,102	4,392,027
Plus: Depreciation and amortization (8)	1,214,426	860,702	837,242	883,917	738,863	624,810
Less: Capital expenditures (7)	(477,500)	(858,451)	(754,647)	(957,192)	(926,410)	(1,172,658)

Simple cash flow to equity	5,520,846	4,221,666	3,218,988	2,757,720	4,326,555	3,844,179

Adjusted Earning Before Taxes, Depreciation and Amortization	8,930,426	7,666,211	5,895,940	5,450,038	8,019,672	7,708,724

Historical Averages	Adjusted Net Income	Adjusted Simple Cash Flow to Equity	Adjusted EBTDA
Two-year simple average	3,677,904	3,720,327	6,781,075
Two-year weighted average	3,858,408	3,887,440	7,076,120
Three-year simple average	3,395,601	3,399,458	6,337,396
Three-year weighted average	3,627,004	3,643,449	6,706,758
Five-year simple average	3,818,586	3,673,822	6,948,117
Five-year weighted average	3,703,724	3,650,315	6,800,866

Notes:

1)	FCStone only owns 70 percent of FGDI and FCStone Merchants (two of its subsidiaries); thus we subtracted the earnings attributed to the minority interest in order to calculate the earnings which can be reasonably expected by the shareholders of FCStone going forward.

2)	Due to a change in the structure of a Class B transaction, the earnings from Class B transactions will only be approximately 10 percent of historical earnings going forward. We normalized prior earnings from Class B transactions to reflect this policy change as though it had been in effect for the entire period.

3)	Legal expenses incurred during the past several years were reimbursed in the current year; we normalized the reimbursement and prior years expenses to reflect the actual results had the reimbursement been received in the year to which it related.

4)	Non-recurring gains from the sale of stock investments.

5)	Non-recurring bad debt related to transaction with Enron.

6)	Income tax estimated using a blended (federal & state) rate of 38 percent; Company to pay taxes as a standard corporation going forward, per management.

7)	Per management, significant capital expenditures are not anticipated in the near-term. Capital expenditures have declined in each of the past five years, while depreciation has increased. Per management's 2005 budget, this trend is expected to continue, at least for a couple of years. However, in the long-term, it can be reasonably expected that depreciation will decline and become more in line with capital expenditures. Capital expenditures in 2003 do not include the grain bins capitalized under a capital lease.

8)	Depreciation and capital expenditures have been reduced by the depreciation and capital expenditures attributable to the cash flow of the minority interest in the subsidiaries which are owned less than 100 percent.

Exhibit 4-B

Income Approach: Capitalization of Adjusted Net Income

FCStone Group, Inc.

August 31, 2004

	Budgeted 2005	Most Recent Year- End 2004	2-Year Simple Average - historical	2-Year Weighted Average - historical
Earnings Measure - Adjusted net income (1)	$4,783,920	$4,219,415	$3,677,904	$3,858,408
Multiplied by:
One plus growth expected in the next year (2)	1.00	1.10	1.10	1.10

Sustainable Earnings	$4,783,920	$4,641,357	$4,045,694	$4,244,249
Divided by: Capitalization rate (3)	10.80%	10.80%	10.80%	10.80%

Indicated Value of 100% of the Company Equity	$44,295,556	$42,975,527	$37,460,135	$39,298,600

	3-Year Simple Average - historical	3-Year Weighted Average - historical	5-Year Simple Average - historical	5-Year Weighted Average - historical
Earnings Measure - Adjusted net income (1)	$3,395,601	$3,627,004	$3,818,586	$3,703,724
Multiplied by:
One plus growth expected in the next year (2)	1.10	1.10	1.10	1.10

Sustainable Earnings	$3,735,161	$3,989,705	$4,200,445	$4,074,097
Divided by: Capitalization rate (3)	10.80%	10.80%	10.80%	10.80%

Indicated Value of 100% of the Company Equity	$34,584,826	$36,941,712	$38,893,009	$37,723,117

Notes:

1)	See Exhibit 4-A (Adjusted Earnings-Cash Flow) for details regarding the calculation of adjusted net income.

2)	Assumed strong growth in the near term based on management’s current budget and near-term strategic outlook. See report for additional support of near-term growth estimate.

3)	Capitalization rate determined using the build-up method as follows:

	Budget 2005	Historical
20 year LT Treasury Bonds as of valuation date	5.10%	5.10%
Common stock adjustment (SBBA)	7.20%	7.20%
Size premium (SBBA)	4.00%	4.00%
Company specific risk	0.00%	0.00%
Increment for use of net income	0.00%	0.00%
Increment for projection risk	0.00%	0.00%

Discount rate	16.30%	16.30%

Rounded	16.30%	16.30%
Less: Long-term growth (economic nominal growth)	5.50%	5.50%

Capitalization rate	10.80%	10.80%

See Appendix 8, Discount and Capitalization Rates, for additional explanation of the various increments presented above. The estimate of long-term growth explained in detail within the body of the report.

Exhibit 5

FCStone Group, Inc.

Summary of Calculations

August 31, 2004

	100% of Company	Weight
Asset Approach:
Adjusted net tangible asset value - Exhibit 3	$41,499,899	20%

Income Approach:
Capitalization of Earnings - Exhibit 4-B
Budgeted 2005	$44,295,556	40%
Most recent year	42,975,527	40%
2-year simple average	37,460,135	0%
2-year weighted average	39,298,600	0%
3-year simple average	34,584,826	0%
3-year weighted average	36,941,712	0%
5-year simple average	38,893,009	0%
5-year weighed average	37,723,117	0%

Market Approach:
Guideline Companies	N/A	N/A
Transaction Method	N/A	N/A
Past transactions in Company stock	N/A	N/A
Past offers to purchase Company	N/A	N/A

Indicated value of 100 percent of the Company	$43,100,000